Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AON PLC,

RANDOLPH ACQUISITION CORP.,

RANDOLPH MERGER SUB LLC,

NFP INTERMEDIATE HOLDINGS A CORP.

AND

NFP PARENT CO, LLC

DECEMBER 19, 2023

i

Exhibits

Exhibit A	Management Incentive and Retention Plan Term Sheet
Exhibit B	Form of Securityholder Lock-Up Agreement
Exhibit C-1	Form of First Certificate of Merger
Exhibit C-2	Form of Second Certificate of Merger
Exhibit D-1	Form of Acquirer Tax Certificate
Exhibit D-2	Form of Company Tax Certificate
Exhibit E	Indemnification Agreement Term Sheet

Schedules

Company Disclosure Schedule

Acquirer Disclosure Schedule

Schedule I	Specified Employees
Schedule II	Specified Securityholders
Schedule III	Interim Period Indebtedness

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 19, 2023, is entered into by and among Aon plc, an Irish public limited company (“Parent”), Randolph Acquisition Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Acquirer”), Randolph Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquirer (“Merger Sub”), NFP Intermediate Holdings A Corp., a Delaware corporation (the “Company”), and NFP Parent Co, LLC, a Delaware limited liability company (“NFP Seller” and, together with Parent, Acquirer, Merger Sub and the Company, the “Parties”).

RECITALS

WHEREAS, the Parties intend to effect a business combination through (a) the merger of Merger Sub with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger (the “Surviving Corporation”) and (b) immediately following the First Merger, the Surviving Corporation will be merged with and into Acquirer (the “Second Merger” and, together with the First Merger, the “Mergers”), with Acquirer continuing as the surviving corporation in the Second Merger (the “Surviving Company”), in each case, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, at the Closing, the Company Stockholder shall be entitled to receive consideration in the form of Parent Shares and cash in exchange for its shares of Company Common Stock, as set forth in this Agreement;

WHEREAS, the sole director of the Company (the “Company Director”) has considered the terms of this Agreement and has unanimously (a) declared this Agreement and the transactions contemplated by this Agreement (collectively, the “Transactions”), including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholder, (b) approved and adopted this Agreement and the Transactions in accordance with Applicable Law and (c) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholder for consideration and recommending that the Company Stockholder adopt this Agreement and thereby approve the Mergers and the other Transactions;

WHEREAS, the board of directors of Acquirer (the “Acquirer Board of Directors”) has (a) declared this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Acquirer and the sole stockholder of Acquirer, (b) approved and adopted this Agreement in accordance with Applicable Law and (c) adopted a resolution recommending that RFULC, as the sole stockholder of Acquirer, adopt this Agreement and thereby approve the Mergers and the other Transactions;

WHEREAS, the sole member of Merger Sub (the “Merger Sub Sole Member”) has (a) declared this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and the Merger Sub Sole Member, (b) approved and adopted this Agreement in accordance with Applicable Law and (c) authorized, empowered and directed Merger Sub to execute, deliver and perform its obligations hereunder and to consummate the Mergers and the other Transactions;

WHEREAS, the managers of NFP Ultimate Holdings, LLC, a Delaware limited liability company and the ultimate parent of the Company (“NFP Ultimate Parent”), have directed the Company and NFP Seller to enter into this Agreement and consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately after the execution and delivery of this Agreement, RFULC, in its capacity as the sole stockholder of Acquirer, will execute and deliver actions by written consent, adopting this Agreement and approving the Transactions;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has (a) determined that it is advisable and in the best interests of Parent and it is to the commercial benefit and advantage of Parent and for proper purposes allowed by Applicable Law for Parent to enter into this Agreement and to perform, or cause to be performed, the Transactions and (b) approved the execution, delivery and performance of this Agreement by Parent and the consummation of the Transactions, including the Mergers and the issuance of Parent Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately after the execution and delivery of this Agreement, the Company Stockholder will execute and deliver an action by written consent, adopting this Agreement and approving the Transactions;

WHEREAS, in connection with and as a condition and an inducement to the Company’s willingness to enter into this Agreement, Parent will approve a Management Incentive and Retention Plan (the “Management Incentive and Retention Plan”) with the terms and conditions set forth on the term sheet attached hereto as Exhibit A (the “Management Incentive and Retention Plan Term Sheet”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain individuals identified on Schedule I (each, a “Specified Employee”) are entering into offer letters with an Affiliate of Parent to be effective on the Closing Date (each, an “Offer Letter”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain individuals identified on Schedule II (each, a “Specified Securityholder”) are entering into securityholder noncompetition agreements with an Affiliate of Parent to be effective on the Closing Date (each, a “Securityholder Noncompetition Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Specified Employees will enter into lock-up agreements, pursuant to which they will agree not to effect any sale or distribution of any Parent Shares received by them following the First Effective Time during the lock-up period described therein (each, a “Securityholder Lock-Up Agreement”), in the form attached hereto as Exhibit B, in each case, on the terms and subject to the conditions set forth therein; and

WHEREAS, the Parties intend that the First Merger and the Second Merger, taken together, should constitute a “reorganization” within the meaning of Section 368(a) of the Code that is subject to the treatment described in Section 8.07(e)(ii) (the “Intended Tax Treatment”), and that this Agreement will constitute and be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the Parties to this Agreement hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“280G Vote” has the meaning set forth in Section 6.04.

“401(k) Plan” has the meaning set forth in Section 8.05(d).

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives non-public information of or with respect to any Acquired Company to keep such information confidential (it being understood that such agreement need not contain provisions that would prohibit the making of any Acquisition Proposal) and with other terms that are materially no less restrictive of, and otherwise materially no more favorable to, such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement.

“Accrued HoldCo Interest Amount” means the aggregate amount of any accrued interest in respect of the HoldCo Notes from December 1, 2023 until (a) in the event the Closing does not occur on or prior to the third (3rd) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 9 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) as a result of the Marketing Period not having been completed on or prior to such date, the date on which the Closing would have occurred had the Marketing Period been completed on or prior to such date and (b) otherwise, the First Effective Time.

“Acquired Companies” means, collectively, the Company and each Subsidiary of the Company.

“Acquirer” has the meaning set forth in the Preamble.

“Acquirer Board of Directors” has the meaning set forth in the Recitals.

“Acquirer Disclosure Schedule” means the disclosure schedule dated the date of this Agreement delivered by Acquirer to the Company simultaneously with entering into this Agreement.

“Acquirer Fundamental Representations” means the representations and warranties contained in Section 5.01, Section 5.02(a) and Section 5.06.

“Acquirer Material Adverse Effect” means any Effect that (individually or considered together with all other Effects) has had, or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition, operations, assets, properties or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent, Acquirer or Merger Sub to perform their obligations under this Agreement or to consummate the Transactions prior to the End Date; provided, however, that, solely with respect to clause (a) of this definition, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquirer Material Adverse Effect”: (i) changes in general local, domestic, foreign, political, social or economic conditions, (ii) changes in conditions in the industries in which Parent and its Subsidiaries conduct business, (iii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or the financial or commodity markets, (2) changes in exchange rates for the currencies of any country, or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism, military actions, rebellion or insurrection (in each case whether or not declared), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war (whether or not declared, and including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof), (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) and other force majeure events in the United States or any other country or region in the world, (vi) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, (vii) any COVID-19 Measures, including any Effect with respect to COVID-19 Measures, (viii) any Effect resulting from the entry into this Agreement or the announcement or pendency of the Transactions including the impact thereof on the relationships, contractual or otherwise, of Parent and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person (it being understood that this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the entry into this Agreement or the announcement of the Transactions), (ix) changes or proposed changes in GAAP or Applicable Law or the authoritative interpretation thereof, in each case after the date of this Agreement, (x) changes or proposed changes in the enforcement or recognition of any non-competition, non-solicitation or non-acceptance arrangements or other restrictive covenants, (xi) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may be deemed to constitute, in and of itself, an Acquirer Material Adverse Effect, and may be taken into consideration when determining whether an Acquirer Material Adverse Effect has occurred), (xii) the taking or not taking of any action expressly required by this Agreement (other than any such obligation to operate in the ordinary course of business) and (xiii) any action taken which the Company has expressly approved, consented to or requested in writing following the date hereof, except, with respect to the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (ix), to the extent that such Effect has had a materially disproportionate adverse effect on Parent and its Subsidiaries, relative to other companies of a similar size operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred an Acquirer Material Adverse Effect.

“Acquirer R&W Insurance Policy” has the meaning set forth in Section 8.09.

“Acquirer Termination Fee” has the meaning set forth in Section 10.03(a).

“Acquirer Termination Fee Triggering Termination” has the meaning set forth in Section 10.03(b).

“Acquisition Proposal” means, other than the Mergers, any bona fide offer, proposal or inquiry relating to, or any Person’s indication of interest in, any transaction (including any single- or multi-step transaction) or series of transactions with a Person or “group” (as defined in the Exchange Act) other than Parent or any Affiliate of Parent relating to: (a) the sale, license or other disposition of all or a portion of the business or assets of any Acquired Company constituting or accounting for more than fifteen percent (15%) of the consolidated net revenue, net income or assets (based on the fair market value thereof) of the Acquired Companies, taken as a whole, (b) the direct or indirect purchase or other acquisition of any capital stock or other equity securities representing more than fifteen percent (15%) of the total outstanding voting power of the Company or any other Acquired Companies whose business accounts for more than fifteen percent (15%) of the consolidated net revenue, net income or assets (based on the fair market value thereof) of the Acquired Companies, taken as a whole, or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company (or any of the other Acquired Companies whose business accounts for more than fifteen percent (15%) of the consolidated net revenue, net income or assets (based on the fair market value thereof) of the Acquired Companies, taken as a whole) in which the stockholders of the Company (or such Acquired Company) prior to such transaction will not own at least 85%, directly or indirectly, of the surviving company after giving effect to such transaction.

“Advisers Act” means the Investment Advisers Act of 1940.

“Advisory Agreement” means any Contract pursuant to which an Investment Adviser Subsidiary provides Investment Management Services to an Advisory Client.

“Advisory Client” means any Person to which an Investment Adviser Subsidiary provides Investment Management Services with respect to securities, commodities or other assets as of the date of this Agreement and as of the Closing Date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; provided that references to Affiliates of Parent, Acquirer and Merger Sub shall mean only Parent or controlled Affiliates of Parent. For purposes of this definition, “control,” when used with respect to any specified Person, means the possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Cash Consideration” means an amount in cash equal to (a)(i) $399,652,715 (the “Base Cash Consideration”), plus (ii) the Net Release (if any), minus (iii) the Indemnification Escrow Amount (if any) minus (iv) the Accrued HoldCo Interest Amount, minus (v) the Company Transaction Expenses (such amount, the “Residual Cash Amount”), minus (b) at Parent’s sole discretion, all or any portion of the Interim Period Indebtedness Amount (the amount of Interim Period Indebtedness Amount actually deducted for purposes of such calculation, if any, the “Indebtedness Adjustment Amount”, which amount shall not exceed the Residual Cash Amount); provided that the Aggregate Cash Consideration shall not be less than zero (and, in the event that the Residual Cash Amount would be less than zero, the absolute value of the Residual Cash Amount shall be the “Shortfall Amount”).

“Aggregate Cash Consideration Statement” has the meaning set forth in Section 6.12.

“Aggregate Equity Consideration” means, subject to adjustment pursuant to Section 2.11, the following: (a) if the Parent Closing Share Price is an amount greater than $345.4496, then the Aggregate Equity Consideration shall be a number of Parent Shares equal to the quotient obtained by dividing (x) $6,450,000,000 by (y) the Parent Closing Share Price; (b) if the Parent Closing Share Price is an amount greater than or equal to the Parent Signing Share Price but less than or equal to $345.4496, then the Aggregate Equity Consideration shall be 18,671,318 Parent Shares; (c) if the Parent Closing Share Price is an amount less than the Parent Signing Share Price but greater than or equal to $273.1462, then the Aggregate Equity Consideration shall be a number of Parent Shares equal to the quotient obtained by dividing (x) $6,000,000,0000 by (y) the Parent Closing Share Price; or (d) if the Parent Closing Share Price is an amount less than $273.1462, then the Aggregate Equity Consideration shall be 21,966,256 Parent Shares; provided that (A) if there is an Indebtedness Adjustment Amount, then the Aggregate Equity Consideration shall be increased by a number of Parent Shares equal to the quotient obtained by dividing (I) the Indebtedness Adjustment Amount by (II) the Parent Closing Share Price or (B) if there is a Shortfall Amount, then the Aggregate Equity Consideration shall be decreased by a number of Parent Shares equal to the quotient obtained by dividing (I) the Shortfall Amount by (II) the Parent Closing Share Price.

“Agreement” has the meaning set forth in the Preamble.

“Aircraft Loan Agreement” means that certain Loan Agreement, dated as of June 30, 2022, between NFP Corp., as customer, and Banc of America Leasing & Capital, LLC, as lender.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.02(a)(i).

“AML Laws” means, with respect to any Person, any Law applicable to such Person relating to anti-money laundering or anti-terrorist financing, including the Bank Secrecy Act of 1970, the Criminal Code (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Ancillary Documents” means the Offer Letters, the Securityholder Noncompetition Agreements, the Securityholder Lock-Up Agreements and all other instruments, certificates and other agreements entered into by the Parties pursuant to the terms of this Agreement.

“Anti-Corruption Laws” means, with respect to any Person, any Law applicable to such Person relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act, as amended, the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act or any other antibribery and anti-corruption Laws or Orders in any jurisdiction in which the Company or any of its Subsidiaries does business or is subject to jurisdiction.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Applicable Laws, including the Competition Act (R.S.C., 1985, c. C-34, as amended) and the Irish Competition Act 2002 (as amended), that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Mergers.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, issued, adopted, promulgated or applied by a Governmental Authority, that is binding upon or applicable to such Person.

“Backstopped/Rolled LCs” has the meaning set forth in Section 6.06(a).

“Balance Sheet Date” means November 30, 2023.

“Base Cash Consideration” has the meaning set forth in the definition of “Aggregate Cash Consideration”.

“Books and Records” means the business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records (including for the avoidance of doubt, Tax Returns and any other information and documents relating to Tax matters) and related work papers and other books and records of the Acquired Companies.

“Broker-Dealer Subsidiary” means Executive Services Securities, LLC.

“Burdensome Condition” means any Remedy Action (a) which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (disregarding clause (b) of such definition for these purposes) or (b) with respect to the operations, businesses or assets of Parent or any of its Affiliates (excluding the Acquired Companies).

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Ireland are authorized or required by Applicable Law to close.

“Canceled Shares” has the meaning set forth in Section 2.04(b).

“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, captive, risk purchasing group, reinsurer, Lloyd’s of London syndicate, employee benefit carrier, state fund or pool, annuity insurer or other risk assuming entity or association in which any insurance policy, reinsurance contract, annuity contract, swap, derivative, financial product or bond or similar agreement has been placed or obtained.

“CBA” means any collective bargaining agreement or other similar Contract, including a letter of understanding or letter of intent, between an Acquired Company and any labor union, trade association, multiemployer bargaining association or works council, which would cover any Employee with respect to such Employee’s employment by an Acquired Company.

“CBI” means the Central Bank of Ireland.

“CBI Approval” means written notice of approval, or non-objection, from the CBI, pursuant to Section 40 of the IIA, that the CBI approves of Parent (and any other persons making an “acquiring transaction” as a result of the Mergers, to the extent required) making an acquiring transaction of any Acquired Company that is authorized by the CBI under the IIA, being the Irish Regulated Entities, or shall have been treated as giving such approval pursuant to Section 40 of the IIA.

“CFIUS” means the Committee on Foreign Investment in the United States or any member agency thereof acting in such capacity.

“CFIUS Approval” means (a) Parent and the Company have received written notice from CFIUS that CFIUS has determined that the Transactions do not constitute a “covered transaction” as such term is defined in the DPA, (b) Parent and the Company have received written notice from CFIUS that CFIUS has determined that there are no unresolved national security concerns with the Transactions and has concluded all action under the DPA with respect to the Transactions or (c) if CFIUS has sent a report to the president of the United States requesting the president’s decision with respect to the Transactions, then (i) the president has announced a decision not to take any action to suspend or prohibit the Transactions or (ii) the period under the DPA during which the president may announce the president’s decision to take action to suspend or prohibit the Transactions has expired without any such action being announced, taken or threatened.

“CFIUS Notice” means a joint voluntary notice with respect to the Transactions filed with CFIUS in accordance with 31 C.F.R. Part 800, Subpart D.

“CFIUS Turndown” means (a) the President of the United States has issued an order suspending or prohibiting the Transactions or (b) CFIUS has referred, or has informed Parent and the Company in writing that it intends to refer, the Transactions to the President of the United States recommending that he act to suspend or prohibit the Transactions.

“Client” means any Person to whom any insurance products or services have been provided by any of the Acquired Companies.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“CMA” means a continuing membership application under FINRA Rule 1017(a)(4) with FINRA for approval of the change of control of the Broker-Dealer Subsidiary that will result from the consummation of the Transactions (including all supplements and revisions thereto).

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share, issued and outstanding prior to the First Effective Time.

“Company Director” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement delivered by the Company to Parent simultaneously with entering into this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.05(a).

“Company Fundamental Representations” means the representations and warranties contained in Section 3.01, Section 3.02(a), Section 3.02(b), Section 3.02(c), Section 3.02(d), the first sentence of Section 3.03(b) (only with respect to Significant Subsidiaries), Section 3.04(a), Section 3.19 and Section 3.20.

“Company Insurance Policies” has the meaning set forth in Section 3.14.

“Company IP” means all Intellectual Property Rights owned or purported to be owned by any Acquired Company.

“Company Leased Real Property” has the meaning set forth in Section 3.11(b).

“Company Leases” has the meaning set forth in Section 3.11(b).

“Company Material Adverse Effect” means any change, event, effect, circumstance or development (each, an “Effect”) that (individually or considered together with all other Effects) has had, or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition, operations, assets, properties or results of operations of the Acquired Companies, taken as a whole, or (b) the ability of the Acquired Companies to perform their obligations under this Agreement or to consummate the Transactions prior to the End Date; provided, however, that, solely with respect to clause (a) of this definition, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) changes in general local, domestic, foreign, political, social or economic conditions, (ii) changes in conditions in the industries in which the Acquired Companies conduct business, (iii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or the financial or commodity markets, (2) changes in exchange rates for the currencies of any country, or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism, military actions, rebellion or insurrection (in each case whether or not declared), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war (whether or not declared, and including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof), (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) and other force majeure events in the United States or any other country or region in the world, (vi) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, (vii) any COVID-19 Measures, including any Effect with respect to COVID-19 Measures, (viii) any Effect resulting from the entry into this Agreement or the announcement or pendency of the Transactions including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, suppliers, customers, partners, vendors or any other third Person (it being understood that this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the entry into this Agreement or the announcement of the Transactions), (ix) changes or proposed changes in GAAP or Applicable Law or the authoritative interpretation thereof, in each case after the date of this Agreement, (x) changes or proposed changes in the enforcement or recognition of any non-competition, non-solicitation or non-acceptance arrangements or other restrictive covenants, (xi) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect, and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (xii) the taking or not taking of any action expressly required by this Agreement (other than any such obligation to operate in the ordinary course of business) and (xiii) any action taken which Parent has expressly approved, consented to or requested in writing following the date hereof, except, with respect to the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (ix), to the extent that such Effect has had a materially disproportionate adverse effect on the Acquired Companies relative to other companies of a similar size operating in the industries in which the Acquired Companies conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

“Company Minority Owned JVs” has the meaning set forth in Section 3.03(c).

“Company Parties” has the meaning set forth in Section 8.09.

“Company Permits” has the meaning set forth in Section 3.09(b).

“Company Product” means any product or service owned, developed, marketed or otherwise promoted, distributed, licensed, sold or otherwise made available to any Person by any Acquired Company.

“Company Registered IP” has the meaning set forth in Section 3.12(a).

“Company Securities” has the meaning set forth in Section 3.02(a).

“Company Stockholder” means NFP Seller, as the sole stockholder of the Company.

“Company Stockholder Approval” has the meaning set forth in Section 6.11.

“Company Subsidiary Securities” has the meaning set forth in Section 6.01(c)(i).

“Company Transaction Expenses” means, without duplication, all of the out-of-pocket fees and expenses incurred up to and including the Closing and payable by any Acquired Company, NFP Seller or NFP Ultimate Parent in connection with the Transactions, including those fees and expenses payable to or in respect of (a) legal counsel, consultants, accountants, auditors, experts and any other third-party advisors engaged by, or on behalf of, the Company, NFP Seller or NFP Ultimate Parent, (b) any change-in-control bonus, retention bonus, transaction bonus or other compensatory payment payable to any Employee or Service Provider, in each case, solely as a result of the consummation of the Transactions (excluding any payments made, in each case, pursuant to the Management Incentive and Retention Plan), and the employer-paid portion of any employment or payroll Taxes (including social security, national insurance or similar contributions) payable in connection with such payments, and (c) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of any Acquired Company, NFP Seller or NFP Ultimate Parent arising from, incurred in connection with or related to the Transactions.

“Confidentiality Agreement” has the meaning set forth in Section 8.03(a).

“Consent” means any non-objection, approval, consent, Order, ratification, permission, waiver or authorization (including any Company Permits and Parent Permits).

“Contingent Commissions” means any compensation (including commissions, fees or bonuses) paid to the Company or any of its Subsidiaries, or by the Company or any of its Subsidiaries to any Producer, in relation to insurance, which is an incentive arrangement contingent upon an agreed upon set of metrics, which may include: (a) placing a particular number of policies or a dollar value of premium with a Carrier, (b) achieving a particular level of growth in the number of policies placed or in the dollar value of premium with a Carrier, (c) meeting a particular rate of retention or renewal of policies in force with a Carrier, (d) placing or keeping insurance business with a Carrier with a particular loss ratio or other measure of profitability, (e) achieving loss ratios generated by any insurance program that the Company or any of its Subsidiaries administers for a Carrier, (f) participating in any underwriting gains or losses or (g) bearing a portion of the total insurance risk placed through any insurance program to be administered by the Company or any of its Subsidiaries for any Carrier.

“Continuing Employee” means each Employee who continues in employment with Parent or its Subsidiaries (including the Surviving Company and its Subsidiaries) following the First Effective Time.

“Contract” means any written or oral contract, agreement, indenture, note, debenture, bond, mortgage, deed of trust, loan, license, instrument, lease, sublease, commitment, plan or other arrangement and, in each case, purporting to be legally binding.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Covered Indebtedness” means (a) Indebtedness under the NFP Corp. Credit Agreement and the Aircraft Loan Agreement, (b) Indebtedness under the NFP Corp. Indentures and (c) the Interim Period Indebtedness (if any).

“COVID-19 Measures” means any public health, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, requirement, directive or mandate promulgated by any Governmental Authority, in each case, in connection with or in response to COVID-19 or any other pandemic, epidemic or disease outbreak.

“Current Representation” has the meaning set forth in Section 11.11(a).

“Customer Data” means non-public data collected by or on behalf of the Acquired Companies pertaining to the customers of the Acquired Companies.

“D&O Indemnified Parties” has the meaning set forth in Section 8.04(a).

“D&O Policy” has the meaning set forth in Section 8.04(b).

“D&O Tail Policy” has the meaning set forth in Section 8.04(b).

“Damages” means any loss, damage, injury, liability claim, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost or expense of any nature, but excluding punitive or exemplary Damages other than as awarded and owed to a third party.

“Debt Financing” has the meaning set forth in Section 6.13(a).

“Designated Person” has the meaning set forth in Section 11.11(a).

“DGCL” has the meaning set forth in the Recitals.

“Disqualified Individual” has the meaning set forth in Section 6.04.

“DLLCA” has the meaning set forth in the Recitals.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect”.

“Employee” means any individual employed by an Acquired Company.

“Employee Plans” has the meaning set forth in Section 3.16(a).

“End Date” has the meaning set forth in Section 10.01(b).

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person relating to human health and safety, pollution or the protection of the environment or natural resources or hazardous or toxic materials, substances or wastes.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, consents, registrations, variances, exemptions, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, is or was, at the relevant time, treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.06(b).

“Exchange Documents” has the meaning set forth in Section 2.06(c).

“Excluded Information” has the meaning set forth in Section 6.13(b).

“FCA” means the Financial Conduct Authority of the United Kingdom.

“FCA Approvals” means written notice of approval from the FCA, pursuant to Section 189(4) of FSMA, that the FCA approves of Parent and each other Person who will acquire control (within the meaning of Section 422 of FSMA) of the UK Regulated Entities or shall have been treated as giving such approval pursuant to Section 189(6) of FSMA.

“Federal Health Care Programs” means any federal health care program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, TRICARE, state CHIP programs and other similar federal, state and local healthcare coverage programs for which any Governmental Authority pays, in whole or in part, directly or indirectly, for the provision of services or goods to beneficiaries of the applicable healthcare coverage program.

“FINRA” means the Financial Industry Regulatory Authority.

“First Certificate of Merger” has the meaning set forth in Section 2.02(d).

“First Effective Time” has the meaning set forth in Section 2.02(d).

“First Extended End Date” has the meaning set forth in Section 10.01(b).

“First Merger” has the meaning set forth in the Recitals.

“Foreign Investment Laws” means foreign direct investment or similar Applicable Laws designed to prohibit, restrict, regulate or screen foreign direct investments into any jurisdiction.

“Foreign Plan” means an Employee Plan which is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to any current or former Service Provider (or any dependent thereof) that is subject to the laws of any jurisdiction outside of the United States.

“Form S-4” has the meaning set forth in Section 8.02(a).

“Fraud” means, with respect to any Person, actual, intentional and knowing fraud under Delaware law by such Person in the making of the express representations and warranties contained in this Agreement, any Ancillary Document or any certificate executed and delivered by such Person pursuant to the terms of this Agreement or any Ancillary Document. “Fraud” does not include promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“FSMA” means the Financial Services and Markets Act 2000.

“Fully Diluted Common Number” means, without duplication, the sum of the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the First Effective Time (excluding Canceled Shares).

“GAAP” means generally accepted accounting principles in the United States.

“GDPR” has the meaning set forth in the definition of “Privacy Laws”.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, provincial, territorial, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory authority (including the CBI, U.K. Information Commissioner’s Office or FCA), department, agency, commission, instrumentality, official, organization, unit, body, Self-Regulatory Organization, or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, polychlorinated biphenyls, per- or poly-fluorinated substances, and any other substance, waste or material regulated under any Environmental Law.

“Health Care Laws” means, as applicable (whether directly or through contractual requirements), all health care-related Laws, including (a) health-care related Laws relating to (i) commissions and fees and (ii) participation in Federal Health Care Programs; (b) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), including the Medicare Part D program and the Medicare Advantage program, the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, including applicable statutory exceptions and safe harbor regulations (42 C.F.R. § 1001.952), federal referral laws, including the Stark Law (42 U.S.C. §1395nn), the False Claims Act, 31 U.S.C. §§ 3729-3733, criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)) and analogous state Laws, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, the Exclusion Law (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7(b), and the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Pub. L. No. 108-173); (c) any applicable health-care licensure Law; (d) the exclusion statute, 42 U.S.C. § 1320a-7, and counterpart state exclusion

Laws; (e) HIPAA and counterpart state Privacy Laws, the HITECH Act and the Cures Act; (f) all health-care related laws applicable to the provision of products and services to employer health and welfare plans, including ERISA, the Consolidated Appropriations Act of 2021, and the Affordable Care Act and all related regulations; and (g) all applicable implementing regulations, rules, ordinances, judgments and orders, and any similar state and local health-care Laws.

“HIPAA” means (a) the Administrative Simplification Section of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and (b) the rules, regulations, implementing guidance and interpretive decisions issued pursuant to such Section from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C) and the Notification in the Case of Breach of Unsecured Protected Health Information Standards (45 CFR Part 164, Subpart D).

“HITECH Act” has the meaning set forth in the definition of “Privacy Laws”.

“HoldCo Notes” means the Amended and Restated Promissory Notes, dated as of January 1, 2022, issued by the Company in favor of the Holder (as defined therein).

“HoldCo Notes Amount” means the aggregate amount required to be paid to the Holder (as defined in the HoldCo Notes) to redeem in full on the Closing Date all HoldCo Notes then outstanding in accordance with Section 3.07 of the HoldCo Notes.

“HoldCo Notes Redemption” has the meaning set forth in Section 6.06(c).

“Holders” has the meaning set forth in Section 8.02(f).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IIA” means the Investment Intermediaries Act 1995 of Ireland.

“Indebtedness” means any liability of a Person for any amount owed, without duplication, in respect of (a) the outstanding principal amount of any borrowed money, represented by bonds, debentures, notes or other securities, (b) obligations for the reimbursement of any obligor for amounts drawn but not reimbursed on any letter of credit, banker’s acceptance or similar facilities issued for the account of such Person or (c) guarantees with respect to any liability of the type described in the foregoing clauses (a) and (b) guaranteed by such Person; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include (i) any obligations under undrawn letters of credit, (ii) any Taxes, other than accrued and unpaid income Taxes, (iii) any amounts included in Company Transaction Expenses, (iv) any intercompany Indebtedness of the Acquired Companies, (v) any endorsement of negotiable instruments for collection in the ordinary course of business, (vi) accounts receivable and trade payables incurred in the ordinary course of business, (vii) any liabilities pursuant to any capital lease, and (viii) any deferred revenue.

“Indebtedness Adjustment Amount” has the meaning set forth in the definition of “Aggregate Cash Consideration”.

“Indemnification Agreement” has the meaning set forth in Section 8.12.

“Indemnification Agreement Term Sheet” has the meaning set forth in Section 8.12.

“Indemnification Escrow Amount” means, if the Indemnification Escrow Condition has not been satisfied at or prior to the First Effective Time, $30,000,000.

“Indemnification Escrow Condition” means that, at or prior to the First Effective Time, an Acquired Company shall have obtained a $30,000,000 excess insurance policy or layer (in excess of the Acquired Companies’ E&O tower in effect prior to the Closing Date) for the benefit of Parent, Acquirer and their respective Subsidiaries in respect of the Specified Matters (as defined in the Indemnification Agreement Term Sheet).

“Initial End Date” has the meaning set forth in Section 10.01(b).

“Intellectual Property Rights” means all intellectual property rights throughout the world, including: (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, logos, slogans, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter, and moral rights therein (“Copyrights”); (iv) Software, rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, technology supporting the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing; (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies; (vi) social media handles and domain names; and (vii) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Recitals and further defined in Section 8.07(e).

“Interest Rate Swap” means each of (a) the interest rate swap with a notional amount of $300,000,000 evidenced by the Confirmation of Swap Transaction, dated May 24, 2023, by and between NFP Corp. and Barclays Bank plc., (b) the interest rate swap with a notional amount of $300,000,000 evidenced by the Confirmation of Swap Transaction, dated May 24, 2023, by and between NFP Corp. and JPMorgan Chase Bank, N.A. and (c) the interest rate swap with a notional amount of $300,000,000 evidenced by the Confirmation of Swap Transaction, dated May 23, 2023, by and between NFP Corp. and Morgan Stanley Capital Services LLC.

“Interim Period” has the meaning set forth in Section 6.01(a).

“Interim Period Indebtedness” means, with respect to the items identified as “Interim Period Indebtedness” on Schedule III, the aggregate increase (if any) of such items relative to the aggregate amount implied by the sum of such items set forth on Schedule III (with respect to letters of credit, solely to the extent drawn and not reimbursed).

“Interim Period Indebtedness Amount” means the amount required to repay or satisfy in full the Interim Period Indebtedness on the Closing Date; provided that the Interim Period Indebtedness Amount shall not be less than zero.

“Investment Adviser Subsidiaries” means Accountants Proprietary Financial Servicenet, Inc., ACG Advisory Services, LLC, Divergent Wealth Advisors, LLC, Fiduciary First, LLC, Fiducient Advisors LLC, GM Advisory Group, LLC, NFP Retirement, Inc., Private Ocean LLC, Retirement Investment Advisors, Inc., Schmidt Financial Group, Inc., SST Benefits Consulting and Insurance Services, Inc. and Wealthspire Advisors LLC.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Laws” means (a) all applicable federal or state securities, commodities or other investment related Laws, including the Advisers Act, the U.S. Commodity Exchange Act, the Exchange Act, the Investment Company Act and the Securities Act and the regulations promulgated under each of them, (b) the rules and regulations of Self-Regulatory Organizations, including FINRA and each applicable exchange (as defined under the Exchange Act), and (c) all other federal or state securities Laws applicable to any Acquired Company providing Investment Management Services.

“Investment Management Services” means services that require registration under, or otherwise constitute acting as an “investment adviser” within the meaning of, the Advisers Act.

“Irish Companies Act” means the Irish Companies Act 2014, as amended.

“Irish Regulated Entities” means Margin Investments Limited, NFP Commercial Insurance Solutions (Ireland) Limited, NFP Ireland Consultants Limited and Tailored Finance Limited.

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2022.

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 3.13(b).

“Knowledge” means (a) with respect to the Company, the actual knowledge of the Persons listed on Section 1.01(a) of the Company Disclosure Schedule, after reasonable inquiry, and (b) with respect to Parent, Acquirer or their respective Subsidiaries, the actual knowledge of those Persons listed on Section 1.01(a) of the Acquirer Disclosure Schedule, after reasonable inquiry.

“Law” means any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, constitution, treaty, convention, ordinance, code, rule, regulation, sub-regulatory guidance, Order or other similar requirement enacted, issued, adopted, promulgated or applied by a Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.06(c).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset); provided that the term “Lien” shall not include licenses of Intellectual Property Rights granted in the ordinary course of business.

“Malicious Code” has the meaning set forth in Section 3.13(a).

“Management Incentive and Retention Plan” has the meaning set forth in the Recitals.

“Management Incentive and Retention Plan Term Sheet” has the meaning set forth in the Recitals.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout which (a) Parent shall have the Required Financial Information, (b) all conditions to the obligations of Parent, Acquirer and Merger Sub set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) shall have been satisfied or, to the extent permitted by applicable Law, waived and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.01 or Section 9.02 to fail to be satisfied assuming the Closing were scheduled for any day during such fifteen (15) consecutive Business Day period (except for any such conditions that have been waived, to the extent permitted by applicable Law); provided that (i) if such fifteen (15) consecutive Business Day period has not ended on or prior to August 16, 2024, then such fifteen (15) consecutive Business Day period shall not commence until September 3, 2024, (ii) if such fifteen (15) consecutive Business Day period has not ended on or prior to December 20, 2024, then such fifteen (15) consecutive Business Day period shall not commence until January 6, 2025, (iii) July 5, 2024, November 27, 2024 and November 29, 2024 shall be deemed not to be Business Days for purposes of calculating such fifteen (15) consecutive Business Day period (provided, for the avoidance of doubt, that such exclusions shall not restart such period) and (iv) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period, Ernst & Young LLP (or any other auditor to the extent financial statements audited by such auditor are included in the Required Financial Information) shall have withdrawn its audit opinion with respect to the audited financial statements of the Company that are included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or such auditor (or another nationally recognized independent public accounting firm); provided further that if the Company shall in good faith reasonably believe it has provided the Required Financial Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, the Marketing Period shall be deemed to have commenced on the first (1st) Business Day immediately following such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity what Required Financial Information has not been provided), in which case (if the Required Financial Information has in fact not been delivered) this proviso shall not be satisfied until the Company has provided all such Required Financial Information specifically set forth in such written notice from Parent; provided further that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information was, in fact, delivered and the Marketing Period has commenced.

“Material Carriers” has the meaning set forth in Section 3.21(a).

“Material Clients” has the meaning set forth in Section 3.21(b).

“Material Contract” has the meaning set forth in Section 3.08(a).

“Maximum Amount” has the meaning set forth in Section 8.04(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) the Aggregate Cash Consideration and (b) the Aggregate Equity Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Limited Liability Company Interests” has the meaning set forth in Section 2.04(c).

“Merger Sub Sole Member” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“NFP Corp. Credit Agreement” means that certain Credit Agreement, dated as of February 13, 2020 (as amended by Amendment No. 1, dated as of October 6, 2021, Amendment No. 2, dated as of May 22, 2023, Amendment No. 3, dated as of September 29, 2023, and as further amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the date hereof), among NFP Corp., NFP Intermediate Holdings B Corp., the lenders, issuing banks and swing line lenders party thereto and Bank of America, N.A., as administrative agent and as collateral agent.

“NFP Corp. Indentures” means (a) the Indenture, dated as of August 10, 2020, among NFP Corp., the guarantors party thereto and Ankura Trust Company, LLC, as trustee, as amended and supplemented by the Supplemental Indenture thereto, dated as of September 30, 2020, the Second Supplemental Indenture thereto, dated as of December 22, 2020, and the Third Supplemental Indenture thereto, dated as of January 27, 2022, and as may be further amended, supplemented or otherwise modified from time to time, and (b) the NFP Corp. Secured Indenture.

“NFP Corp. Secured Indenture” means the Indenture, dated as of June 1, 2021 among NFP Corp., the guarantors party thereto and Ankura Trust Company, LLC, as trustee and as collateral agent, as amended and supplemented by the Supplemental Indenture thereto, dated as of October 6, 2021, the Second Supplemental Indenture thereto, dated as of August 22, 2022, and the Third Supplemental Indenture thereto, dated as of September 18, 2023, and as may be further amended, supplemented or otherwise modified from time to time.

“NFP Equity Plan” means the NFP Ultimate Holdings LLC 2020 Management Incentive Plan.

“NFP Seller” has the meaning set forth in the Preamble.

“NFP Seller Fundamental Representations” means the representations and warranties contained in Section 4.01 and Section 4.02.

“NFP Seller Material Adverse Effect” means any Effect that (individually or considered together with all other Effects) has had, or would reasonably be expected to have, a material adverse effect on the ability of NFP Seller to perform its obligations under this Agreement or to consummate the Transactions prior to the End Date.

“NFP Seller Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, non-objections, approvals, registrations and orders of any Governmental Authority necessary for NFP Seller to own, lease and operate its properties and assets or to carry on its businesses as they are now being conducted.

“NFP Senior Notes” means (a) $2,075,000,000 aggregate principal amount of 6.875% Senior Notes due 2028 issued by NFP Corp. and (b) the NFP Senior Secured Notes.

“NFP Senior Secured Notes” means (a) $550,000,000 aggregate principal amount of 4.875% Senior Secured Notes due 2028, (b) $350,000,000 aggregate principal amount of 7.500% Senior Secured Notes due 2030 and (c) $350,000,000 aggregate principal amount of 8.500% Senior Secured Notes due 2031, in each case issued by NFP Corp.

“NFP Ultimate Parent” has the meaning set forth in the Recitals.

“NFP Ultimate Parent Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of NFP Ultimate Parent, dated as of November 22, 2019, as amended.

“Net Release” means (a) in the event that the Reserved Matter Policy has been obtained prior to the First Effective Time, the Reserve Amount minus (i) the premium for the insurance policy covering the exposure from the Reserved Matter and (ii) the individual-claim retention or deductible applicable to such Reserved Matter Policy and (b) otherwise, zero.

“Non-Recourse Party” has the meaning set forth in Section 11.07.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Offer Letter” has the meaning set forth in the Recitals.

“Open Source Software” means any Software code or data library that is licensed as freeware, shareware, open source software or similar licensing models and that (a) requires the licensing or distribution of source code to licensees, at no additional charge, (b) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software or (c) requires (or could or does condition the use or distribution of such software on) the granting of a license under the patent rights of the Acquired Companies. For the avoidance of doubt, Open Source Software includes software licensed or distributed under any of the following licenses or distribution model terms: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the BSD License and the Apache License.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, issued, adopted, promulgated or applied by, with or under the supervision of, including by consent decree, settlement agreement or similar written agreement, a Governmental Authority.

“Organizational Documents” means the memorandum and articles of association, articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, stockholders’ agreement and all other similar documents, instruments, agreements or certificates executed, adopted or filed in connection with the creation, formation, governance or organization of a Person, including any amendments thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Board of Directors” has the meaning set forth in the Recitals.

“Parent Closing Share Price” means the average of the daily volume-weighted average sales price per Parent Share on NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P. (or another authoritative source agreed in good faith by Parent and the Company), calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the trading day that is seven (7) Business Days prior to the Closing.

“Parent Organizational Documents” means the Memorandum and Articles of Association of Parent.

“Parent Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, non-objections, approvals, registrations and orders of any Governmental Authority necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“Parent Plan” has the meaning set forth in Section 8.05(b).

“Parent Related Parties” has the meaning set forth in Section 10.03(c).

“Parent SEC Documents” has the meaning set forth in Section 5.03(a).

“Parent Shares” means the class A ordinary shares, nominal value $0.01, in the capital of Parent.

“Parent Signing Share Price” means $321.3485.

“Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Payoff Letter” has the meaning set forth in Section 6.06(a).

“Per Share Cash Consideration” means an amount equal to the quotient of (a) Aggregate Cash Consideration, divided by (b) the Fully Diluted Common Number.

“Per Share Consideration” means (a) a number of Parent Shares equal to the Per Share Equity Consideration and (b) an amount in cash equal to the Per Share Cash Consideration.

“Per Share Equity Consideration” means a number of Parent Shares equal to (a) the quotient of (i) the Aggregate Equity Consideration, divided by (ii) the Fully Diluted Common Number.

“Permitted Liens” means (a) (i) with respect to the Company, Liens disclosed in Section 1.01(b) of the Company Disclosure Schedule, or (ii) with respect to Parent and Acquirer, Liens disclosed in Section 1.01(b) of the Acquirer Disclosure Schedule; (b) Liens for taxes (i) not yet due and payable by more than 30 days or (ii) that are being contested in good faith and by appropriate proceedings (and for which adequate accruals or reserves have been established on the balance sheet of the Company, Parent or Acquirer (as applicable)); (c) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are (i) not yet due and payable by more than 30 days or (ii) that are being contested in good faith and by appropriate proceedings (and for which adequate accruals or reserves have been established on the balance sheet of the Company, Parent or Acquirer (as applicable)); (d) statutory, common law or contractual liens to secure landlords, lessors or renters or Liens and encumbrances imposed on the underlying fee interest in Company Leased Real Property; (e) non-monetary Liens or other defects, imperfections or irregularities in title, easements, covenants, rights of way and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable Company Leased Real Property including those that would be revealed by an investigation of title; (f) zoning, building and other similar codes or restrictions of record that are not presently violated by the current use of the Company Leased Real Property subject thereto; (g) with respect to the Company, Liens securing the obligations of the Acquired Companies with respect to the Covered Indebtedness that will be released at the Closing; (h) Liens which do not materially detract from the value, or materially interfere with any present or intended use, of such property or assets; and (i) Liens created by or through Parent, Acquirer or any of their respective Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means all information relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Acquired Companies, is capable of identifying an individual); and shall also mean “personal information,” “personal data,” and “personal health information,” or other similar terms, each as defined by Privacy Laws.

“Post-Closing Representation” has the meaning set forth in Section 11.11(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Preferred Units” has the meaning set forth in the NFP Ultimate Parent Operating Agreement.

“Privacy and Data Security Requirements” has the meaning set forth in Section 3.13(e).

“Privacy Laws” means any Applicable Laws concerning the privacy, security or Processing of Personal Information (which may include Applicable Laws where Personal Information was collected), including HIPAA, the security provisions of the American Recovery and Reinvestment Act of 2009, also known as the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), the Gramm-Leach-Bliley Act, the Payment Card Industry Data Security Standard, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Electronic Communications Privacy Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679) (the “GDPR”) and any applicable national law supplementing the GDPR, the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”) and any applicable law supplementing the UK GDPR, the UK Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act and all other similar international, federal, state, provincial and local laws, as applicable and as amended and/or replaced from time to time.

“Proceeding” means any claim, cross-claim, demand, action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Process” or “Processing” means, with respect to Personal Information, the use, collection, receipt, processing, storage, recording, retention, deletion, modification, organization, safeguarding, security, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, consultation, disclosure, sharing, dissemination or destruction of such data.

“Producer” means each officer, employee, independent contractor, general agent, insurance broker, producer, sub-producer or other Person employed, supervised, controlled or retained, as the case may be, by the Company or any of its Subsidiaries, or whom the Company or such Subsidiary has a responsibility to supervise or control or has engaged under applicable Law or Contract, and who has Transacted for the Company or any of its Subsidiaries.

“Regulatory Conditions” has the meaning set forth in Section 10.01(b).

“Related Person” means, with respect to any Significant Subsidiary, any director, executive officer, Specified Employee, Affiliate or any “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of such Significant Subsidiary.

“Remedy Action” has the meaning set forth in Section 8.01(e).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives. In the case of Parent, Parent’s Representatives shall not be deemed to include Parent’s insurers and underwriters in respect of the Acquirer R&W Insurance Policy, except for purposes of Section 6.03(a).

“Required Approval” has the meaning set forth in Section 9.01(a).

“Required Financial Information” has the meaning set forth in Section 6.09.

“Requisite Company Stockholder Approval” means, with respect to this Agreement, a majority of the votes represented by all outstanding shares of Company Common Stock.

“Reserve Amount” means $38,659,000.

“Reserved Matter” has the meaning set forth in the Company Disclosure Schedule.

“Reserved Matter Policy” has the meaning set forth in Section 8.11.

“Residual Cash Amount” has the meaning set forth in the definition of “Aggregate Cash Consideration”.

“Restraint” has the meaning set forth in Section 9.01(b).

“RFULC” means Randolph Finance Unlimited Company, an Irish unlimited company and a direct, wholly owned subsidiary of Parent that is a disregarded entity for U.S. federal income tax purposes.

“Rule 144” has the meaning set forth in Section 8.02(f).

“Sanctions” means economic or financial sanctions Laws or trade embargoes administered, enacted or enforced from time to time by the United States, Global Affairs Canada, Public Safety Canada, the United Nations Security Council, the European Union, and His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.02(e).

“Second Effective Time” has the meaning set forth in Section 2.02(e).

“Second Extended End Date” has the meaning set forth in Section 10.01(b).

“Second Merger” has the meaning set forth in the Recitals.

“Section 280G Approval” has the meaning set forth in Section 6.04.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (a) breach of security, phishing incident, ransomware attack, denial-of-service attack or unauthorized access to the IT Systems, (b) incident in which Personal Information, Customer Data, other non-public confidential information collected by or in possession of the Acquired Companies or other material confidential information of the Acquired Companies was accessed, disclosed, used, modified, destroyed, exfiltrated or processed in an unauthorized or unlawful manner, in each case whether attempted or successful, or (c) incident that required notice, or in respect of which the Acquired Companies actually provided notice, to affected individuals, any Governmental Authority or the media under applicable Privacy Laws.

“Securityholder Lock-Up Agreement” has the meaning set forth in the Recitals.

“Securityholder Noncompetition Agreement” has the meaning set forth in the Recitals.

“Self-Regulatory Organization” means a U.S. or non-U.S. self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Exchange Act (including FINRA), any “self-regulatory organization” as such term is defined in U.S. Commodity Futures Trading Commission Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Senior Notes Redemption” has the meaning set forth in Section 6.06(b).

“Service Provider” means any Employee and any director, officer, individual advisor, individual consultant or individual independent contractor of any Acquired Company.

“Settlement Amounts” has the meaning set forth in Section 2.08.

“Shelf Registration Statement” has the meaning set forth in Section 8.02(d).

“Shortfall Amount” has the meaning set forth in the definition of “Aggregate Cash Consideration”.

“Significant Subsidiary” means (a) with respect to the Company, any Subsidiary of the Company listed in Section 1.01(c) of the Company Disclosure Schedule and (b) with respect to Parent, any Subsidiary of Parent that constitutes a “significant subsidiary” of Parent within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Software” means all computer software and programs, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media.

“Specified Employee” has the meaning set forth in the Recitals.

“Specified Securityholder” has the meaning set forth in the Recitals.

“Straddle Period” means any period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, (a) of which such first Person, either alone or together with one or more Subsidiaries of such Person, directly or indirectly owns, purports to own or controls securities or other interests representing more than fifty percent (50%) of the outstanding equity, voting power or financial interests of such Person or (b) for which such first Person has the ability, by Contract or otherwise, to elect, appoint or designate a majority of the board of directors or other governing body of such other Person; provided that proprietary funds for which any Subsidiary is the general partner or manager shall not be deemed to be a Subsidiary of the Company or a “Company Minority Owned JV”; provided, further that no captive cells owned, sponsored or created by the Acquired Companies shall be deemed a Subsidiary of the Company or a “Company Minority Owned JV.”

“Surviving Company” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Obligations” has the meaning set forth in Section 6.06(a).

“Suspension Period” has the meaning set forth in Section 8.02(e).

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Applicable Law.

“Tax” “Taxes” or “Taxation” means any and all taxes, including any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, national insurance, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty or other tax, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, whether or not disputed.

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Trade Laws” means, with respect to any Person, all applicable U.S. and non-U.S. Laws and Orders relating to customs, import, export, reexport, transfer, retransfer or antiboycott in jurisdictions in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction, including the Export Administration Regulations, the customs and import Applicable Laws and Orders administered by U.S. Customs and Border Protection, Canada’s Export and Import Permits Act and regulations, the customs and import Laws and regulations administered by the Canada Border Services Agency and the EU Dual Use Regulation.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transacted” means having marketed, wrote, produced, originated, offered, brokered, quoted, placed, solicited, sold, negotiated, serviced, administered, managed, provided advice with respect to and/or otherwise transacted the business of insurance.

“Transaction Litigation” means any Proceeding commenced or threatened in writing after the date of this Agreement against a Party or any of its Subsidiaries or Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Mergers or any other Transactions, including any Proceeding alleging or asserting any misrepresentation or omission in the Form S-4.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Agent” has the meaning set forth in Section 2.06(d).

“Transfer Taxes” has the meaning set forth in Section 8.07(d).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Trust Cash” means cash collected and held (as cash or cash equivalents) on behalf of Carriers for premium payments from insured Clients.

“UK GDPR” has the meaning set forth in the definition of “Privacy Laws”.

“UK Regulated Entities” means the Acquired Companies which are authorized by the FCA including Ernest R. Shaw Limited, NFP Commercial Solutions Limited, NFP Wealth Management Limited, NFP Benefits Consultants Limited, Johnson Fleming Limited, Gravity Risk Services Limited, KGJ Insurance Services Limited, Insureit UK Ltd, Mason James Insurance Services Limited, Resolute-IS Limited, MPM Insurance Services Limited, The Cronin Insurance Consultancy Ltd, Insurance, Risk & Claims Management Ltd, Annan Insurance Services Limited and KGJ Commercial Insurance Services Limited.

“VDR” has the meaning set forth in Section 1.02(o).

“Willful Breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 1.02 Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Whenever the context may require, any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires, and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The word “or” is used in the inclusive sense of “and/or.” The use of the words “or,” “any” and “either” shall not be exclusive.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever Business Days are specified for any action to be taken hereunder and such action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(k) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(l) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m) Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(n) The Parties agree that each section or subsection of the Company Disclosure Schedule or the Acquirer Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding Section or subsection of this Agreement, irrespective of whether or not any particular Section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Acquirer Disclosure Schedule, as applicable. The Parties agree that any reference in a particular Section of the Company Disclosure Schedule or the Acquirer Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any other Section of this Agreement to which the relevance of such reference is reasonably apparent on its face. Without limiting the foregoing, (i) any exceptions disclosed against a particular covenant of the Company in Section 6.01(a), Section 6.01(b) or Section 6.01(c) of the Company Disclosure Schedule or a particular covenant of Parent, Acquirer or Merger Sub in Section 7.01 of the Acquirer Disclosure Schedule shall constitute exceptions to all covenants of the applicable Party in such sections and (ii) for convenience of reference, the Company has in certain instances included cross-references to other sections of the Company Disclosure Schedule. The inclusion of such references does not mean that in those instances where a cross-reference is not included, any disclosure contained therein is not disclosed or incorporated into any other Sections of the Company Disclosure Schedule to the extent the relevance of such reference to such other Section is reasonably apparent on its face.

(o) Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Parent or any of its Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the Acquired Companies at Intralinks in connection with the Transactions (the “VDR”) no later than 5:00 p.m. Eastern Standard Time on December 18, 2023 and has been made available for review therein by Parent and its Representatives, or with respect to any “clean room” established by the Company, has been made available for review by such persons that are provided access to such “clean room” in accordance with the terms and conditions of that certain Clean Team Confidentiality Agreement dated as of December 5, 2023 by and between Aon Services Corporation and all affiliates thereof and NFP Corp. (and has not been removed from the VDR or “clean room” prior to the date of this Agreement).

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01 Closing. The consummation of the First Merger (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time to be specified by the Parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 9 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other time, date and location, or in such other manner, as the Parties agree in writing; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article 9, Parent, Acquirer and Merger Sub shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the date that is three (3) Business Days following the final day of the Marketing Period. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.02 The Mergers; Effect of the Mergers; First Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL and the DLLCA, at the First Effective Time, as a result of the First Merger and the operation of the relevant provisions of the DGCL and the DLLCA without any action on the part of any Party or the holders of equity interests of any Party, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation of the First Merger.

(b) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, immediately following the First Effective Time, as a result of the Second Merger and the operation of the relevant provisions of the DGCL and without any action on the part of any Party or the holders of equity interests of any Party, the Surviving Corporation shall be merged with and into Acquirer, the separate existence of the Surviving Corporation shall cease, and Acquirer will continue as the Surviving Company of the Second Merger.

(c) The Mergers shall have the effects set forth in this Agreement and pursuant to Applicable Law.

(d) Concurrently with the Closing, the Parties shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit C-1 (the “First Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and the DLLCA in order to consummate the First Merger. The First Merger shall become effective at the time the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Parent and the Company and specified in the First Certificate of Merger (such date and time, the “First Effective Time”).

(e) Immediately following the First Effective Time, the Parties shall cause the Second Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit C-2 (the “Second Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Second Merger. The Second Merger shall become effective at the time the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Parent and the Surviving Corporation and specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”).

Section 2.03 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Acquirer and the Company prior to the First Effective Time, the Parties shall take all necessary action such that:

(a) at the First Effective Time, the certificate of incorporation and the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Corporation, until thereafter amended in accordance with Applicable Law;

(b) at the Second Effective Time, the certificate of incorporation and the bylaws of Acquirer, as in effect immediately prior to the Second Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Company, until thereafter amended in accordance with Applicable Law;

(c) (i) the managers of Merger Sub serving in such position immediately prior to the First Effective Time shall become, as of the First Effective Time, the directors of the Surviving Corporation after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (ii) the directors of Acquirer serving in such position immediately prior to the Second Effective Time shall become, as of the Second Effective Time, the directors of the Surviving Company after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and

(d) (i) the officers of Merger Sub serving in such positions immediately prior to the First Effective Time shall become, as of the First Effective Time, the officers of the Surviving Corporation after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (ii) the officers of Acquirer serving in such positions immediately prior to the Second Effective Time shall become, as of the Second Effective Time, the officers of the Surviving Company after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.04 Effect on Company Common Stock at the First Effective Time. At the First Effective Time and in accordance with the relevant provisions of the DGCL and the DLLCA, by virtue of the First Merger and without any further action on the part of the Parties, the Surviving Corporation or any other Person:

(a) subject to Section 2.06, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Canceled Shares) shall be canceled and automatically converted into the right to receive (i) the Per Share Consideration, without any interest thereon, and (ii) any cash in lieu of fractional Parent Shares payable pursuant to Section 2.07;

(b) each share of Company Common Stock held by the Company, Merger Sub, Acquirer or Parent or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the First Effective Time (the “Canceled Shares”) shall be canceled and extinguished without any conversion thereof; and

(c) each limited liability company interest of Merger Sub (the “Merger Sub Limited Liability Company Interests”) issued and outstanding immediately prior to the First Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation following the First Merger (and the shares of common stock of the Surviving Corporation into which the Merger Sub Limited Liability Company Interests are so converted shall be the only shares of common stock of the Surviving Corporation that are issued and outstanding immediately after the First Effective Time). From and after the First Effective Time, each certificate evidencing ownership of Merger Sub Limited Liability Company Interests shall evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 2.05 Effect on Capital Stock at the Second Effective Time. At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or the Surviving Company, (a) each share of common stock, par value $0.01 per share, of Acquirer issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of common stock of the Surviving Company and (b) all shares of common stock of the Company (as the Surviving Corporation of the First Merger) shall no longer be outstanding and shall automatically be canceled and shall cease to exist without any consideration being payable therefor.

Section 2.06 Closing of the Company’s Transfer Books; Exchange Procedures.

(a) At the First Effective Time, holders of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a valid Letter of Transmittal and/or other pertinent Exchange Documents are presented to the Surviving Corporation, the Surviving Company or Parent in accordance with this Section 2.06, the shares of Company Common Stock provided for in such Letter of Transmittal and/or other pertinent Exchange Documents that were canceled in such Merger shall be exchanged as provided in this Section 2.06.

(b) Prior to the First Effective Time, Acquirer shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purposes of exchanging the Merger Consideration to be paid pursuant to Section 2.04(a). At the Closing, Acquirer shall deliver (or cause to be delivered) to the Exchange Agent to be held in trust an amount in cash equal to the portion of the Aggregate Cash Consideration necessary to fund the cash payments to be made pursuant to Section 2.04(a), Section 2.06(c) and Section 2.07.

(c) At the Closing, each holder of Company Common Stock shall deliver to the Exchange Agent a letter of transmittal and instructions (which shall contain customary provisions for uncertificated securities and such other provisions, in each case, as Acquirer and the Company may mutually agree) (the “Letter of Transmittal”) and/or any other documents or agreements that may be reasonably requested or required by the Exchange Agent (collectively, the “Exchange Documents”). Upon delivery by such holder of the Exchange Documents to the Exchange Agent, the holder of such Company Common Stock shall be entitled to receive in exchange for each share of Company Common Stock that was canceled in the Mergers an amount in cash and the number of Parent Shares that, in each case, such holder has the right to receive therefor pursuant to the provisions of Section 2.04(a) and any cash in lieu of fractional Parent Shares payable pursuant to Section 2.07.

(d) The Exchange Agent shall, as promptly as reasonably practicable after receipt of the Exchange Documents (and in no event later than three (3) Business Days following such receipt), (x) provide written notice to Parent’s transfer agent (the “Transfer Agent”) of the same so as to permit the Transfer Agent to cause the Parent Shares constituting the Per Share Equity Consideration to be issued to the nominee of The Depository Trust Company and credited in uncertificated book-entry form to such holder’s account designated by such holder in the Letter of Transmittal and/or other pertinent Exchange Documents and (y) cause the payment of the Per Share Cash Consideration to be paid in respect of the Company Common Stock (as applicable) to the account or accounts designated by such holder in the Letter of Transmittal and/or other pertinent Exchange Documents; provided that the Exchange Agent shall, subject to the occurrence of the Closing, use its reasonable best efforts to deliver or cause to be delivered the foregoing on the Closing Date to any holder of shares of Company Common Stock that has delivered duly executed and completed Exchange Documents to the Exchange Agent at least three (3) Business Days prior to the Closing Date. Until such Exchange Documents are provided to the Exchange Agent, each share of Company Common Stock canceled in the Mergers will be deemed from and after the First Effective Time, for all purposes, to evidence only the right to receive, as provided in this Agreement and contingent upon the provision of the Exchange Documents, the Per Share Consideration and any cash in lieu of fractional Parent Shares payable pursuant to Section 2.07, in each case without any interest thereon.

Section 2.07 Fractional Shares. No fractional Parent Shares shall be issued in respect of shares of Company Common Stock which are canceled and converted into the right to receive Parent Shares pursuant to Section 2.04(a) and any fractional amounts resulting from the calculation of the Per Share Equity Consideration shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock which are canceled and converted into the right to receive Parent Shares pursuant to the Mergers who, but for the operation of this Section 2.07, would otherwise have been entitled to a fractional interest in a Parent Share shall in lieu thereof, upon delivery of duly executed and completed Exchange Documents to the Exchange Agent, receive in cash from Parent (rounded to the nearest whole cent), without interest, an amount equal to the product of (x) such fractional amount, multiplied by (y) the Parent Closing Share Price. The payment of cash in lieu of fractional Parent Shares is not separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.08 Other Settlements. Prior to the Closing, an Affiliate of Parent shall transfer an amount of cash equal to the Aggregate Cash Consideration, plus the Settlement Amounts to Acquirer in exchange for interest bearing debt of the Acquirer (which debt shall be guaranteed by RFULC) having an aggregate commensurate value. At or immediately prior to the Closing, Acquirer will (a) deposit, or cause to be deposited (including by providing NFP Corp. with sufficient funds to be deposited), with the trustee under the applicable NFP Corp. Indenture the amount required to redeem, on the Closing Date, all of the aggregate principal amount of the NFP Senior Notes then outstanding, in accordance with the terms of the applicable NFP Corp. Indenture and instructions delivered by the Company at least two Business Days prior to the Closing Date, (b) pay, or cause to be paid, the amount required to repay in full the Covered Indebtedness described in clause (a) or (c) of the definition thereof, in each case, as set forth in the applicable Payoff Letter by wire transfer of immediately available funds as directed by the Company at least two (2) Business Days prior to the Closing Date and (c) deposit, or cause to be deposited, the HoldCo Notes Amount with the Noteholder Representative (as defined in the HoldCo Notes) in accordance with the instructions delivered by the Company at least two (2) Business Days prior to the Closing Date (the amounts in clauses (a) through (c), collectively, the “Settlement Amounts”).

Section 2.09 Withholding Rights. Each of Parent, Acquirer, Merger Sub, the Exchange Agent, the Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to the Company Stockholder or any former Company Stockholder or other Person pursuant to this Agreement such amounts as Parent, Acquirer, Merger Sub, the Exchange Agent, the Surviving Corporation or the Surviving Company, as the case may be, are required to deduct or withhold therefrom under the Code, or any Applicable Law, with respect to the making of such payment. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid, and such amount shall be paid over to the appropriate Governmental Authority. If any of Parent, Acquirer, Merger Sub, the Exchange Agent, the Surviving Corporation or the Surviving Company determines that a deduction or withholding is required in respect of any payment made hereunder (other than withholding in respect of compensatory payments), such payor will provide a reasonable opportunity for the recipient of the applicable payment to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding under Applicable Law.

Section 2.10 Further Action.

(a) If any portion of the Parent Shares to be issued to the Company Stockholder as Aggregate Equity Consideration at or following the First Effective Time is to be transferred to, and registered in the name of, a Person other than the Company Stockholder following the First Effective Time, (i) NFP Seller, Parent, the officers, directors and managers of the Surviving Corporation, Acquirer and the Surviving Company and any of their respective Subsidiaries agree to cooperate in good faith to cause any such transfer to be effected, including providing the Transfer Agent with any and all information reasonably required to effect any such transfer, and (ii) NFP Seller, Parent, the officers, directors and managers of the Surviving Corporation, Acquirer and the Surviving Company and any of their respective Subsidiaries agree not to take any action that would reasonably be expected to delay or impede any such transfer of Parent Shares to any such Person. Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.07(d), (A) (x) NFP Seller (and not any of the Acquired Companies) shall pay to the Exchange Agent any Transfer Taxes or other Taxes required as a result of such registration in the name of a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable and (y) in the event that any such Transfer Taxes or other Taxes are paid by any of the Acquired Companies, NFP Seller will promptly reimburse the Acquired Companies for the amount of such Transfer Taxes or other Taxes by wire transfer of immediately available funds and (B) Acquirer shall pay to the Exchange Agent any costs, fees or expenses incurred by the Exchange Agent in connection with the Transactions and the transactions contemplated by this Section 2.10(a).

(b) If, at any time after the First Effective Time, any further action is determined by Acquirer or the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation, Acquirer and the Surviving Company and any of their respective Subsidiaries, or Parent with full right, title and possession of and to all rights and property of Acquirer, Merger Sub and the Acquired Companies, Parent, NFP Seller, the officers, directors and managers of the Surviving Corporation. Acquirer and the Surviving Company and any of their respective Subsidiaries agree to take all necessary action to carry out the purposes of this Agreement and shall be fully authorized (in the name of Acquirer, Merger Sub, the Acquired Companies and otherwise) to take such action.

Section 2.11 Equitable Adjustments. If at any time during the period between the date of this Agreement and the First Effective Time, any change in the outstanding shares of capital stock of the Company or the issued Parent Shares shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period (other than ordinary course dividends consistent with past practice), the Aggregate Equity Consideration and any number or amount contained in this Agreement which is based on the price of Parent Shares or the number of shares of capital stock of the Company or the number of Parent Shares, as the case may be, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend (other than ordinary course dividends consistent with past practice) thereon; provided, however, that this sentence shall not be construed to permit the Company, Parent or Acquirer to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the applicable Section of the Company Disclosure Schedule (subject to Section 1.02(n)), the Company hereby represents and warrants to Parent, Acquirer and Merger Sub that:

Section 3.01 Qualification and Organization. The Company is a legal entity duly organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Applicable Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Acquirer true and complete copies of the Organizational Documents of the Company, each as amended to date. The Company is not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of its Organizational Documents.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company as of the date hereof consists of 100 shares of Company Common Stock. Except as set forth in the immediately preceding sentence and except for changes permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interests in, the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (other than shares or interests of a parent entity that is not an Acquired Company) (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). No holder of Company Securities will have any dissenters’, appraisal or similar rights in connection with the Transactions.

(b) The Company Stockholder holds as of the date of this Agreement, and will hold as of the Closing, all of the outstanding shares of capital stock of the Company, in each case free and clear of all Liens (other than the restrictions of applicable securities Laws). All outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company.

(c) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) There are no shareholders agreements, voting trusts, registration rights agreements, proxies or other similar Contracts or understandings to which the Company or any Subsidiary of the Company is a party with respect to the capital stock of the Company. None of the Company or any Subsidiaries of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect, or any other rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are issued or outstanding.

(e) There are no shareholders agreements, voting trusts, registration rights agreements, proxies or other similar Contracts or understandings to which the Company or any Subsidiary of the Company is a party with respect to the securities of any of the Subsidiaries of the Company.

Section 3.03 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Applicable Laws of its jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Each such Subsidiary is duly qualified to do business and is in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.03(a) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement, its jurisdiction of incorporation or organization and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each other Subsidiary of the Company. The Company has made available to Parent true and complete copies of the Organizational Documents of each Significant Subsidiary of the Company, each as amended to date. The Subsidiaries of the Company are not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of their respective Organizational Documents except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company that are owned by the Company are owned by the Company, directly or indirectly, free and clear of any Lien (other than those restrictions on transfer imposed by applicable securities Laws or any Permitted Liens). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and the Company Minority Owned JVs, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

(c) Section 3.03(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of (i) each entity, joint venture or similar venture in which the Company owns, directly or indirectly, 50% or less of the outstanding securities (the “Company Minority Owned JVs”), together with its jurisdiction of incorporation or organization, as applicable and (ii) to the Knowledge of the Company, the number or percentage of the outstanding equity interests of each Company Minority Owned JV owned by the Company and each Subsidiary of the Company. To the Knowledge of the Company, each Company Minority Owned JV is a corporation or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Applicable Laws of its jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except for those jurisdictions where the failure to be so organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) or to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, each Company Minority Owned JV is duly qualified to do business and is in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 3.04 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party has been duly and validly authorized by all necessary action on the part of the Company and the Company Director. The consummation of the Transactions will be duly and validly authorized by the Company Director. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Merger Sub, Acquirer and Parent, constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the HSR Act and the DPA, (ii) any Required Approvals, (iii) the Applicable Laws of the State of Delaware with respect to the Mergers and (iv) the matters set forth in Section 3.04(b) of the Company Disclosure Schedule, no authorization, consent, non-objection or approval of, or filing or registration with, or notice to, any Governmental Authority is necessary, under Applicable Law, in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for such authorizations, consents, non-objections, approvals, filings, registrations or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party do not, and, except as described in Section 3.04(b) or disclosed in Section 3.04(c) of the Company Disclosure Schedule, the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any violation or breach of, conflict with, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, acceleration, revocation, suspension or limitation of any obligation or to the loss of a benefit under, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, (A) any Company Permit or (B) any Contract to which any Acquired Company is a party or by which any assets or properties of any Acquired Company is bound, (ii) result in the creation of any Lien upon any of the properties, rights or assets of any Acquired Company, other than Permitted Liens, (iii) materially conflict with or result in any material breach or violation of, or a material default (with or without notice or lapse of time, or both) under, any provision of the Organizational Documents of any Acquired Company or (iv) conflict with or violate any Law or Order to which any Acquired Company or any of its properties or assets is subject, other than in the case of the foregoing clauses (i), (ii) and (iv), any such violation, breach, conflict, default, termination, modification, cancellation, revocation, suspension, limitation, right, entitlement, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Prior to the execution of this Agreement, the Company Director, by resolutions duly adopted at a meeting duly called and held or via unanimous written consent (which, as of the execution and delivery of this Agreement by the Parties, have not been rescinded, modified or withdrawn in any way), has (i) declared this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholder, (ii) approved and adopted this Agreement and the Transactions in accordance with Applicable Law and (iii) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholder for consideration and recommending that the Company Stockholder adopt this Agreement and thereby approve the Mergers and the other Transactions.

(e) The Requisite Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and thereby approve the Mergers and the other Transactions. The Requisite Company Stockholder Approval, if obtained, will be solicited and obtained in accordance with the Organizational Documents of the Company and of the Company Stockholder and in accordance with Applicable Law.

Section 3.05 Financial Statements.

(a) The Company has delivered to Acquirer true and complete copies of the Company’s indirect parent, NFP Holdings, LLC’s (i) audited consolidated statements of financial condition as of December 31, 2022 and December 31, 2021 and the related consolidated statements of operations, comprehensive loss, changes in members’ deficit and cash flows for each of the years then ended, together with the notes thereto, (ii) unaudited consolidated statements of financial condition as of September 30, 2023 and the related unaudited consolidated statements of operations, comprehensive loss, changes in members’ deficit and cash flows for the nine (9) months ended September 30, 2023, together with the notes thereto, and (iii) unaudited consolidated statements of financial condition as of November 30, 2023 and the related unaudited consolidated interim statement of operations for the eleven (11) months ended November 30, 2023 (collectively, including all related notes and schedules, the “Company Financial Statements”).

(b) The Company Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the financial position, results of operations, changes in partners’ capital and cash flows of the Acquired Companies as of the respective dates and for the respective periods referred to in such Company Financial Statements (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, and in the case of the November 30, 2023 financial statements, subject to normal quarter-end adjustment).

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies maintain, and for the last three (3) years have maintained, a system of internal accounting controls that provides reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of the Company, since December 31, 2020, nothing has been identified in writing to the Acquired Companies, nor any of their respective directors, managers, officers, auditors or accountants regarding (A) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their respective internal accounting controls or (B) any fraud in the preparation of the financial statements of the Acquired Companies that involves any director, manager or other officer of any of the Acquired Companies.

Section 3.06 Absence of Certain Changes. Except to the extent arising out of or relating to the Transactions, from the Balance Sheet Date to the date of this Agreement, (a) the business of the Acquired Companies has been conducted in all material respects in the ordinary course consistent with past practices, (b) there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) the Acquired Companies have not taken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Section 6.01(b)(i), Section 6.01(b)(ii)(C), Section 6.01(b)(iii), Section 6.01(b)(iv), Section 6.01(b)(vi), Section 6.01(b)(x), Section 6.01(b)(xi), Section 6.01(b)(xii), Section 6.01(b)(xiii), Section 6.01(b)(xiv) or Section 6.01(b)(xv), or Section 6.01(c).

Section 3.07 No Undisclosed Liabilities. None of the Acquired Companies has any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, other than liabilities (a) that are disclosed, reflected or reserved against in the Company Financial Statements, (b) arising since the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, violation of Applicable Law or a Proceeding), (c) incurred by or on behalf of the Acquired Companies in connection with this Agreement or the Transactions, (d) arising or resulting from an existing Contract, except to the extent that such liabilities arose or resulted from a breach or default under such Contract by the Acquired Companies or (e) that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each of the following Contracts, other than any Employee Plans, which have terms set forth in the below categories that are in effect as of the date hereof to which any Acquired Company is a party or otherwise bound (a Contract responsive to any of the following categories, or any other Contract that is with a Material Carrier or a Material Client, in each case together with all amendments and modifications thereto, being hereinafter referred to as a “Material Contract”):

(i) any Contract governing a partnership, joint venture, minority interest or other similar arrangement involving co-investment between any Acquired Companies, on the one hand, and one or more third parties, on the other hand;

(ii) any (1) Contract that purports to materially limit (A) the right of the Acquired Companies to compete with any Person or in any lines of business or (B) the geographic area in which the Acquired Companies may so engage in such business, (2) Contract that obligates the Acquired Companies to purchase or otherwise obtain any material product or service exclusively from a single party for aggregate annual spend of greater than $1,000,000, (3) material Contract that contains a “most favored nation” or other similar term providing preferential pricing or treatment to a third party or (4) material Contract that grants exclusive rights to license, market, sell or deliver any product or service of the Acquired Companies, or to exclusively supply any product or service to the Acquired Companies;

(iii) any Contract (1) under which any Acquired Company has outstanding Indebtedness for borrowed money (other than from or to another Acquired Company) or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $2,000,000 or (2) under which any Acquired Company has directly or indirectly guaranteed or assumed Indebtedness of any Person (other than any Acquired Company) in an amount in excess of $2,000,000;

(iv) any material Contract for annual consideration in excess of $1,000,000 pursuant to which any Acquired Company has granted to any Person, or has been granted, a license with respect to any Intellectual Property Rights, other than Contracts (1) where an Acquired Company has been granted a license to commercially available “off-the-shelf” software or hardware that have not been materially modified or modified beyond standard or commercially available customization or (2) in which grants of non-exclusive rights to use Intellectual Property Rights are incidental to and not material to performance under the agreement;

(v) any Contract (1) entered into in the twelve (12) month period prior to the date hereof for the acquisition or disposition, directly or indirectly, of assets, capital stock or other equity interests of any Person for initial consideration in excess of $5,000,000 or (2) that includes any continuing “earn out” or other similar contingent payment obligations outstanding on the part of the Company or any of its Subsidiaries in connection with acquisitions by the Company or any of its Subsidiaries of assets or capital stock or other equity interests of any Person for which the current accrual in the books and records of the Company exceeds $2,500,000;

(vi) any Contract entered into in the last twelve (12) months pursuant to which an Acquired Company agreed to settle, waive, or otherwise compromise any actual or threatened (in writing) Proceeding or under which an Acquired Company has continuing material obligations, in each case, other than Contracts regarding settlements, waivers or compromises of Proceedings that involve the payment of cash by or to the Company or any Subsidiary of the Company in an amount not exceeding $1,000,000;

(vii) any Contract that contains a put, call or similar right pursuant to which the Acquired Companies could be required to purchase or sell, as applicable, any equity interests of any Person or any assets of any Person;

(viii) any Contract that grants any rights of first refusal or rights of first offer to any Person with respect to any equity interests or material assets of an Acquired Company;

(ix) any Contract pursuant to which any Acquired Company is the lessee of, holds or uses, in each case, outside the ordinary course of business consistent with past practices, equipment or other tangible personal property owned by any third party for an annual rent in excess of $1,000,000;

(x) any Contract that obligates any Acquired Company to make any future advance, loan, extension of credit or capital contribution to, or other investment in, any Person in an amount in excess of $1,000,000 individually and $3,000,000 in the aggregate;

(xi) any Contract that obligates any Acquired Company to make any future capital expenditure over any consecutive twelve (12) month period in an amount in excess of $1,000,000 individually and $3,000,000 in the aggregate;

(xii) any Contract that is a Company Lease where annual base rent is in excess of $1,000,000;

(xiii) any material Contract with a Governmental Authority (other than any Company Permits); or

(xiv) the Interest Rate Swaps.

(b) No Acquired Company is in breach of, or default under, the terms of any Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a default of any obligations thereunder by any Acquired Company, and no Acquired Company has received written notice of any such default or event, or of any alleged default or of any termination or non-renewal of any Material Contract, except in each case where such breach, default, termination or non-renewal would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. To the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract, and, to the Knowledge of the Company, as of the date hereof, no event has occurred that with notice or lapse of time or both would constitute a default of any obligations thereunder by any such other party, except in each case where such breach or default would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, assuming each Material Contract constitutes the legal, valid and binding agreement of the other party thereto, each Material Contract is a valid and binding obligation of the Acquired Company which is party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, as of the date hereof, there are no disputes pending or, to the Knowledge of the Company, threatened in writing with respect to any Material Contract. True and complete copies of each Material Contract have been made available to Parent prior to the date of this Agreement.

Section 3.09 Compliance with Applicable Laws; Permits.

(a) The Acquired Companies are, and at all times since December 31, 2020 have been, in compliance with and are not in default under or in violation of any Laws to which the Acquired Companies or any of their respective properties or assets are subject, except where such non-compliance, default or violation (i) has been remedied prior to the date hereof or (ii) would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Since December 31, 2020, none of the Acquired Companies has received written notice (which shall include any written “Wells notice” or any other written indication of the commencement of a regulatory enforcement action) of or been charged with any violation of or non-compliance with any Law or Order by any Governmental Authority, except where any such alleged violation or non-compliance would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b) The Acquired Companies are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, non-objections, approvals, registrations and orders of any Governmental Authority required in order for the Acquired Companies to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. There is no Proceeding pending, or, to the Knowledge of the Company, threatened in writing, that seeks or would reasonably be expected to result in the revocation, cancellation, termination, suspension, non-renewal, limitation or modification of any Company Permit, except where such revocation, cancellation, termination, suspension, non-renewal, limitation or modification would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Each of the Company and its Subsidiaries is, and at all times since December 31, 2020 has been, in compliance in all material respects with the terms and conditions of the Company Permits, except where a failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(c) Since December 31, 2020, the Acquired Companies have timely filed all Contracts, reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Authority that are necessary to operate the business of the Acquired Companies in the ordinary course, except where a failure to make such filing would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 3.10 Investigation; Litigation.

(a) There are no, and since December 31, 2020 there have been no, Proceedings pending (or, to the Knowledge of the Company, threatened in writing) against the Acquired Companies or any of their respective properties, rights or assets or, to the Knowledge of the Company, against any present or former officer, director, manager, employee, stockholder or member of any Acquired Company in his, her or its capacity, except any such Proceeding which would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. There are, and since December 31, 2020 there have been no, Orders imposed upon any Acquired Company or any of its properties, rights or assets, which would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b) As of the date of this Agreement, there are no Proceedings pending (or, to the Knowledge of the Company, threatened in writing) against any Acquired Company that seek to enjoin the Transactions or that would reasonably be expected to have a material adverse effect on the ability of the Acquired Companies to perform their obligations under this Agreement or to consummate the Transactions prior to the End Date.

Section 3.11 Real and Personal Property.

(a) The Acquired Companies do not own any real property, and since December 31, 2020, have not owned, directly or indirectly, any real property or interests in real property. No Acquired Company is obligated under, or is a party to, any option, right of first refusal or other contractual arrangement to which an Acquired Company is a party to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) each Acquired Company has a good and valid leasehold, subleasehold, license or other similarly applicable interest in each of the real property leased, subleased, licensed or otherwise used or occupied by such Acquired Company (the “Company Leased Real Property”) under each real property lease, sublease or license entered into by such Acquired Company (including all amendments thereto and guaranties and assignments thereof, the “Company Leases”), (ii) assuming each Company Lease constitutes the legal, valid and binding agreement of the other party thereto, each Company Lease is a valid and binding obligation on the Acquired Company party thereto and is enforceable and in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, (iii) no Acquired Company is in material default or breach of any such Company Lease, nor, to the Knowledge of the Company, is any other party thereto, and no event has occurred which, with notice, lapse of time or both, would constitute a material default or breach of any such Company Lease by any Acquired Company or the other party thereto, and (iv) with respect to each Company Lease listed in Section 3.08(a)(xii) of the Company Disclosure Schedule, there are no subleases, licenses, assignments, occupancy agreements or other similar Contracts under which any Acquired Company grants to any Person, other than to another Acquired Company, the right of use or occupancy of all or any portion of any Company Leased Real Property other than those subleases, licenses, assignments, occupancy agreements or other similar Contracts listed in Section 3.08(a)(xii) of the Company Disclosure Schedule. Except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Company Leased Real Property constitutes all of the real property used by the Acquired Companies, is in good operating condition and in a state of good maintenance and repair, subject to normal wear and tear, and is adequate for the conduct of the business of the Acquired Companies.

(c) Except for assets disposed of by the Acquired Companies in the ordinary course of business consistent with past practice since the Balance Sheet Date, each Acquired Company owns good title to, or holds pursuant to valid and enforceable leases of, all of the tangible personal property owned or leased by it, free and clear of all Liens, other than Permitted Liens, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, such personal property is free of material defects and in good operating condition and in a state of good maintenance and repair, subject to normal wear and tear, and is adequate for the conduct of the business of the Acquired Companies.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of each material (i) issued Patent and Patent application, (ii) Trademark registration and Trademark application, and (iii) Copyright registration and Copyright application that is Company IP (collectively, the “Company Registered IP”). The Company is the sole and exclusive beneficial and record owner of all Company Registered IP, free and clear of all Liens other than Permitted Liens. All Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, since December 31, 2020, (i) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated any Company IP and (ii) there are no claims or Proceedings pending or threatened in writing by any Acquired Company alleging any such infringement, misappropriation, dilution or other violation of Company IP.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, since December 31, 2020, (i) no Acquired Company has infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Right of any third party and (ii) no infringement, misappropriation, dilution or other violation of Intellectual Property Rights claim or Proceeding is pending or threatened in writing against any Acquired Company.

(d) Except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, since December 31, 2020, no current or former employee, consultant or contractor of the Acquired Companies has made, and provided the Company with, any written claim of ownership, in whole or in part, to any material Company IP or has asserted in a Proceeding against the Acquired Companies any such claim of ownership. Except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Person and any current or former employee who, either alone or with others, creates, develops, invents, or has created, developed or invented, any material Company IP has entered into a written agreement with the Acquired Companies that presently assigns such Intellectual Property Rights to the Acquired Companies.

(e) In each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies have taken commercially reasonable measures to protect the confidentiality of the material trade secrets, Personal Information, Customer Data or other non-public confidential information collected by the Acquired Companies and other material confidential information of the Acquired Companies and, to the Knowledge of the Company, there has been no unauthorized disclosure or breach of such information.

(f) In each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) an Acquired Company has sole ownership of, is in actual possession of, and has exclusive control over, the source code for all material proprietary Software included in Company IP and (ii) none of the material Software owned by the Acquired Companies that is distributed to any third Person incorporates Open Source Software in a manner that requires, pursuant to the license for such Open Source Software, any public distribution of such owned Software or creates an obligation for the Acquired Companies to grant to any Person any rights to such owned Software.

(g) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.12 and Section 3.08(a)(iv) are the only representations and warranties being made by the Company in this Agreement with respect to the validity of, the right to register, or the infringement, misappropriation, dilution or other violation of, a third party’s Intellectual Property Rights.

Section 3.13 Information Technology and Privacy.

(a) Except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the IT Systems of the Acquired Companies function in compliance with their written specifications and, to the Knowledge of the Company, without defects or errors when used in accordance with such specifications and related documentation. To the Knowledge of the Company, no Company Product, proprietary Software of the Acquired Companies or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan Horse,” “virus,” “worm,” or “spyware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or have the capability to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”), except, in each case, as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b) The communication networks, data centers, servers, computers, Software, hardware, middleware, databases and all other information technology used or owned (including used as a service (i.e., IaaS, PaaS and SaaS offerings)) by the Acquired Companies in the operation of their business that are reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole (“IT Systems”), are operated and maintained by the Acquired Companies in accordance in all material respects with customary industry standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (a) each Acquired Company has taken commercially reasonable steps designed to ensure that its IT Systems, proprietary Software and Company Products are free from Malicious Code, and (b) each Acquired Company has taken commercially reasonable steps to safeguard the security and the integrity of its IT Systems, except, in each case, as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(c) Each of the Acquired Companies has commercially reasonable security measures in place that are designed to protect, from unauthorized access, disclosure, use and Processing by any parties, Personal Information or confidential information currently under its control or in its possession, in each case except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Except, in each case, as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) the Acquired Companies have a privacy policy that incorporates all disclosures to data subjects required by the Privacy and Data Security Requirements and (ii) none of the disclosures made in connection with such privacy policies have been inaccurate (including with respect to any inaccuracy that would result from a material omission), misleading or deceptive or in violation of the Privacy and Data Security Requirements. Except, in each case, as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) the Acquired Companies have processes in place to obtain all necessary consents, authorizations or permissions required by the Privacy and Data Security Requirements for the operation of their business as presently conducted, and (ii) the Company and each of its Subsidiaries has all rights necessary to collect and Process all Personal Information and confidential information used in the business of the Acquired Companies. Except, in each case, as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, since December 31, 2020, none of the Acquired Companies has experienced any Security Incident.

(d) Since December 31, 2020, there has not been a material failure or outage of the IT Systems. Each of the Acquired Companies has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their business, including plans, procedures, technologies, facilities and testing thereof and, except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, in compliance with applicable Privacy and Data Security Requirements.

(e) Except, in each case, as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Acquired Company is in compliance with (i) applicable Privacy Laws, (ii) all information security obligations to which such Acquired Company is bound under the express terms of any Contract, (iii) all obligations under all Contracts to which such Acquired Company is a party or is otherwise bound that relate to the protection or privacy of Personal Information and (iv) the Acquired Companies’ publicly posted, external-facing privacy policies regarding the Acquired Companies’ Processing of Personal Information (taken together, the “Privacy and Data Security Requirements”). Except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Acquired Company is, or since December 31, 2020 has been, the subject of any Proceeding with respect to any applicable Privacy and Data Security Requirements.

Section 3.14 Insurance Coverage. Section 3.14 of the Company Disclosure Schedule sets forth (a) a true and complete list, as of the date hereof, of all in-force material insurance policies of the Acquired Companies (the “Company Insurance Policies”), (b) a description of any captive insurance arrangements of the Acquired Companies and (c) a description of any material self-insurance or co-insurance arrangements of the Acquired Companies. The Company Insurance Policies (or any replacement policies) are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. No Acquired Company has received written notice of cancellation or termination with respect to any Company Insurance Policies (other than in the ordinary course in connection with renewals of any such Company Insurance Policy), and there is no existing default or event that, with or without notice or the lapse of time or both, would constitute a default by any insured thereunder, except for such defaults or events that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. As of the date hereof, there are no claims pending against any Acquired Company under any Company Insurance Policy that (i) would reasonably be expected to result in payments by the Acquired Companies in excess of $10,000,000 or (ii) are with respect to claims that are reasonably expected to result in payment by the Acquired Companies in excess of $1,000,000 and for which coverage has been denied by the applicable insurer.

Section 3.15 Tax Matters.

(a) Each Acquired Company has timely filed with the appropriate Tax authorities all material Tax Returns required to be filed (taking into account any extension of time within which to file). All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by all Acquired Companies have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any material Tax Return other than automatically granted extensions obtained in the ordinary course of business. No claim has ever been received in writing by an Acquired Company from a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxation by that jurisdiction.

(b) No material deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed in writing by any Governmental Authority. There are no material pending or, to the Knowledge of the Company, threatened (in writing) audits, assessments or other actions for or relating to any liability in respect of any Taxes of any Acquired Company. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(c) All Taxes that would be material to the Acquired Companies, taken as a whole, required to be withheld by the Acquired Companies in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority.

(d) There are no Liens for Taxes upon any property or asset of any Acquired Company other than Permitted Liens.

(e) Section 3.15(e) of the Company Disclosure Schedule sets forth all Acquired Companies for which an election under Treasury Regulations Section 301.7701-3 has been made to cause such Acquired Company to be classified as other than its default classification for U.S. federal income tax purposes.

(f) No Acquired Company is a party to or bound by any Tax sharing, Tax allocation or Tax indemnity agreement (other than customary tax indemnification or gross-up provisions in a commercial agreement entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(g) No Acquired Company has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(h) No Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). No Acquired Company has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(i) Neither the Company nor any predecessor has made any distributions described in Treasury Regulations Section 1.7874-10 within the three-year period ending on the date of this Agreement in an aggregate amount greater than $250 million, other than the distribution by the Company on July 6, 2021 of approximately $414 million.

(j) The Company has made available to Parent all private letter rulings and closing agreements pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) obtained by the Company.

(k) No Acquired Company has been a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code in the two (2)-year period ending on the Closing Date.

(l) No Acquired Company has had a permanent establishment or branch in any country other than the country in which such Acquired Company is organized.

(m) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for, or otherwise be required to pay any material Tax in, any taxable period beginning after the Closing Date as a result of any (i) impermissible method of accounting for a taxable period ending on or prior to the Closing Date, (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code entered into or existing at or prior to the Closing, (iv) prepaid amount or deferred revenue received or accrued at or prior to the Closing, (v) election under Section 965(h) of the Code or (vi) installment sale or open transaction disposition occurring or accrued on or before the Closing Date, in each case, to the extent that such inclusion, exclusion or Tax would be material to the Acquired Companies, taken as a whole.

(n) No Acquired Company has been subject to Tax pursuant to Section 831 of the Code.

Section 3.16 Employees and Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof identifying each material Employee Plan, other than (x) individual Service Provider employment, services or consulting agreements or arrangements and (y) bonus or incentive arrangements sponsored or maintained by any Subsidiary of the Company; provided that, following the date of this Agreement, the Company will use commercially reasonable efforts to provide to Parent the material bonus or incentive arrangements sponsored or maintained by any Subsidiary of the Company. For purposes hereof, “Employee Plans” means, collectively: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, termination, severance or similar agreement, plan, policy, program or arrangement and (iii) each other plan, policy, agreement, program or arrangement (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, excess benefit, stock option, restricted stock, restricted stock unit, phantom stock, profits interest or appreciation right or other stock- or equity-related rights, incentive or deferred compensation, vacation, vacation pay or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, hospitalization, welfare, health or medical benefits, adoption, dependent or employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, cafeteria, flex spending, tuition, retention, transaction, change in control payments, savings, pension, post-employment, retirement or other welfare fringe benefits, in each case, which is maintained, administered or contributed to by any Acquired Company or with respect to which any Acquired Company has any obligation or liability (whether actual or contingent) to provide compensation or benefits to or for the benefit of any Service Provider (or any spouse, beneficiary or dependent thereof); provided that, “Employee Plan” shall include the NFP Equity Plan and shall not include any such compensation or benefit plan, program, policy, agreement, arrangement or commitment that is maintained or sponsored by a professional employer organization. Section 3.16(a) of the Company Disclosure Schedule separately identifies each material Foreign Plan.

(b) The Company has made available to Acquirer accurate and complete copies, to the extent applicable, with respect to each material Employee Plan, other than (x) individual Service Provider employment, services or consulting agreements or arrangements and (y) bonus or incentive arrangements sponsored or maintained by any Subsidiary of the Company; provided that, following the date of this Agreement, the Company will use commercially reasonable efforts to provide to Parent the material bonus or incentive arrangements sponsored or maintained by any Subsidiary of the Company, of (i) all documents constituting such Employee Plan to the extent currently effective (and written descriptions of all material terms of any such Employee Plan that is not in writing), including all material amendments thereto, (ii) all trust documents and other funding arrangements relating to such Employee Plan, (iii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with such Employee Plan, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to such Employee Plan, (v) the most recent determination or opinion letter from the IRS relating to such Employee Plan, if any, and (vi) non-routine material correspondence within the past three years to or from any Governmental Authority relating to such Employee Plan.

(c) No Employee Plan is, and neither any Acquired Company nor any of its ERISA Affiliates (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, or has any liability or obligation (whether fixed or contingent) with respect to (i) any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, (iii) any multiple employer plan, as defined in Section 413(c) of the Code or (iv) any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA. No liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by any Acquired Company.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Employee Plan has been established, registered, administered, operated and maintained in compliance in all material respects with its terms and Applicable Law, including ERISA and the Code. No Employee Plan is a “defined benefit plan” (as defined in ERISA) or has any unfunded or underfunded liabilities. All contributions (including all employer contributions and employee salary reduction contributions) required to be made to or with respect to each Employee Plan have been made or have been accrued for in the books and records of the Company in accordance with generally accepted accounting principles. Each Employee Plan required to be fully funded by Applicable Law has been fully funded. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS and, to the Knowledge of the Company, there is no reason any such determination letter could be revoked, not issued or not be reissued. Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. With respect to each Employee Plan, (i) no Acquired Company has engaged in and, to the Knowledge of the Company, there have been no breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of an Employee Plan in connection with which any Acquired Company or any Employee Plan fiduciary could reasonably be expected to incur a liability have occurred and (ii) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, neither the execution of this Agreement nor the consummation of the Transactions will be reasonably expected to (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former Service Provider to (i) any acceleration of the time of payment or vesting of any material compensation or benefit, (ii) any payment or funding (through a grantor trust or otherwise) of compensation or benefits or (iii) any material increase in any compensation or benefits payable to such current or former Service Provider. No amount that is reasonably expected to be received by any “disqualified individual” (within the meaning of Section 280G of the Code), whether in cash, property or the vesting of property and disregarding any payments by Parent, as a result of the consummation of the Transactions by any Person under any Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. No Employee of the Company or any Acquired Company is entitled to any gross-up payment with respect to any excise tax pursuant to Sections 409A or 4999 of the Code.

(f) Neither any Acquired Company nor any of its ERISA Affiliates has any current or projected liability in respect of or has any obligation to provide (under an Employee Plan or otherwise) post-employment or post-retirement health, medical or life insurance benefits for retired, former or current Service Providers, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Company and each Acquired Company has complied in all material respects with Section 409A of the Code with respect to any compensation paid or payable pursuant to an Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

(h) With respect to each Foreign Plan, to the Knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each such material Foreign Plan (i) complies in all material respects with applicable local Law (including the Tax Act), (ii) if and to the extent required by applicable Law or Contract to be funded prior to the year in which benefit payments are made, is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions (and all accruals have been reflected in the books and records of the Company, as applicable), (iii) has been registered to the extent required and has been maintained in good standing with applicable regulatory authorities, (iv) if intended to qualify for special tax treatment (or permitted to have been approved to obtain any beneficial tax or other status), meets all material requirements for such treatment and (v) if required to have been approved by any Governmental Authority, has been so approved or timely submitted for approval, and no such approval has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or materially increase the costs relating thereto. To the Knowledge of the Company, no Foreign Plan is a defined benefit plan or has any unfunded or underfunded liabilities. To the Knowledge of the Company, no Foreign Plan is intended to be or has ever been found or alleged by a Governmental Authority to be a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Tax Act.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Foreign Plan is, and no Acquired Company sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, or has any liability or obligation (whether fixed or contingent) with respect to, (i) any “multiemployer plan” within the meaning of subsection 248(1) of the Tax Act, (ii) a “registered pension plan” as such term is defined in subsection 248(1) of the Tax Act, (iii) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Tax Act, (iv) an “employee life and health trust” as such term is defined in subsection 248(1) of the Tax Act or (v) a “health and welfare trust” within the meaning of the Canada Revenue Agency Income Tax Folio S2-F1-C1. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no fact or circumstance exists which could adversely affect the registered status of any such Foreign Plan. To the Knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, all reports and disclosure relating to the Foreign Plans required to be filed or distributed have been filed or distributed in material compliance with Applicable Law, including the Tax Act.

(j) No Acquired Company is a party to or bound by, or is currently negotiating in connection with entering into, any CBA. To the Knowledge of the Company, there are no labor unions or other similar labor organizations representing or purporting to represent, and no union organization campaign is in progress with respect to, any Employees with respect to their employment with any of the Acquired Companies. Except as would not reasonably be expected to result in material liability to the Acquired Companies, taken as a whole, there are no unfair labor practice charges or labor-related grievances pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any Employees.

(k) Within thirty days of the date of this Agreement, the Company will use commercially reasonable efforts to provide to Parent a list of all Employees as of the date of this Agreement, including their respective titles, employing entity, current compensation (including base salary or wage rate and descriptive information regarding short-term incentive opportunity), start date, service reference date (if different from the start date), date of birth, work location, vacation entitlement formula, whether or not any such employee is on leave of absence (and if so the reason for absence and the expected date of return to work, if any), visa status, FLSA classification, overtime eligibility classification, any Employee Plans in which the employee participates, and the rate at which the applicable Acquired Company and the employee contribute to such Employee Plan.

(l) To the Knowledge of the Company, since December 31, 2020, (i) no allegations, reports or active investigations of sexual harassment, discrimination with respect to a protected classification, including race, age and gender, hostile work environment or similar misconduct have been made to NFP Corp. regarding any executive officer of NFP Corp. and (ii) no Acquired Company has entered into a settlement agreement in excess of $150,000 to resolve a Proceeding that was filed or threatened in writing by any Employee during the time in which the Company owned the Subsidiary of the Company that such Employee was employed by alleging sexual harassment, discrimination with respect to a protected classification, including race, age and gender or similar misconduct.

(m) Following the date of this Agreement, the Company will cooperate in good faith with Parent to provide information that Parent may reasonably request related to independent contractors and consultants engaged by the Acquired Companies, including compensation paid to such consultants and independent contractors. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) none of the Acquired Companies has any liability or obligations, including under or on account of an Employee Plan, arising out of the hiring of persons to provide services to any Acquired Company and treating such persons as consultants or independent contractors and not as employees of any Acquired Company and (ii) no such consultant or independent contractor has any legal standing resulting from any employment with any Acquired Company to invoke the protections of any employment or labor Law arising out of or in connection with such provision of services or engagement. The Acquired Companies do not have any direct or indirect liability, whether actual or contingent, as eligible or not eligible for overtime pay, or with respect to any temporary employees.

(n) Except, in each case, where such noncompliance would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, with respect to the Acquired Companies, the Acquired Companies are, and to the Knowledge of the Company any third party labor providers are, and since December 31, 2020 have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, termination of employment, worker safety, wages and hours, overtime, civil rights, discrimination, pay equity, language laws, human rights, family and medical leave, immigration and the Worker Adjustment and Retraining Notification Act, 22 U.S.C. § 2109 et seq. and the regulations promulgated thereunder (and any similar state, provincial or local Laws). Except, in each case, where such noncompliance would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, with respect to the Acquired Companies, (i) no unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened in writing; (ii) no labor grievance or arbitration proceeding is pending or, to the Knowledge of the Company, threatened in writing; (iii) no Proceeding by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Acquired Companies’ employees is pending or, to the Knowledge of the Company, threatened in writing; and (iv) there is no conciliation agreement or consent decree with, or citation by, any Governmental Authority relating to the Acquired Companies’ employees or employment practices and no audit, investigation or similar proceeding is pending or, to the Knowledge of the Company, threatened in writing by any Governmental Authority relating to employees or employment practices.

Section 3.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Acquired Companies are and, for the past three (3) years, have been in compliance with all applicable Environmental Laws and have obtained, and are in compliance with, all applicable Environmental Permits, (b) the Acquired Companies are not party to or the subject of any pending or, to the Knowledge of the Company, threatened (in writing) Proceeding or Order arising under, or relating to, any applicable Environmental Laws, (c) no Acquired Company has received in the past three (3) years any written claim, notice of violation or citation from any Person concerning any actual or alleged violation of, or liability under, any Environmental Law, (d) there has been no release of, disposal of or exposure of any Person to, any Hazardous Substances at, on, or under any Company Leased Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their predecessors and (e) the Acquired Companies do not store, generate or dispose of Hazardous Substances (other than in quantities consistent with an office environment and in compliance with Environmental Laws) at, on, in, under or from any Company Leased Real Property.

Section 3.18 Affiliate Transactions. No Related Person is party to any material Contract or transaction with the Company or any of its Subsidiaries (other than (a) expense reimbursement, employee benefits and compensation arrangements, (b) any ordinary course employment agreements, (c) any independent contractor agreements between or involving NFP Ultimate Parent and its Subsidiaries and (d) any arms’ length transaction with a portfolio company of any investment fund affiliated with NFP Ultimate Parent). No Related Person of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) owns any interest in any material asset or property (whether tangible or intangible) used by the Company or any of its Subsidiaries in the conduct of the business of the Acquired Companies.

Section 3.19 Takeover Statutes. The Company Director has taken all actions necessary so that the restrictions on takeover bids, equity acquisitions, business combinations and Company Stockholder vote and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other similar anti-takeover laws or regulations that are or may purport to be applicable will not apply with respect to or as a result of the Mergers or the other Transactions.

Section 3.20 Finders’ Fees. Except as (i) set forth in Section 3.20 of the Company Disclosure Schedule or (ii) included in Company Transaction Expenses and paid by NFP Seller at the Closing, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

Section 3.21 Material Carriers and Material Clients.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a true and complete list of (i) the top ten (10) property and casualty Carriers of the Acquired Companies, as determined by the volume of gross written premium of in-force policies, and (ii) the top ten (10) employee benefits Carriers of the Acquired Companies as determined by gross revenue paid to the Acquired Companies for the trailing twelve-month period ended August 30, 2023 (collectively, the “Material Carriers”). Since December 31, 2022 through the date of this Agreement, no Material Carrier has (A) discontinued, materially reduced, materially and adversely altered or terminated, or provided written notice of its intention to discontinue, materially reduce, materially and adversely alter or terminate, its relationship with the Acquired Companies or (B) provided written notice to, or of its intention to, materially and adversely change the commission rate or the amount of its business with the Acquired Companies.

(b) Section 3.21(b)(i) of the Company Disclosure Schedule contains a true and complete list of the top ten (10) Clients by revenue for the period indicated in Section 3.21(b)(i) of the Company Disclosure Schedule (collectively, the “Material Clients”). Since December 31, 2022 through the date of this Agreement, no Material Client has (i) discontinued, materially reduced, materially and adversely altered or terminated, or provided written notice of its intention to discontinue, materially reduce, materially and adversely alter or terminate, its relationship with the Acquired Companies or (ii) provided written notice to, or of its intention to, materially and adversely change the amount of its business with the Acquired Companies.

(c) As of the date hereof, there are no outstanding material disputes with any Material Carrier or Material Client concerning material amounts of commissions, Contingent Commissions or other compensation other than any such disputes that arise in the ordinary course of business.

Section 3.22 Sanctions; Trade Laws; Anti-Corruption Laws; AML Laws.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies, and their respective directors, managers, officers, employees and, to the Knowledge of the Company, Representatives authorized to act on their behalf are, and have been since December 31, 2020, in material compliance with Sanctions, Trade Laws, Anti-Corruption Laws and AML Laws.

(b) There are no Proceedings related to Sanctions, Trade Laws, Anti-Corruption Laws or AML Laws pending or, to the Knowledge of the Company, threatened in writing against any Acquired Company or, to the Knowledge of the Company, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority, except any such Proceeding which, if determined adversely to the Acquired Companies, would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(c) Except, in each case, where such failure to maintain compliance programs and policies would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies maintain compliance programs and policies reasonably designed to promote compliance with applicable Sanctions, Trade Laws and Anti-Corruption Laws.

Section 3.23 Certain Insurance Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Company has not granted any ownership interests in the expiration and renewal rights with respect to Contracts with Clients.

(b) With respect to each Carrier for which the Company or any of its Subsidiaries exercises any underwriting authority, with, inter alia, the ability to bind coverage for an insured, the Company and its Subsidiaries are in material compliance with all underwriting guidelines and have not materially exceeded their respective underwriting authority to such extent that would give any Carrier a right to claim a material breach.

(c) To the Knowledge of the Company, except as would not reasonably be expected to be material to such Acquired Company, any Trust Cash held by an Acquired Company is held in a fiduciary capacity to meet the obligations of such Acquired Company, is held exclusively by such Acquired Company and is at least equal to the amounts required to be held in a fiduciary capacity pursuant to premium trust and other applicable Laws or pursuant to any Contracts. The Company and its Subsidiaries have, since December 31, 2020, operated in all material respects in accordance with fiduciary obligations applicable to Producers under all applicable Laws, and each of the Company and its Subsidiaries are in compliance in all respects with premium trust fund Laws in all jurisdictions in which the Company and its Subsidiaries operate, as applicable.

(d) Since December 31, 2020, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, to the Knowledge of the Company, (i) each Producer who has Transacted for the Company or any of its Subsidiaries, at the time such Person Transacted for the Company or its Subsidiaries, was duly and appropriately licensed, authorized and appointed for the type of business Transacted by such Producer, in each case, to the extent required by Applicable Law and in the particular jurisdiction in which such Producer Transacted, (ii) there have been no violations by Producers of any Applicable Law in connection with any business Transacted for the Company or any of its Subsidiaries, including with respect to fictitious bids or quotes, material omissions or representations, conflicts of interest, churning, twisting, suitability, conservation, surrender, investment or allocation of funds, market timing, late trading or replacement and (iii) no Producer has been subject to any Order or any enforcement or disciplinary proceeding on account of any violation of Applicable Law in connection with such Person’s capacity as a Producer for the Company or any of its Subsidiaries.

(e) Since December 31, 2020, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each of the Company and its Subsidiaries have complied in all respects with all Applicable Law relating to (i) the segregation of and accounting for premium trust funds and all regulatory and other requirements of any Governmental Authority relating to trust accounts and insurance premium liability, (ii) market conduct recommendations resulting from market conduct audits, examinations or investigations by any Governmental Authority and (iii) unclaimed property, escheatment and similar applicable Law.

(f) (i) To the Knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each of the Company and its Subsidiaries (including any relevant officers, directors or employees of the Company and its Subsidiaries) has, if required, the necessary appointment to act as an agent, insurance adjuster, insurance program administrator or managing general agent for each Carrier that issues an insurance Contract placed or sold by the Company or any of its Subsidiaries; (ii) each such appointment is valid and binding in accordance with its terms on the parties thereto; and (iii) neither the Company and its Subsidiaries, nor, to the Knowledge of the Company, any Material Carrier has bound or committed to bind any insurance coverage for any liability, risk, cost or expense, or in any amount of liability, risk, cost or expense, or upon any terms or conditions, which exceeds its binding authority.

Section 3.24 Certain Other Regulatory Matters.

(a) Each Investment Adviser Subsidiary is, and at all times required by the Advisers Act since December 31, 2020 has been, duly registered as an investment adviser under the Advisers Act.

(b) The Broker-Dealer Subsidiary is, and has been since December 31, 2020, duly licensed to conduct business as a broker-dealer for the Acquired Companies’ business as currently conducted. The Broker-Dealer Subsidiary is, and at all times required by the Exchange Act since December 31, 2020 has been, duly registered as a broker-dealer under the Exchange Act and a member of FINRA. Since December 31, 2020, the Broker-Dealer Subsidiary has operated as a broker-dealer with capital not less than the amount necessary and required to meet the minimum net capital requirements pursuant to the Broker-Dealer Subsidiary’s current membership agreement.

(c) To the Knowledge of the Company, each employee of the Company and its Subsidiaries that is required to be registered as (i) an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Advisers Act) of an Investment Adviser Subsidiary or (ii) an “associated person” (within the meaning of Section 3(a)(18) of the Exchange Act) of the Broker-Dealer Subsidiary, in each case, is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(d) Each Advisory Agreement is a valid, binding and enforceable agreement of the applicable Investment Adviser Subsidiary and is in full force and effect, except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(e) Each Investment Adviser Subsidiary is, and at all times since December 31, 2020 has been, in material compliance with all Investment Laws with respect to the Investment Management Services, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(f) With respect to any material written report of examination (including any deficiency letter), inspection or investigation of any Investment Adviser Subsidiary issued by any Governmental Authority since December 31, 2020, no Governmental Authority has informed such Investment Adviser Subsidiary in writing that (i) any material deficiencies or violations noted in such examination, inspection or investigation reports have not been resolved to the satisfaction of such Governmental Authority and (ii) it intends to take further action on any such matter.

(g) The Acquired Companies are operating and, since December 31, 2020, have operated in material compliance with all applicable Health Care Laws, except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Since December 31, 2020, no Acquired Company (i) has been served with or received any search warrant, subpoena, civil investigative demand or audit from any Governmental Authority or Person relating to any alleged material violation of any applicable Health Care Law, (ii) made a voluntary disclosure pursuant to the U.S. Department of Health and Human Services Office of the Inspector General’s provider Self-Disclosure Protocol or the Centers for Medicare and Medicaid’s Voluntary Self-Referral Disclosure Protocol, made a material self-disclosure to a Medicare Administrative Contractor or otherwise made a material disclosure to a Governmental Authority regarding potential repayment obligations arising from actual or potential violations of Health Care Laws or (iii) received notice, including notification of any pending or threatened (in writing) action by or from any Person, of non-compliance by, or liability of, any Acquired Company under any Health Care Law, other than such action filed under seal that has not been disclosed to any Acquired Company, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(h) To the extent an Acquired Company is paid for or pays for marketing (which shall include lead generation), enrollment, referral or other services related to Federal Health Care Program business or plans offered through the federal or a state exchange, such payments comply with applicable Health Care Laws, are not based on percent of premium or book of business, are based on methodologies established in advance, are consistent with fair market value in arms-length transactions, and are not determined in a manner that takes into account the volume or value of any referrals or business otherwise generated, except as permitted by 42 C.F.R. § 422.2274, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. To the extent an Acquired Company is paid for or pays for marketing, referral, enrollment or other services related to employer health and welfare plans, such payments comply with applicable Health Care Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(i) Since December 31, 2020, the Acquired Companies have implemented and maintained a compliance program reasonably designed to promote compliance in all material respects with applicable Health Care Laws and the Acquired Companies operate in material compliance with such compliance program, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(j) Newport Private Wealth Inc. is the only Acquired Company that is registered under securities, commodity futures or derivatives legislation in Canada.

(k) None of the Acquired Companies are the investment fund manager for any investment funds that are governed by the Canadian Securities Administrators’ National Instrument 81-102.

Section 3.25 Exclusivity of Representations; Non-Reliance. THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUIRER AND MERGER SUB EXPRESSLY SET FORTH IN ARTICLE 5 OR IN A CERTIFICATE DELIVERED BY AN OFFICER OF PARENT, ACQUIRER OR MERGER SUB PURSUANT TO THIS AGREEMENT, (1) NONE OF PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING AND NONE OF THEM HAS MADE ANY REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) RELATING TO ITSELF OR ITS BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, INCLUDING THE MERGERS, AND NONE OF THE COMPANY OR ITS AFFILIATES IS RELYING ON ANY REPRESENTATION OR WARRANTY OF PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES EXCEPT FOR THOSE EXPRESSLY SET FORTH IN ARTICLE 5 OR IN A CERTIFICATE DELIVERED BY AN

OFFICER OF PARENT, ACQUIRER OR MERGER SUB PURSUANT TO THIS AGREEMENT AND (2) NO PERSON HAS BEEN AUTHORIZED BY PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, INCLUDING THE MERGERS, AND IF MADE, SUCH REPRESENTATION OR WARRANTY HAS NOT BEEN AND SHALL NOT BE RELIED UPON BY THE COMPANY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN ARTICLE 3 OR THE COMPANY DISCLOSURE SCHEDULE, EACH OF PARENT, ACQUIRER AND MERGER SUB AGREES AND ACKNOWLEDGES THAT, IN CONNECTION WITH THE MERGERS AND THE OTHER TRANSACTIONS, NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR OBLIGATION TO PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES RESULTING FROM THE DISTRIBUTION OR FAILURE TO DISTRIBUTE TO PARENT, ACQUIRER OR MERGER SUB OR PARENT’S, ACQUIRER’S OR MERGER SUB’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, FORECASTS OR OTHER MATERIAL, MADE AVAILABLE TO PARENT, ACQUIRER OR MERGER SUB IN ANY FORMAT, INCLUDING IN THE VDR, OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF NFP SELLER

Except as set forth in the applicable Section of the Company Disclosure Schedule (subject to Section 1.02(n)), NFP Seller hereby represents and warrants to Parent, Acquirer and Merger Sub that:

Section 4.01 Qualification, Organization. NFP Seller is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 4.02 Corporate Authority Relative to this Agreement; No Violation.

(a) NFP Seller has all requisite limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions applicable to NFP Seller. The execution and delivery of this Agreement and the Ancillary Documents to which NFP Seller is a party has been duly and validly authorized by all necessary action on the part of NFP Seller and its sole member. The consummation of the Transactions will be duly and validly authorized by the sole member of NFP Seller. This Agreement has been duly and validly executed and delivered by NFP Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of Merger Sub, Acquirer and Parent, constitutes the legal, valid and binding agreement of NFP Seller enforceable against NFP Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the HSR Act and the DPA, (ii) any Required Approvals, (iii) the Applicable Laws of the State of Delaware with respect to the Mergers and (iv) the matters set forth in Section 3.04(b) of the Company Disclosure Schedule, no authorization, consent, non-objection or approval of, or filing or registration by the Acquired Companies with, or notice by the Acquired Companies to, any Governmental Authority is necessary, under Applicable Law, in connection with the execution, delivery and performance of this Agreement by NFP Seller or the consummation by NFP Seller of the Transactions applicable to NFP Seller, except for such authorizations, consents, non-objections, approvals, filings, registrations or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a NFP Seller Material Adverse Effect.

(c) The execution, delivery and performance by NFP Seller of this Agreement and any Ancillary Documents do not, and, except as described in Section 4.02(b), the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any violation or breach of, conflict with, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, acceleration, revocation, suspension or limitation of any obligation or to the loss of a benefit under, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, (A) any NFP Seller Permit or (B) any Contract to which NFP Seller is a party or by which any assets or properties of NFP Seller is bound, (ii) result in the creation of any Lien upon any of the properties, rights or assets of NFP Seller, other than Permitted Liens, (iii) conflict with or result in any breach or violation of, or a default (with or without notice or lapse of time, or both) under, any provision of the Organizational Documents of NFP Seller or (iv) conflict with or violate any Law or Order to which NFP Seller or any of its properties or assets is subject, other than in the case of the foregoing clauses (i), (ii) and (iv), any such violation, breach, conflict, default, change of control, termination, modification, cancellation, revocation, suspension, limitation, entitlement, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a NFP Seller Material Adverse Effect.

(d) Prior to the execution of this Agreement, the sole member of NFP Seller, by resolutions duly adopted at a meeting duly called and held or via unanimous written consent (which, as of the execution and delivery of this Agreement by the Parties, have not been rescinded, modified or withdrawn in any way), has (i) determined that this Agreement and the Transactions are advisable and in the best interests of NFP Seller and its sole member and (ii) approved the execution, delivery and performance of this Agreement by NFP Seller and the consummation of the Transactions applicable to NFP Seller.

Section 4.03 Ownership of Company Shares. NFP Seller is the record and beneficial owner of the common stock of the Company, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act) and shall transfer and deliver to Acquirer at the Closing valid title to the issued and outstanding shares of Company Common Stock, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act). NFP Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require NFP Seller to sell, transfer, exchange, pledge, assign, hypothecate or otherwise dispose of any shares of Company Common Stock or (b) any voting trust, proxy or other Contract relating to the voting of any shares of Company Common Stock.

Section 4.04 Litigation. As of the date of this Agreement, there are no Proceedings pending or threatened in writing against NFP Seller that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise materially interfering with, any of the Transactions.

Section 4.05 Finders’ Fees. Except as (i) set forth in Section 4.05 of the Company Disclosure Schedule or (ii) included in Company Transaction Expenses and paid by NFP Seller at the Closing, neither NFP Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

Section 4.06 Holding Company. NFP Seller has not engaged in any material activity or business other than holding stock of the Company and granting, selling and repurchasing equity in NFP Seller and activities incidental thereto.

Section 4.07 Irish Takeover Rules. To the Knowledge of the Company, the acquisition by NFP Seller of Parent Shares in the Transactions will not result in NFP Seller and any Person or Persons “acting in concert” (within the meaning of the Irish Takeover Rules) with NFP Seller, holding, directly or indirectly (when aggregated with any other holdings of Parent Shares), Parent Shares representing, in the aggregate, 30% or more of the voting rights exercisable by shareholders at general meetings of Parent.

Section 4.08 Tax Classification. NFP Seller is a disregarded entity for U.S. federal income tax purposes as defined in Treasury Regulations Section 301.7701-3(b). NFP Ultimate Parent is, and will be at the First Effective Time and the Second Effective Time, the regarded owner of NFP Seller for U.S. federal income tax purposes and is, and will be at the First Effective Time and the Second Effective Time, classified as a “domestic partnership” as defined in Section 7701(a) of the Code and Treasury Regulations Section 301.7701-3(b).

Section 4.09 Exclusivity of Representations; Non-Reliance. NFP SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUIRER AND MERGER SUB EXPRESSLY SET FORTH IN ARTICLE 5 OR IN A CERTIFICATE DELIVERED BY AN OFFICER OF PARENT, ACQUIRER OR MERGER SUB PURSUANT TO THIS AGREEMENT, (1) NONE OF PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING AND NONE OF THEM HAS MADE ANY REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) RELATING TO ITSELF OR ITS BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS,

INCLUDING THE MERGERS, AND NONE OF NFP SELLER OR ITS AFFILIATES IS RELYING ON ANY REPRESENTATION OR WARRANTY OF PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES EXCEPT FOR THOSE EXPRESSLY SET FORTH IN ARTICLE 5 OR IN A CERTIFICATE DELIVERED BY AN OFFICER OF PARENT, ACQUIRER OR MERGER SUB PURSUANT TO THIS AGREEMENT AND (2) NO PERSON HAS BEEN AUTHORIZED BY PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, INCLUDING THE MERGERS, AND IF MADE, SUCH REPRESENTATION OR WARRANTY HAS NOT BEEN AND SHALL NOT BE RELIED UPON BY NFP SELLER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN ARTICLE 3 OR THE COMPANY DISCLOSURE SCHEDULE, EACH OF PARENT, ACQUIRER AND MERGER SUB AGREES AND ACKNOWLEDGES THAT, IN CONNECTION WITH THE MERGERS AND THE OTHER TRANSACTIONS, NEITHER NFP SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR OBLIGATION TO PARENT, ACQUIRER, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES RESULTING FROM THE DISTRIBUTION OR FAILURE TO DISTRIBUTE TO PARENT, ACQUIRER OR MERGER SUB OR PARENT’S, ACQUIRER’S OR MERGER SUB’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, FORECASTS OR OTHER MATERIAL, MADE AVAILABLE TO PARENT, ACQUIRER OR MERGER SUB IN ANY FORMAT, INCLUDING IN THE VDR, OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUIRER AND MERGER SUB

Except as (1) disclosed in the Parent SEC Documents filed with the SEC since January 1, 2021 (including exhibits and other information incorporated by reference therein) and publicly available at least two calendar days prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (2) set forth in the applicable Section of the Acquirer Disclosure Schedule (subject to Section 1.02(n)), Parent, Acquirer and Merger Sub hereby represent and warrant to the Company that:

Section 5.01 Qualification, Organization. Each of Acquirer, Merger Sub and Parent is a legal entity duly organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Applicable Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Acquirer, Merger Sub and Parent is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Parent Organizational Documents as amended to the date hereof. The Parent Organizational Documents are in full force and effect and Parent is not in violation in any material respect of the Parent Organizational Documents. The organizational documents of each of Acquirer and Merger Sub are in full force and effect and neither of Acquirer or Merger Sub is in violation in any material respect of its respective organizational documents.

Section 5.02 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent, Acquirer and Merger Sub has all requisite corporate or similar power and authority to enter into this Agreement and to consummate the Transactions to which such entity is or will be a party. The execution and delivery of this Agreement has been duly and validly authorized by all necessary action on the part of Parent, the Parent Board of Directors, Acquirer, the Acquirer Board of Directors, Merger Sub and the Merger Sub Sole Member, as applicable. The consummation of the Transactions will be duly and validly authorized by the Acquirer Board of Directors, the Merger Sub Sole Member and the Parent Board of Directors, as applicable, and in the case of the issuance of Parent Shares in connection with the Mergers, no other corporate proceedings on the part of Acquirer, Merger Sub, Parent or any Subsidiary of Parent are necessary to authorize the consummation of the Transactions to which such entity is or will be a party. This Agreement has been duly and validly executed and delivered by Acquirer, Merger Sub and Parent and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company and NFP Seller, constitutes the legal, valid and binding agreement of Acquirer, Merger Sub and Parent, enforceable against Acquirer, Merger Sub and Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the provisions of the Irish Companies Act, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act and the DPA, (v) any applicable requirements of the NYSE, (vi) any Required Approvals, (vii) the Applicable Laws of the State of Delaware with respect to the First Merger and the Second Merger and (viii) the matters set forth in Section 5.02(b) of the Acquirer Disclosure Schedule, no authorization, consent or approval of, or filing or registration with, or notice to, any Governmental Authority is necessary, under Applicable Law, in connection with the execution, delivery and performance of this Agreement by Acquirer, Merger Sub or Parent or the consummation by Acquirer, Merger Sub or Parent of the Transactions, except for such authorizations, consents, approvals, filings, registrations or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(c) The execution, delivery and performance by Merger Sub, Acquirer and Parent of this Agreement and the Ancillary Documents to which Merger Sub, Acquirer or Parent is a party do not, and, except as described in Section 5.02(b), the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any violation or breach of, conflict with, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, acceleration, revocation, suspension or limitation of any obligation or to the loss of a benefit under, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, (A) any Parent Permit or (B) any Contract to which Merger Sub, Acquirer, Parent or any of its other Subsidiaries is a party or by which any assets or properties of Merger Sub, Acquirer, Parent or any of its Subsidiaries is bound, (ii) result in the creation of any Lien upon any of the properties, rights or assets of Merger Sub, Acquirer, Parent or any of its Subsidiaries, other than Permitted Liens, (iii) conflict with or result in any breach or violation of, or a default (with or without notice or lapse of time, or both) under, any provision of the Parent Organizational Documents or any of the organizational documents of Merger Sub, Acquirer or any Subsidiary of Parent or (iv) conflict with or violate any Law or Order to which Merger Sub, Acquirer, Parent or any of its other Subsidiaries or any of their respective properties or assets is subject, other than in the case of the foregoing clauses (i), (ii) and (iv), any such violation, breach, conflict, default, termination, modification, cancellation, revocation, suspension, limitation, right, entitlement, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

Section 5.03 Reports and Financial Statements.

(a) From January 1, 2022 through the date of this Agreement, Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Parent SEC Documents”). As of their respective filing dates, or, if amended, as of the date of (and giving effect to) the filing of the last such amendment with respect to the disclosures that were amended, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents at the time they were filed, or, if amended, as of the date of (and giving effect to) the filing of the last such amendment with respect to the disclosures that were amended, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed (or, if amended, as of the date of (and giving effect to) the filing of the last such amendment with respect to the financial statements that were amended or restated therein) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated statements of operations, consolidated statements of comprehensive (loss) income and consolidated statements of cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity in all material respects with GAAP (except, in the case of the unaudited statements, to the extent permitted by the published rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 5.04 Absence of Certain Changes or Events.

(a) From November 30, 2023 through the date of this Agreement, there has not occurred any event, development, occurrence, change or state of fact that has had, or would reasonably be expected to have, an Acquirer Material Adverse Effect.

(b) From November 30, 2023 through the date hereof, the business of Parent, Acquirer and their respective Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

Section 5.05 Valid Issuance. All Parent Shares to be issued to the holders of shares of Company Common Stock in respect of their shares of Company Common Stock will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, fully paid and nonassessable (nonassessable is a phrase which has no defined meaning under Irish law, but for the purposes of this Section 5.05 shall mean the registered holders of such Parent Shares are not liable to calls for additional payments of capital on such Parent Shares) and will not be subject to pre-emptive rights of any other shareholder of Parent and (b) issued in compliance in all material respects with applicable securities laws, including section 1028 of the Irish Companies Act.

Section 5.06 Finders’ Fees. Neither Parent, Acquirer nor any of their respective Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions for which the Company could have any liability prior to the First Effective Time.

Section 5.07 Financing. At the Closing, Acquirer will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to permit Acquirer and Merger Sub to consummate the Transactions, including the Mergers, upon the terms contemplated by this Agreement, including the payment of all amounts payable pursuant to Article 2 in connection with or as a result of the Mergers. No obligation of Parent (or those of any of its Affiliates) to consummate the Mergers or any of the other Transactions is in any way contingent upon or otherwise subject to Parent’s or Acquirer’s (or any of Parent’s or Acquirer’s Affiliates) consummation of any financing arrangements, Parent’s or Acquirer’s obtaining (or any of Parent’s or Acquirer’s Affiliates’ obtaining) of any financing or the availability, grant, provision or extension of any financing to Parent or Acquirer (or to any of Parent’s or Acquirer’s Affiliates).

Section 5.08 Ineligible Persons.

(a) None of Parent, Acquirer, any Subsidiary of Parent or Acquirer or, to the Knowledge of Parent or Acquirer, any of their respective directors, officers, Affiliates or employees who will become, as a result of the Transactions, “persons associated” (as defined in Section 202(a)(17) of the Advisers Act) with any Investment Adviser Subsidiary is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “a person associated” with a registered investment adviser, and there is no Proceeding pending or served by any Governmental Authority which would result in the ineligibility of Parent, Acquirer or any Subsidiary of Parent or Acquirer, or, to the Knowledge of Parent or Acquirer, any of their respective directors, officers, Affiliates or employees who will become, as a result of the Transactions, “persons associated” with any Investment Adviser Subsidiary to serve in any such capacity, except, in each case, where any such ineligibility or Proceeding would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(b) None of Parent, Acquirer, any Subsidiary of Parent or Acquirer or, to the Knowledge of Parent or Acquirer, any of their respective directors, officers, Affiliates or employees who will become, as a result of the Transactions, “associated persons” (within the meaning of Section 3(a)(18) of the Exchange Act) of the Broker-Dealer Subsidiary is (i) is ineligible to be an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, including with respect to any act committed or omitted by such Person that occurred prior, or subsequent, to such Person becoming such an “associated person”, (ii) is subject to a “statutory disqualification” (as such term is defined in Section 3(a)(39) of the Exchange Act), (iii) is subject to a determination that such Person does not meet the standards of FINRA Rule 1014(a) due to any of the events set forth in FINRA Rule 1014(a)(3)(A), (C), (D), (F) and (G), or (iv) is subject to a disqualifying event as described in Rule 506(d) under the Securities Act. There is no Proceeding pending or served by any Governmental Authority which would reasonably be expected to result in the circumstances described in clauses (i) – (iv) of the previous sentence with respect to Parent, Acquirer, any Subsidiary of Parent or Acquirer or, to the Knowledge of Parent or Acquirer, any of their respective directors, officers, Affiliates or employees who will become, as a result of the Transactions, “associated persons” of the Broker-Dealer Subsidiary, except, in each case, where any such circumstances or Proceeding would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

Section 5.09 Litigation. As of the date of this Agreement, there are no Proceedings pending or threatened in writing against Parent, Acquirer or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise materially interfering with, any of the Transactions.

Section 5.10 Ownership and Tax Classification of RFULC, Acquirer and Merger Sub.

(a) RFULC is a direct, wholly owned subsidiary of Parent. RFULC is a disregarded entity for U.S. federal income tax purposes as defined in Treasury Regulations Section 301.7701-3(b). Parent is, and will be at the First Effective Time and the Second Effective Time, the regarded owner of RFULC for U.S. federal income tax purposes.

(b) Acquirer is a direct, wholly owned subsidiary of RFULC, was formed solely for the purpose of engaging in the Transactions, as of the date hereof has engaged in no business activity other than in connection with entering into this Agreement, and as of the First Effective Time will have engaged in no business activity other than those occurring in connection with the Transactions or otherwise as provided in this Agreement (including, for the avoidance of doubt, issuing debt as described in Section 2.08). Parent is, and will be at the First Effective Time and the Second Effective Time, the sole regarded owner of Acquirer for U.S. federal income tax purposes and is, and will be at the First Effective Time and the Second Effective Time, in “control” of Acquirer as defined in Section 368(c) of the Code.

(c) Merger Sub is a direct, wholly owned subsidiary of Acquirer, was formed solely for the purposes of engaging in the Transactions and has engaged in no business other than as contemplated by this Agreement. Merger Sub is, and will be at the First Effective Time, classified as a disregarded entity pursuant to Treasury Regulations Section 301.7701-3(b). Acquirer is, and will be at the First Effective Time, the regarded owner of Merger Sub for U.S. federal income tax purposes.

Section 5.11 Takeover Statutes. Assuming the accuracy of the representations and warranties of NFP Seller in Section 4.07, the Parent Board of Directors has taken all action necessary so that no Takeover Statutes are applicable to the Transactions.

Section 5.12 No Required Vote. No vote of the holders of securities of Parent is required to consummate the Transactions.

Section 5.13 Exclusivity of Representations; Non-Reliance. EACH OF PARENT, ACQUIRER AND MERGER SUB ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE 3, THE REPRESENTATIONS AND WARRANTIES OF NFP SELLER SET FORTH IN ARTICLE 4 OR IN A CERTIFICATE DELIVERED BY AN OFFICER OF THE COMPANY OR NFP SELLER PURSUANT TO THIS AGREEMENT, (1) NONE OF THE COMPANY, NFP SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING AND NONE HAS MADE ANY REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) RELATING TO ITSELF OR ITS BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, INCLUDING THE MERGERS, AND NONE OF PARENT, ACQUIRER, MERGER SUB OR THEIR RESPECTIVE AFFILIATES IS RELYING ON ANY REPRESENTATION OR WARRANTY OF THE COMPANY, NFP SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES EXCEPT FOR THOSE EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 OR IN A CERTIFICATE DELIVERED BY AN OFFICER OF THE COMPANY OR NFP SELLER PURSUANT TO THIS AGREEMENT AND (2) NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY, NFP SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY, NFP SELLER OR THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, INCLUDING THE MERGERS, AND IF MADE, SUCH REPRESENTATION OR WARRANTY HAS NOT BEEN AND SHALL NOT BE RELIED UPON BY PARENT, ACQUIRER OR MERGER SUB. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN ARTICLE 5 OR THE ACQUIRER DISCLOSURE SCHEDULE, THE COMPANY AND NFP SELLER AGREE AND ACKNOWLEDGE THAT, IN CONNECTION WITH THE MERGERS AND THE OTHER TRANSACTIONS, NONE OF PARENT, ACQUIRER, MERGER SUB, NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR OBLIGATION TO THE

COMPANY, NFP SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES RESULTING FROM THE DISTRIBUTION OR FAILURE TO DISTRIBUTE TO THE COMPANY OR NFP SELLER, OR THE COMPANY’S OR NFP SELLER’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, FORECASTS OR OTHER MATERIAL, MADE AVAILABLE TO THE COMPANY OR NFP SELLER IN ANY FORMAT, INCLUDING IN THE VDR, OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS.

ARTICLE 6.

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company.

(a) During the period from the date of this Agreement and continuing until the earlier of the First Effective Time and the valid termination of this Agreement pursuant to Section 10.01 (such period being referred to herein as the “Interim Period”), except as (i) set forth in Section 6.01(a) of the Company Disclosure Schedule, (ii) expressly required by this Agreement, (iii) required by Applicable Law or pursuant to any COVID-19 Measures, or (iv) consented to in writing by Acquirer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each other Acquired Company to, use its reasonable best efforts to (A) conduct the business of the Acquired Companies in the aggregate in the ordinary course consistent with past practice, (B) maintain in all material respects the business organizations, assets and goodwill of the Acquired Companies, (C) maintain in all material respects the material relationships with employees, clients, vendors, suppliers and lessors of the Acquired Companies, (D) manage the Acquired Companies’ working capital in all material respects in the ordinary course of business consistent with past practice and (E) keep Parent or Acquirer reasonably apprised of the payment of Company Transaction Expenses incurred or paid during the Interim Period, including providing, to the extent available, a then-current estimate of the aggregate amount of Company Transaction Expenses expected to be incurred or paid during the Interim Period; provided, however, that no action by any Acquired Company with respect to matters specifically addressed by any provision of Section 6.01(b) or Section 6.01(c) below shall be deemed a breach of this Section 6.01(a) unless such action would constitute a breach of such specific provision of Section 6.01(b) or Section 6.01(c) below.

(b) Without limiting the generality of Section 6.01(a) and subject to the exceptions set forth in clauses (i) through (iv) of Section 6.01(a), during the Interim Period, the Company shall not, and shall cause each of the other Acquired Companies not to:

(i) amend, modify or waive any provision of the Organizational Documents of (A) the Company, NFP Intermediate Holdings B Corp., or NFP Corp., (B) any Significant Subsidiary of the Company or (C) any other Acquired Company other than, in the case of this clause (C), in the ordinary course of business consistent with past practice;

(ii) (A) issue, transfer, deliver, sell, grant, pledge or otherwise encumber or authorize the issuance, transfer, delivery, sale, grant or pledge of, any shares of any Company Securities or Company Subsidiary Securities other than Permitted Liens, (B) amend any term of any Company Security or Company Subsidiary Securities (whether by merger, consolidation or otherwise) or (C) repurchase, redeem or otherwise acquire any Company Security or Company Subsidiary Security or any rights, warrants or options to acquire any such Company Security or Company Subsidiary Security;

(iii) (A) manage working capital other than in the ordinary course of business consistent with past practice in all material respects or (B) make any capital expenditures or incur any liabilities in respect thereof, except for capital expenditures that do not exceed one hundred and ten percent (110%) of the budgeted capital expenditures; provided that the Acquired Companies will not make any capital expenditures or incur any liabilities in respect thereof that the Company reasonably believes will, after giving effect to such capital expenditure (including the incurrence of any liabilities in respect thereof), result in the Acquired Companies having insufficient working capital to ensure the continued operation of the business of the Acquired Companies in the ordinary course, taken as a whole;

(iv) sell, lease, transfer, license, assign, abandon or otherwise dispose of any assets (other than any Intellectual Property Rights, which is the exclusive subject of Section 6.01(b)(vi), securities, properties, interests or businesses of any of the Acquired Companies, other than (i) dispositions of inventory, equipment or other assets that are no longer used in the conduct of the business of the Acquired Companies or (ii) dispositions of inventory, equipment or other assets, or marketable securities, in the ordinary course of business consistent with past practice for which the book value does not exceed $50,000;

(v) grant any Lien on any assets (other than any Intellectual Property Rights, which is the exclusive subject of Section 6.01(b)(vi)) or properties of any of the Acquired Companies, other than Permitted Liens and any ordinary course capital leases;

(vi) sell, assign, transfer, lease, sublease, license, sublicense, abandon, (including to cancel or abandon or fail to renew or maintain), or otherwise dispose of or subject to any Lien, in a single transaction or a series of related transactions, any material Company IP, except non-exclusive licenses granted in the ordinary course of business and expiration of Company Registered IP in accordance with the applicable statutory term;

(vii) (A) modify or amend in any material respect, cancel, terminate, renew or waive any material rights under any Material Contract, excluding any (1) termination upon expiration of a term in accordance with the terms of such Material Contract or (2) renewal of any Material Contract consistent with renewals in the ordinary course of business consistent with past practice, (B) enter into any Contract of the type described in Section 3.08(a)(ii) (taking into account the exceptions disclosed in Section 3.08(a)(ii) of the Company Disclosure Schedule) that would have been a Material Contract had it been entered into prior to the date of this Agreement or (C) otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, in the case of the foregoing clauses (A) and (C), except in the ordinary course of business consistent with past practice;

(viii) other than as required by an Employee Plan or a CBA (in each case, in existence as of the date hereof): (A) adopt, enter into, materially modify or terminate, or commit to adopt, enter into, materially modify or terminate, any Employee Plan, (B) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits to any Service Provider or (C) make any grant or increase, or commit to make any grant or increase, in any form of compensation or benefits (including any grants of Company Subsidiary Securities, change of control, retention, severance, separation, termination or similar payments or any loan) payable to any Service Provider;

(ix) other than in connection with actions permitted in accordance with Section 6.01(c)(ii), hire any individual as an Employee (whether or not in the ordinary course of business consistent with past practice) who (A) has a base salary in excess of $350,000, (B) is eligible for a severance package in excess of $350,000 (or in the case of a producer, is eligible for a severance package providing in excess of twelve (12) months of commission continuation), (C) receives target incentives (other than production/commissions determined by a standard plan or policy) that exceed 100% of base salary or (D) receives a sign-on, retention or similar package that exceeds 100% of base salary in total;

(x) terminate any Employee who has a base salary in excess of $350,000, other than terminations due to such Employee’s death, disability or cause (as determined by the Company and its Subsidiaries in their reasonable discretion consistent with past practice);

(xi) (A) make, change or revoke any material Tax election, (B) settle or compromise any audit or proceeding relating to a material amount of Taxes, (C) enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim a material Tax refund, (D) change any Acquired Company’s method of accounting for Tax purposes, (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax or (F) file any income or other material amended Tax Return;

(xii) materially change any Acquired Company’s methods of accounting or accounting practices except as required by GAAP as agreed to by such Acquired Company’s independent public accountants;

(xiii) compromise or settle (A) any Proceeding involving or against any Acquired Company, (B) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (C) any Proceeding that relates to the Transactions other than, in the case of clauses (A) and (B), settlements or compromises of Proceedings that involve the payment by or to the Company or any Subsidiary of the Company in an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually, $1,000,000;

(xiv) enter into any new business line outside of the Acquired Companies’ existing business lines as of the date of this Agreement, or exit any of the Acquired Companies’ existing material business lines as of the date of this Agreement;

(xv) adopt or enter into a plan of complete or partial liquidation or dissolution; or

(xvi) agree, resolve or commit to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, including in this Section 6.01, without the prior written consent of Acquirer (which may be withheld in Acquirer’s sole discretion), during the Interim Period, the Company shall not, and shall cause each of the other Acquired Companies not to:

(i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or any other shares of capital stock or equity interests or securities convertible, exchangeable or exercisable therefor of any other Acquired Company (“Company Subsidiary Securities”), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or Company Subsidiary Securities;

(ii) enter into any joint venture or similar arrangement with any third party or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses from any other Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company); provided that the Company shall be permitted to consummate any acquisition or investment that (A) is currently contemplated or pending that is set forth on Section 6.01(c)(ii)(A) of the Company Disclosure Schedule, (B) is to be effected pursuant to any put or call arrangement provided for any agreement set forth on Section 6.01(c)(ii)(B) of the Company Disclosure Schedule without obtaining prior consent (written or otherwise) from Parent or (C) pursuant to the guidelines set forth on Section 6.01(c)(ii)(C) of the Company Disclosure Schedule (as such guidelines may be amended from time to time by Acquirer in its sole discretion);

(iii) create, incur, assume, suffer to exist or guarantee any Indebtedness, except (A) Indebtedness in an aggregate principal amount not to exceed $10,000,000, (B) Covered Indebtedness (excluding Interim Period Indebtedness), (C) the HoldCo Notes and (D) any Indebtedness incurred to fund any actions permitted to be taken by the Acquired Companies in accordance with Section 6.01(c)(ii); provided that this Section 6.01(c)(iii) shall not restrict any drawdowns of revolving loans under the NFP Corp. Credit Agreement and Covered Indebtedness for purposes of Section 6.01(c)(iii)(B) shall not include any accrued interest;

(iv) make any payments to any Related Person (other than payments made (x) pursuant to any Employee Plans or (y) expense reimbursements in the ordinary course consistent with past practice);

(v) make any loans, advances or capital contributions to, or investments in, any other Person, except loans, advances or capital contributions to, or investments in, any other Person, other than any pre-existing commitments in an aggregate principal amount not to exceed $10,000,000; or

(vi) pay any principal or cash dividends or interest (other than interest paid in kind) in respect of the Preferred Units or HoldCo Notes, as applicable.

(d) No Control of the Company’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement do not give Parent, Acquirer or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any other Acquired Company at any time prior to the First Effective Time. Prior to the First Effective Time, the Company and the other Acquired Companies will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.02 No Solicitation; Other Offers.

(a) No Solicitation.

(i) During the Interim Period, each of NFP Seller and the Company shall not, and shall cause its controlled Affiliates and its and their respective officers, directors, employees or other Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly encourage or facilitate, or take any action to solicit, initiate or knowingly encourage or facilitate, an Acquisition Proposal, (B) enter into, participate in, maintain or continue any discussions or negotiations relating to any Acquisition Proposal with any Person other than Parent, Acquirer and Merger Sub, (C) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such agreement, arrangement or understanding, an “Alternative Acquisition Agreement”) or (D) resolve, propose or agree to do any of the foregoing. From and following the date of this Agreement, each of NFP Seller and the Company further agrees not to, and to cause its controlled Affiliates and its and their respective officers, directors, employees or other Representatives not to, release any Persons described in the preceding sentence from any obligations under such non-disclosure or similar agreements without the prior written consent of Acquirer.

(ii) Each of NFP Seller and the Company shall, and shall cause its controlled Affiliates and its and their respective officers, directors, employees or other Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Promptly following the execution of this Agreement (but in any event within one Business Day thereafter), the Company shall deliver written notices to request the return or destruction of all confidential information of the Acquired Companies to all Persons (except for Parent and the Company Stockholder) with such return or destroy obligations under non-disclosure or similar agreements (except for such non-disclosure or similar agreements that do not relate to a potential Acquisition Proposal, financing of the Acquired Companies or similar transaction).

(iii) During the Interim Period, each of NFP Seller and the Company shall promptly (but in any event within one Business Day after the receipt thereof) provide Acquirer with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to an Acquisition Proposal, that is received by NFP Seller, the Company, any of their respective Affiliates and its and their respective officers, directors, employees or other Representatives from any Person (other than Parent or Acquirer), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received. Thereafter, during the Interim Period, each of NFP Seller and the Company shall keep Acquirer reasonably informed, on a reasonably prompt basis, of the status and terms of any such expression of interest, inquiry, proposal, offer or request for information (including any amendments thereto) and the status of any such discussions or negotiations.

(b) No Entry into an Alternative Acquisition Agreement. At no time after the date of this Agreement may the Company Director or the Company Stockholder cause or permit any Acquired Company to enter into an Alternative Acquisition Agreement.

(c) Breach by Representatives. The Company agrees that any action taken by any Representative of any Acquired Company that, if taken by any Acquired Company, would be a breach of this Section 6.02, then such action will be deemed to constitute a breach by the Company of this Section 6.02.

Section 6.03 Access to Information.

(a) Subject to the Confidentiality Agreement and in compliance with any relevant Privacy Laws, during the Interim Period, the Company shall and shall cause each other Acquired Company to (i) give Parent, Acquirer and their respective Representatives (including any insurers and underwriters in respect of the Acquirer R&W Insurance Policy) reasonable access, upon reasonable advance notice, during normal business hours, to the facilities, properties, personnel, Contracts, operating and financial reports, work papers, assets and Books and Records as Parent shall reasonably request and (ii) furnish to Parent, Acquirer and their respective Representatives (including any insurers and underwriters in respect of the Acquirer R&W Insurance Policy) such financial and operating data and other information, in each case, for purposes of consummating the Transactions as such Persons may reasonably request; provided that no information or knowledge obtained by Parent, Acquirer or their respective Representatives in any investigation conducted pursuant to the access contemplated by this Section 6.03 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent, Acquirer and Merger Sub hereunder. Any investigation pursuant to this Section 6.03 shall be conducted (i) at Acquirer’s sole expense and (ii) in such manner as not to interfere unreasonably with the conduct of the business or operations of the Acquired Companies.

(b) Notwithstanding anything to the contrary set forth in this Section 6.03, an Acquired Company may restrict or otherwise prohibit access to such documents or information to the extent that, in the reasonable, good faith judgment of the Company, (i) any Applicable Law requires such Acquired Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of causing a waiver of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information and such undermining of such privilege could, in the reasonable, good faith judgment of the Company adversely affect in any material respect any Acquired Company’s position in any pending or, what the Company believes in good faith could be, future litigation or (iii) access to a material Contract to which any Acquired Company is a party or otherwise bound would cause such Acquired Company to be in breach of, or give a third party the right to terminate or accelerate the rights under such material Contract. Without limiting the foregoing, in the event that any of the Acquired Companies does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Acquirer that it is withholding such access or information and shall use reasonable best efforts to communicate the applicable information in a reasonable way that would not violate the Applicable Law, risk waiver of such privilege or cause such breach or right of termination or acceleration, including by using reasonable best efforts to obtain the required Consent of any third party necessary to provide such disclosure or developing a reasonable alternative to providing such information or a reasonably redacted summary thereof so as to address such matters.

Section 6.04 280G Matters. As soon as practicable following the date of this Agreement, the Company shall (a) obtain and deliver to Acquirer, prior to the initiation of the stockholder approval procedure under clause (b) below, a waiver, in a form reviewed and approved by Acquirer, from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such Requisite Company Stockholder Approval procedure (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), of such Disqualified Individual’s rights to all such payments or benefits applicable to such Disqualified Individuals so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) as soon as practicable following delivery of such waivers to Acquirer, prepare and distribute to its stockholders a disclosure statement, in a form and based on calculations subject to Acquirer’s review and comment, providing adequate disclosure (within the meaning of Section 280G of the Code) of all potential parachute payments and benefits that may be received by the Disqualified Individual(s) and submit to the stockholders of the Company for approval (in a manner reasonably satisfactory to Acquirer) by such number of stockholders, in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Acquirer and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments,” such that, if approved by the requisite majority of stockholders of the Company, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). In connection with the foregoing, as soon as practicable following the date of this Agreement, Acquirer shall provide the Company with all information and documents necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any agreement, arrangement or contract entered into or negotiated by Acquirer or any of its respective Affiliates, could reasonably be considered to be “parachute payments” (within the meaning of Section 280G of the Code) (and shall further provide any such updated information as is necessary prior to the Closing

Date). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Acquirer evidence reasonably satisfactory to Acquirer, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite approval was obtained with respect to any payments and/or benefits that were subject to the 280G Vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the waivers described in clause (a) of the preceding sentence, such “parachute payments” shall not be made or provided.

Section 6.05 Notices of Certain Events. During the Interim Period, the Company shall promptly notify Acquirer of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required under a Material Contract in connection with the Transactions;

(b) any written notice or other written communication from any Governmental Authority (i) delivered in connection with the Transactions or (ii) indicating that a Company Permit has been canceled, suspended, limited, materially and adversely amended, terminated or revoked or is about to be canceled, suspended, limited, materially and adversely amended, terminated or revoked or that a Company Permit is required in any jurisdiction in which such Company Permit has not been obtained, which cancelation, suspension, limitation, amendment, termination or revocation or failure to obtain has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(c) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 9 impossible.

No such notice given pursuant to this Section 6.05 shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article 9 has been satisfied. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or Acquirer pursuant to this Section 6.05.

Section 6.06 Payoff Letters; Redemption of Senior Notes; HoldCo Notes Redemption; Interest Rate Swap Termination Letters.

(a) The Company shall use reasonable best efforts to obtain and deliver to Acquirer, no later than three (3) Business Days prior to the Closing Date, true and complete copies of, with respect to any applicable Covered Indebtedness described in clause (a) or (c) of the definition thereof, a customary payoff letter evidencing full repayment and satisfaction of all such items of Indebtedness (other than (w) contingent indemnification obligations as to which no claim has been asserted, (x) any obligations or liabilities under cash management, hedge agreements and other bank products, (y) any other obligations which, by their terms, are to survive the termination of such Covered Indebtedness and (z) any obligations in respect of any Backstopped/Rolled LCs (collectively, the “Surviving Obligations”)) (each, a “Payoff Letter”), together with customary collateral releases, Intellectual Property Rights releases, physical collateral deliveries and other applicable termination and/or release items in connection therewith. Any Payoff Letter shall (a) set forth the amounts required to repay in full such Indebtedness as of the Closing Date (other than the Surviving Obligations), (b) set forth the account(s) to which such amount(s) shall be paid and (c) acknowledge that, upon the consummation of the Closing, all obligations in respect of any Covered Indebtedness (other than the Surviving Obligations) shall be terminated or released and any Liens or guarantees with respect to such Covered Indebtedness shall be released other than with regards to any cash collateral provided in respect of Backstopped/Rolled LCs; provided that it is understood that at the Company’s election, any Payoff Letter in respect of any Covered Indebtedness (if applicable) shall require Acquirer to provide back-stop letters of credit and/or cash collateral (in the amount required by such Payoff Letter) or make other arrangements satisfactory to such issuer in respect of any of its letters of credit (any such letters of credit, the “Backstopped/Rolled LCs”). Acquirer shall reasonably cooperate with the Company’s efforts under this Section 6.06. The Company shall deliver such prepayment or termination notices as are required under the terms of all applicable Covered Indebtedness described in clause (a) or clause (c) of the definition thereof to enable the repayment and termination thereof on the Closing Date, conditioned upon the consummation of the Closing and/or the other transactions hereunder.

(b) The Company shall cause its subsidiary NFP Corp. to (i) send notices pursuant to the terms of the NFP Corp. Indentures to redeem, on the Closing Date, all of the aggregate principal amount of the NFP Senior Notes outstanding thereunder, which redemptions shall be conditioned upon the consummation of the Closing and/or the other transactions hereunder (such redemptions, the “Senior Notes Redemption”), (ii) deliver to the trustee under the applicable NFP Corp. Indenture any other customary opinions, certificates or other deliverables required by the terms of such NFP Corp. Indenture, (iii) use reasonable best efforts to cause the collateral agent under the NFP Corp. Secured Indenture, upon the consummation of the Senior Notes Redemption, to release the security interests in all assets and property of the Acquired Companies securing the NFP Senior Secured Notes, and to deliver or file, as applicable, customary collateral releases, Intellectual Property Rights releases, physical collateral deliveries and other applicable termination and/or release items in connection therewith and (iv) take any such other actions as may be reasonably necessary to facilitate the Senior Notes Redemption.

(c) The Company shall (i) send notices pursuant to the terms of the HoldCo Notes to redeem, on the Closing Date, all outstanding HoldCo Notes, which redemptions shall be conditioned upon the consummation of the Closing and/or the other transactions hereunder (such redemptions, the “HoldCo Notes Redemption”) and (ii) take any such other actions as may be reasonably necessary to facilitate the HoldCo Notes Redemption.

(d) Prior to the First Effective Time, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate with and assist Acquirer with amending or terminating, at Acquirer’s direction, the Interest Rate Swaps at or as promptly as practicable following the First Effective Time. Prior to the First Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to cooperate with and assist Acquirer in connection with any discussions, negotiations or agreements with the counterparties to the Interest Rate Swaps with respect to any determination, adjustment, cancellation, termination, assignment, novation, settlement or computation in connection with the Interest Rate Swaps and the Company agrees to, and to cause its Subsidiaries to, consult with Acquirer prior to and in connection with any such discussions and negotiations; provided that neither the Company nor any of its Subsidiaries shall be required to enter into any agreements unless such agreements are conditioned upon the occurrence of the Closing. The Company shall not enter into any binding agreements in respect of the Interest Rate Swaps without the prior written consent of Acquirer (such consent not to be unreasonably withheld, delayed or conditioned).

Section 6.07 Resignation of Officers, Directors and Managers. The Company shall use reasonable best efforts to obtain and deliver to Acquirer, at or prior to the Closing, the resignation of each officer or member of the board of directors or managers (or similar body) of the Company effective as of the First Effective Time, in form and substance satisfactory to Acquirer (it being understood that such resignations shall not constitute a termination of employment by such officer, director or manager or impact any of their employment arrangements or agreements).

Section 6.08 Transaction Litigation. Prior to the First Effective Time, each Party will provide the other Party with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Party reasonably informed with respect to the status thereof. Each Party will, subject to Applicable Law, (a) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with the other Party with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith the other Party’s advice with respect to such Transaction Litigation. Neither Party shall compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless the other Party has consented thereto in writing (which such consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.09 Financial Information. Subject in all respects to the terms, conditions and limitations set forth in Section 6.13, (a) as promptly as reasonably practical after the reasonable request of, and at the sole expense of, Acquirer, the Company shall use its reasonable best efforts to deliver to Acquirer true and complete copies of (i) the audited consolidated statements of financial condition of the Company as of December 31, 2022 and the related consolidated statements of operations, comprehensive loss, changes in members’ deficit and cash flows for the year then ended, and (ii) the unaudited consolidated condensed statements of financial condition of the Company as of September 30, 2023 and September 30, 2022 and the related unaudited consolidated condensed statements of operations, comprehensive loss, changes in members’ deficit and cash flows for the nine (9) months ended September 30, 2023 and September 30, 2022, together with the notes thereto, (b) within ninety (90) days after the end of each fiscal year of the Company ending after the date of this Agreement, the Company shall deliver to Acquirer true and complete copies of the audited consolidated statements of financial condition of the Company as of the end of such fiscal year and the related consolidated statements of operations, comprehensive loss, changes in members’ deficit and cash flows for the year then-ended, together with an audit report, without qualification or exception thereto, on such financial statements from nationally recognized independent accountants, together with the notes thereto, (c) within forty-five (45) days after the end of each fiscal quarter (other than any fourth fiscal quarter) ended after the date of this Agreement, the Company shall deliver to Acquirer true and complete copies of the unaudited consolidated condensed statements of financial condition of the Company as of the end of such fiscal quarter (and as of the end of the corresponding fiscal quarter for the prior fiscal year) and the related unaudited consolidated statements of operations, comprehensive loss, changes in members’ deficit and cash flows for the elapsed portion of such fiscal year (and the corresponding period of the prior fiscal year), together with the notes thereto, and (d) to the extent requested with reasonable specificity and in writing, any other historical financial data with respect to the Acquired Companies as may be necessary to allow Parent to prepare pro forma financial statements in connection with the Debt Financing (collectively, the “Required Financial Information”); provided that if the financial statements most recently provided pursuant to clause (a), (b) or (c) above (or if no such financial statements have been provided, the Company Financial Statements) would become stale under Regulation S-X under the Securities Act at any point during the Marketing Period, they shall not constitute Required Financial Information. The Required Financial Information shall be prepared in a manner substantially consistent with the Company Financial Statements. Subject to Parent’s rights under Section 6.03, the Company’s obligations to provide any financial statements hereunder shall cease upon the consummation of the Debt Financing.

Section 6.10 Related Party Transactions. Except for Contracts terminable upon ninety (90) days or less notice without payment of any premium or penalty or other amount, at or prior to the Closing, the Company shall cancel and terminate, or cause to be canceled or terminated, without any further obligation binding on, liability of or cost to, any Acquired Company (or, from and after the Closing, Acquirer or any of its Affiliates), (a) all Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand (other than any (1) employment agreements with Related Persons, (2) Contracts set forth on Section 6.10(a) of the Company Disclosure Schedule or (3) Contracts with any portfolio company of any investment fund affiliated with NFP Ultimate Parent) and (b) all intercompany accounts, balances, payables, receivables or indebtedness between NFP Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any of the Acquired Companies (or, from and after the Closing, Acquirer or any of its Affiliates), on the other hand. For the avoidance of doubt, as of the First Effective Time, the Contracts set forth on Section 6.10(b) of the Company Disclosure Schedule shall terminate or expire automatically without any action required on the part of any Acquired Company thereunder or under this Section 6.10.

Section 6.11 Requisite Company Stockholder Approval. Promptly, and in any event within one Business Day, after the execution and delivery of this Agreement, the Company shall deliver to Acquirer a copy of an irrevocable written consent of the Company Stockholder representing the Requisite Company Stockholder Approval and evidencing approval and adoption of this Agreement and the Transactions by all the shares of Company Common Stock then issued and outstanding (the “Company Stockholder Approval”).

Section 6.12 Aggregate Cash Consideration Statement. The Company shall prepare and deliver to Acquirer, five (5) Business Days prior to the Closing Date, a written statement (the “Aggregate Cash Consideration Statement”) setting forth the Company’s good faith estimated calculation of (i) the Accrued HoldCo Interest Amount, (ii) the Interim Period Indebtedness Amount (if any), (iii) the Net Release (if any), (iv) the Indemnification Escrow Amount (if any), (v) the Company Transaction Expenses and (vi) the resulting Aggregate Cash Consideration (assuming for this purpose that Parent elects in its sole discretion to reduce the Aggregate Cash Consideration by the full amount of the Interim Period Indebtedness Amount (if any)), in each case, together with a reasonably detailed summary of the calculations made to arrive at such amount and reasonable supporting documentation for such calculations. For the avoidance of doubt, the Interim Period Indebtedness Amount shall be calculated based on the line items and the methodologies used to calculate such applicable items set forth on Schedule III. Acquirer and its Representatives shall be permitted reasonable access, upon reasonable notice, during normal business hours and without material disruption to the Acquired Companies’ business, to review and obtain copies of the Acquired Companies’ books and records and any work papers related to the preparation of the Aggregate Cash Consideration Statement, in each case from and after the delivery of the Aggregate Cash Consideration Statement until the Closing Date. Acquirer and its Representatives may make reasonable inquiries of the Company and its advisors regarding questions or disagreements with respect to the Aggregate Cash Consideration Statement, and the Company shall, and shall cause any such advisors to, cooperate with and respond to such inquiries, in each case from and after the delivery of the Aggregate Cash Consideration Statement until the Closing Date. At the request of Acquirer, upon reasonable notice, during normal business hours and without material disruption to the Acquired Companies’ business, the Company shall make available to Acquirer the personnel of the Acquired Companies who are knowledgeable about the information contained in, and the preparation of, the Aggregate Cash Consideration Statement, to advise and assist Acquirer in its review of the Aggregate Cash Consideration Statement and any objections or disputes with respect thereto, in each case from and after the delivery of the Aggregate Cash Consideration Statement until the Closing Date. Acquirer may provide the Company with comments to the Aggregate Cash Consideration Statement, and the Parties shall cooperate in good faith to agree on the Aggregate Cash Consideration (assuming for this purpose that Parent elects in its sole discretion to reduce the Aggregate Cash Consideration by the Interim Period Indebtedness Amount (if any)), which agreed amount shall be used to calculate the Merger Consideration. The Company’s obligation to cooperate under this Section 6.12 shall, to the extent applicable, be subject to Acquirer’s execution of appropriate confidentiality agreements, access letters and non-reliance letters.

Section 6.13 Financing Assistance.

(a) From the date hereof until the earlier of (x) the Closing Date and (y) termination of this Agreement, and in all cases subject to the limitations set forth in this Agreement, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts and use reasonable best efforts to cause their Representatives to, at Parent’s sole cost and expense, provide such cooperation that is reasonably customary and reasonably requested by Parent to assist Parent in the arrangement of any debt financing (which shall not, for the avoidance of doubt, include any convertible or equity-linked debt) for the purpose of financing the Mergers, the fees and expenses incurred in connection therewith and the other Transactions, including any repayment or refinancing of debt (including any Covered Indebtedness) contemplated by this Agreement (the “Debt Financing”) and including any refinancing of existing Parent debt, including using reasonable best efforts to (i) provide such available customary historical business or financial information regarding the Acquired Companies as may be reasonably requested by Parent in connection with the Debt Financing (including, when available, preliminary unaudited financial results for the fiscal year ended December 31, 2023 solely for the purpose of enabling Parent to determine significance under Rule 3-05 of Regulation S-X under the Securities Act for the purposes of the Debt Financing); provided that the Company shall not be obligated to furnish any Excluded Information, (ii) upon reasonable prior notice and during normal business hours, assist with the preparation of materials for lender, investor or rating agency presentations, bank information memoranda, prospectuses or offering memoranda and similar marketing or syndication documents, in each case, solely with respect to information relating to the Acquired Companies, to be used in connection with the Debt Financing, provided all such presentations, memoranda and other documents shall include language that exculpates the Acquired Companies and their respective Representatives and Affiliates from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such documents and information set forth therein, (iii) upon reasonable prior notice and during normal business hours, participate in a reasonable number of lender meetings and road shows at mutually agreed times and places (which shall be via teleconference or virtual meeting platforms unless otherwise agreed), (iv) in connection with any offering of securities, using reasonable best efforts to direct the independent auditors for the Company to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested by Parent with respect to financial information of the Acquired Companies included in any offering documents relating to any Debt Financing in which the consolidated financial statements and/or financial information of the Acquired Companies are included, and, if required, customary consents to the use of their audit reports on the consolidated historical financial statements of the Acquired Companies in any offering documents relating to any Debt Financing in which the consolidated historical financial statements of the Acquired Companies are included, (v) assist in the preparation of one or more credit agreements, indentures, purchase agreements, other definitive financing documents and, if applicable, customary authorization letters with respect to the bank information memoranda (which shall include customary exculpation of the Acquired Companies and their Representatives) and (vi) upon reasonable prior notice and during normal business hours, cooperate reasonably with the due diligence of any sources of the Debt Financing, to the extent customary and reasonable.

(b) Notwithstanding anything to the contrary in this Section 6.13 or in Section 6.09, nothing herein or therein will require the Acquired Companies or their Representatives to provide (or be deemed to require them to prepare) any (i) pro forma financial statements or adjustments; projections; information relating to synergies, cost savings, ownership or other post-Closing adjustments; or other prospective information, (ii) description of all or any portion of the Debt Financing or other information customarily provided by financing sources or their counsel, (iii) risk factors relating to all or any component of the Debt Financing, (iv) “segment” financial information, (v) any Management Discussion and Analysis disclosure with respect to the periods covered in the Required Financial Information or otherwise or (vi) other information required by Rule 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information with respect to a business to be acquired required by Item 402 of Regulation S-K under the Securities Act (“Excluded Information”).

(c) Notwithstanding anything herein to the contrary, (i) any requested cooperation pursuant to Section 6.09 or this Section 6.13 shall not unreasonably disrupt or interfere with the business or the operations of the Acquired Companies, (ii) nothing in Section 6.09 or this Section 6.13 shall require cooperation to the extent that it would (A) subject any of the respective Representatives of the Acquired Companies to any actual or potential personal liability, (B) conflict with or violate, or reasonably be expected to conflict with or violate, any of the organizational documents of the Acquired Companies or any Law, or result in, or reasonably be expected to result in, the contravention of, or violation or breach of, or default under, any Contract to which any of the Acquired Companies is a party, (C) cause, or reasonably be expected to cause, any condition to the Closing set forth in Section 9.01 or Section 9.03 to not be satisfied or cause satisfaction of any such condition to be materially delayed or be delayed beyond the date on which the Closing otherwise would have occurred, (D) cause, or reasonably be expected to cause, any breach of this Agreement or (E) cause, or reasonably be expected to cause, the Acquired Companies or their Representatives to bear any out-of-pocket cost or expense (unless promptly reimbursed by Parent pursuant to this Section 6.13), (iii) none of the Acquired Companies shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation or provide or agree to provide any indemnity in connection with any Debt Financing prior to Closing, (B) provide access to or disclose information where the Company determines in good faith that such access or disclosure could reasonably be expected to jeopardize the attorney-client privilege or contravene any Law or Contract or that such information consists of attorney work product, (C) waive or amend any terms of this Agreement or any other Contract to which any of the Acquired Companies is party, (D) prepare or provide any financial statements or information that are not reasonably available to it and prepared in the ordinary course of its financial reporting practice, in each case, except for the Required Financial Information, or (E) provide any legal opinion or reliance letters or any certificate (including solvency or similar certificates from a financial or similar officer) or opinion of any of its Representatives (in each case, except for, and in connection with, the customary comfort letters and consents referred to in clause (iv) of Section 6.13(a) and the authorization letters referred to in clause (v) of Section 6.13(a)) and (iv) none of the Acquired Companies or their respective directors, officers or employees, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument with respect to the Debt Financing or, except with respect to notices issued pursuant to Section 6.06, the prepayment or redemption of any indebtedness, or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained (in each case, except for the authorization letters referred to in clause (v) of Section 6.13(a)), unless Parent and such director, officer or employee shall have determined that such director, officer or employee is to remain as a director, officer or employee of any of the Acquired Companies on and after the Closing Date and such agreement, document, instrument, resolution or other action is contingent upon the occurrence of, or only effective as of, the Closing. Nothing contained in this Section 6.13 or otherwise shall require the Acquired Companies, prior to the Closing, to be an issuer or other obligor with respect to any Debt Financing.

(d) Parent shall (A) use reasonable best efforts to keep the Company updated on any progress of the Debt Financing, including, without limitation, by delivering executed copies of any commitment letters, engagement letters and fee letters (which may be redacted in a customary manner to remove fees and other economics, none of which affect the availability, conditionality or timing of the contemplated financing) and any definitive documents with respect to the Debt Financing for review by the Acquired Companies as promptly as reasonably practicable after execution thereof, and (B) indemnify and hold harmless the Acquired Companies and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses, interest, awards, judgments and penalties actually suffered or incurred by them in connection with the arrangement of the Debt Financing or any action taken in accordance with Section 6.09 or this Section 6.13 and any information utilized in connection therewith (other than information provided by the Acquired Companies or any of their respective Representatives on their behalf in writing for use in the offering documents for such Debt Financing), in any case, except (i) to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct, fraud or intentional misrepresentation by or of the Acquired Companies or their respective Representatives or (ii) as a result of any breach of this Agreement by the Acquired Companies or any of their respective Representatives. In addition, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Acquired Companies in connection with Section 6.09 and this Section 6.13.

(e) The Company hereby consents to the use of all logos of the Acquired Companies in connection with the Debt Financing so long as such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Acquired Companies or the reputation or goodwill of the Acquired Companies and their respective marks, products, services, offerings or intellectual property rights.

(f) Each of Parent, Acquirer and Merger Sub acknowledges and agrees that (i) the obtaining of the Debt Financing (or any alternative financing) is not a condition to the Closing, and (ii) that none of Parent’s, Acquirer’s or Merger Sub’s respective obligations hereunder are conditioned in any manner upon Parent, Acquirer or Merger Sub obtaining financing in respect of the Transactions.

(g) For the avoidance of doubt, any failure of the Company to fulfill its obligations under Section 6.09 or this Section 6.13 shall not be deemed a breach of this Agreement or excuse the performance of Parent, Acquirer and Merger Sub to consummate the Mergers, so long as the Company is acting reasonably in good faith to fulfill such obligations.

ARTICLE 7.

COVENANTS OF PARENT AND ACQUIRER

Section 7.01 Conduct of Parent and Acquirer. Except (a) as expressly required by this Agreement, (b) as required by Applicable Law or any COVID-19 Measures, (c) as set forth on Section 7.01 of the Acquirer Disclosure Schedule or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Parent or Acquirer shall not, and shall cause each of its Subsidiaries not to:

(i) amend the Parent Organizational Documents or the governing documents of Acquirer or any Significant Subsidiary of Parent, in each case in a manner that would materially and adversely affect the holders of shares of Company Common Stock disproportionately relative to other holders of Parent Shares;

(ii) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution or restructuring of Parent or Acquirer; or

(iii) agree, in writing or otherwise, to take any of the foregoing actions.

Section 7.02 Notices of Certain Events. During the Interim Period, Acquirer shall promptly notify the Company of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required under a Material Contract in connection with the Transactions;

(b) any written notice or other written communication from any Governmental Authority delivered in connection with the Transactions; or

(c) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 9 impossible.

No such notice given pursuant to this Section 7.02 shall be deemed to supplement or amend the Acquirer Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by Parent, Acquirer or Merger Sub in this Agreement or (y) determining whether any condition set forth in Article 9 has been satisfied. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by the Company pursuant to this Section 7.02.

ARTICLE 8.

ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01 Required Actions.

(a) Subject to the terms and conditions set forth in this Agreement, Parent, Acquirer and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under any Applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions, including (i) the preparation and filing of all forms, registrations, notifications and notices required to be filed to consummate the Transactions, (ii) taking all actions reasonably necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order, non-objection or approval of, or any exemption by, any Governmental Authority required or advisable to be obtained or made by Acquirer or the Company or any of their respective Affiliates in connection with the Transactions (including, for the avoidance of doubt, the Required Approvals), and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Each of Parent and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to fulfill all conditions set forth in Article 9. Each of Parent, Acquirer and the Company shall not, and shall cause its respective Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order, non-objection or approval of, or any exemption by, any Governmental Authority necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any material delay in satisfying, any condition set forth in Article 9, including acquiring or agreeing to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or pursue or engage in any merger, business combination, consolidation, acquisition, sale or similar transaction with any other Person, or agreeing to, soliciting, offering, proposing or recommending any of the foregoing, to the extent it would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order, non-objection or approval of, or any exemption by, any Governmental Authority necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any material delay in satisfying, any condition set forth in Article 9.

(b) Prior to the Closing, to the extent not prohibited by Applicable Law, Acquirer and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions, including the expiration or termination of the waiting period applicable to the Transactions under any applicable Antitrust Laws or any applicable Foreign Investment Laws and the receipt of any other applicable Required Approval and CFIUS Approval, and work cooperatively in connection with obtaining all required or advisable consents, clearances, expirations or terminations of waiting periods, authorizations, Orders, non-objections or approvals of, or any exemptions by, any Governmental Authority. In that regard, each of Acquirer and the Company shall (i) promptly provide any information and assistance as the other Party may reasonably request with respect to all notices, submissions or filings made by or on behalf of such Party or any of its Affiliates with any Governmental Authority in connection with this Agreement and the Transactions, and (ii) promptly inform the other Parties, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party of) any material communication from or to any Governmental Authority regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed material written or oral communication or submission with or to any such Governmental Authority; provided that no Party shall be obligated to provide such information if such Party determines, in its reasonable judgment, that doing so may violate any applicable Law or jeopardize protection of attorney client privileges. No Party shall participate in any meeting with any Governmental Authority in connection with this Agreement or the Transactions, or with any other Person in connection with any Proceeding by a private Party relating to any Antitrust Laws, Foreign Investment Laws or Required Approvals in connection with this Agreement or the Transactions, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Notwithstanding the foregoing, Acquirer and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive or otherwise commercially confidential material provided to the other Party under this Agreement as “outside counsel only.” Such designated materials provided by Acquirer to the Company or by the Company to Acquirer pursuant to this Section 8.01, and the information contained therein, shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Acquirer or the Company, as the case may be); it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with Applicable Law, (iii) as necessary to address reasonable privilege concerns and (iv) as necessary to remove personal identifiable information. Acquirer and the Company shall jointly develop, determine and cooperate with one another with respect to the strategy, timing and form for obtaining all consents, waiting period expirations or terminations, waivers, non-objections or approvals that may be sought from any Governmental Authority pursuant to this Section 8.01; provided, however, that in the event of any disagreement between the Parties with respect to the matters described in the foregoing clause, the determination of Parent shall prevail.

(c) Parent, Acquirer and the Company shall file or cause to be filed, (i) any required notifications under the HSR Act as promptly as practicable, but in any event no later than twenty (20) Business Days, after the date of this Agreement and shall supply as promptly as practicable any additional information and documentary materials that may be required or advisable pursuant to the HSR Act and shall use its respective reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as practicable (ii) any required notifications in relation to the FCA Approvals and the CBI Approval as promptly as practicable, but in any event no later than twenty (20) Business Days, after the date of this Agreement, (iii) a draft of the CFIUS Notice as promptly as practicable, but in any event no later than thirty (30) Business Days, after the date of this Agreement, and shall file, as promptly as practicable after the resolution of all questions and comments received from CFIUS staff regarding such draft of the CFIUS Notice (or receipt of confirmation that CFIUS staff have no such questions or comments), the CFIUS Notice with CFIUS in accordance with the DPA and shall provide CFIUS with any additional information requested by CFIUS in connection with its review or investigation of the Transactions as promptly as practicable and in any event within the time required by the DPA (including pursuant to any extension permitted by CFIUS staff) and (iv) any other filings and/or notifications required or advisable in respect of any Required Approvals, whether in draft or final form (as required under Applicable Law), as promptly as practicable (but with respect to any filings required under the Competition Act (R.S.C., 1985, c. C-34, as amended) and the Irish Competition Act 2002 (as amended), in no event later than twenty (20) Business Days after the date of this Agreement), and shall supply as promptly as practicable any additional information and documentary materials that may be reasonably requested in respect of any Required Approvals and, subject to the terms and conditions of this Agreement, shall use its respective reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain Consents under such Required Approvals.

(d) If any Proceeding is instituted (or threatened in writing to be instituted) challenging the Transactions as violative of any Applicable Law, including any applicable Antitrust Laws or any applicable Foreign Investment Laws, Parent, Acquirer and the Company shall jointly (to the extent practicable) use their best efforts to initiate and/or participate in any Proceedings, whether judicial or administrative, in order to (i) oppose or defend against any Proceeding by any Governmental Authority to prevent or enjoin the consummation of the Transactions and/or (ii) take such action as necessary to overturn any regulatory Proceeding by any Governmental Authority to block consummation of the Transactions, including by defending any such Proceeding brought by any Governmental Authority in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Transactions resulting from any such Proceeding. Notwithstanding anything to the contrary in this Agreement, (x) nothing in this Agreement shall require or be construed to require any Party to litigate in any court to seek to vacate or terminate or avoid the entry of any Order under the DPA and (y) in the event of a CFIUS Turndown, no Party shall have any further obligation to seek CFIUS Approval.

(e) Parent and Acquirer shall, and shall cause its Affiliates to, use its reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment under Applicable Law, including any applicable Antitrust Laws or any applicable Foreign Investment Laws, so as to enable the Closing to occur as promptly as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, licensing, divestiture or disposition of any businesses, product lines or assets of the Company, Parent and their respective Affiliates, and (ii) otherwise taking or committing to take actions that after the Closing would limit Acquirer’s, the Company’s or their respective Affiliates’ freedom of action with respect to, or its or their ability to retain, operate, vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to any businesses, product lines or assets of the Company, Acquirer and their respective Affiliates (the actions referred to in clauses (i) and (ii), together with any other behavioral remedy requested or imposed by a Governmental Authority in order to achieve clearance under Applicable Law, including any applicable Antitrust Laws or any applicable Foreign Investment Laws, a “Remedy Action”); provided that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including this Section 8.01 and the “reasonable best efforts” standard set forth herein, shall require or be construed to require Acquirer or any of its Affiliates to propose, negotiate, commit to, accept or effect any Remedy Action that would result in a Burdensome Condition. Without the prior written consent of Parent or Acquirer (such consent or non-consent to be consistent with, and subject to, the obligations of Parent or Acquirer set forth in Section 8.01), the Company and its Subsidiaries will not take or agree to take any Remedy Action in connection with Applicable Laws, including any applicable Antitrust Laws or any applicable Foreign Investment Laws, regardless of whether such action would constitute a Burdensome Condition. In addition, in no event shall the Parties be required to proffer, consent to or agree to or effect any Remedy Action that is not conditioned upon the closing of the Transactions.

(f) Prior to the First Effective Time, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain, and to cooperate in obtaining, all material Consents from Persons (other than any Governmental Authority) necessary or appropriate to permit, or otherwise triggered by, the consummation of the Transactions; provided, however, that, with respect to seeking or obtaining any such Consents, the Parties (and their respective Affiliates) shall not be required to undertake any extraordinary measures, including (i) the waiver of any condition to Closing in its favor, (ii) the initiation or prosecution of any Proceedings, (iii) the expenditure of payment of funds in excess of normal and usual administrative and processing fees, if any, or (iv) the giving of any other consideration by the Parties (and their respective Affiliates), including any adjustment to the Merger Consideration. Whether or not the Transactions are consummated, Acquirer shall be responsible for all filing fees under the HSR Act, the DPA and any other filings and/or notifications required in respect of any Required Approvals.

(g) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings of the Parties pursuant to this Section 8.01, the Company agrees to, as soon as practicable after the date hereof, prepare and cause the CMA to be filed with FINRA, and shall provide Acquirer with an opportunity to review and comment upon the CMA (which comments the Company shall consider in good faith) prior to the filing thereof with FINRA. Acquirer will, as promptly as reasonably practicable, supply to the Company all information requested by the Company as is reasonably necessary (i) for the Company to prepare the CMA and satisfy requests for additional information related thereto from FINRA and (ii) in connection with any other transactions involving the Company or its Subsidiaries requiring FINRA approval prior to the Closing.

Section 8.02 Preparation of the Form S-4.

(a) Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable following the date of this Agreement, causing to be filed with the SEC a registration statement on Form S-4 pursuant to which the offer, sale and/or exchange of Parent Shares in the Mergers will be registered pursuant to the Securities Act (together with any amendments or supplements thereto, the “Form S-4”). Parent and the Company shall use their respective reasonable best efforts to (i) cause the S-4 to comply in all material respects with the applicable rules and regulations promulgated by the SEC, (ii) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff regarding the S-4, (iii) have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and (iv) keep the Form S-4 effective until the Parent Shares to be issued as Aggregate Equity Consideration are distributed to the applicable equityholders of NFP Ultimate Parent.

(b) The Company and Parent will provide for inclusion or incorporation by reference into the Form S-4 all reasonably required information relating to Parent, Acquirer, Merger Sub, the Company and their respective Affiliates, and the Form S-4 shall include all information reasonably requested by such other Party to be included therein. Parent shall promptly notify the Company and its counsel of any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 (or any documents incorporated by reference therein), and shall provide the Company with copies of written correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any such comments from the SEC or its staff with respect to the Form S-4, and will use its reasonable best efforts to incorporate any reasonable comments of the Company or its counsel prior to such response, and will provide the Company with a copy of all such materials received from or submitted to the SEC. The Company shall use its reasonable best efforts to cooperate with Parent in responding to any such comments from the SEC or its staff with respect to the Form S-4. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Shares issuable in connection with the Mergers in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of Parent Shares included in the Aggregate Equity Consideration (other than qualifying to do business in any jurisdiction in which it is not now so qualified), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such actions.

(c) The information provided by Parent and the Company specifically for use in the Form S-4 shall not, with respect to the information provided by such person, on the date upon which the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent agrees to promptly (i) correct any information provided by it specifically for use in the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Form S-4 to include any information that shall become necessary in order to make the statements in the Form S-4, in light of the circumstances under which they were made, not misleading. Parent further agrees to cause the Form S-4 as so corrected or supplemented promptly to be filed with the SEC (and will use its reasonable best efforts to incorporate any reasonable comments of the other Party and/or its counsel prior to such filing and dissemination), in each case as and to the extent required by Applicable Laws.

(d) To the extent the SEC delivers a written comment letter to Parent stating that the Parent Shares issuable in connection with the Mergers are not eligible to be registered or otherwise cannot be registered on the Form S-4, in lieu of the obligations set forth in Sections 8.02(a), 8.02(b) and 8.02(c), Parent and the Company shall cooperate in preparing and causing to be filed with the SEC, at Parent’s sole expense, a resale registration statement on Form S-3 (which shall, if available, be an “automatic registration statement” as defined in Rule 405 under the Securities Act) or a resale prospectus supplement thereunder to permit for resales of such Parent Shares on the Closing Date or as promptly as practicable thereafter (any such resale registration statement, the “Shelf Registration Statement”), but in no event later than the later of (i) thirty (30) days following the receipt of such written comment letter and (ii) two (2) Business Days after the Closing Date; provided that the Company has provided or caused to be provided to Parent prior to the Closing Date such information as Parent may reasonably request at least ten (10) Business Days prior to the Closing Date for use in connection with such Shelf Registration Statement (it being understood and agreed that, if the Company has provided such information with respect to one or more of the Holders by the expected filing date, Parent shall (upon the Company’s request) proceed with the filing of the Shelf Registration Statement and shall cooperate with the Company to obtain the requisite information with respect to any remaining Holders and to amend the Shelf Registration Statement to include such additional Holders as soon as reasonably practical). Subject to Section 8.02(e), Parent shall, subject to the provision by or on behalf of the Holders of all information reasonably requested by Parent for such purposes, (i) use reasonable best efforts to keep such Shelf Registration Statement effective until the earlier of (x) the date that is one (1) year after the Closing Date and (y) the date on which all Parent Shares covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus contained therein (which shall not include any underwritten public offerings or other transactions involving statutory underwriters) and (ii) take such actions and deliver such documents and instruments as may be reasonably necessary to facilitate the registration and disposition of Parent Shares as contemplated by this Section 8.02(d). In the event that Parent receives such written comment letter from the SEC contemplated by this Section 8.02(d), notwithstanding anything to the contrary herein, Section 9.03(g) shall not be a condition to the Closing.

(e) Notwithstanding anything to the contrary set forth in Section 8.02(d) or elsewhere in this Agreement, Parent may suspend the use by any Holder of the prospectus contained in the Shelf Registration Statement (any period during which the use of such prospectus is suspended, a “Suspension Period”), but only if Parent determines in its sole discretion that the use of such prospectus either (i) would require, in Parent’s good faith judgement after consultation with external legal counsel, Parent to disclose material non-public information that would not be in Parent’s best interests to so disclose and that such disclosure would not otherwise be required to be made at the time but for such use of such prospectus or (ii) would otherwise materially affect any pending or proposed material financing, acquisition, disposition, merger or other material transaction or that such action is required by applicable law; provided that in no event shall one or more Suspension Periods be in effect for an aggregate of more than ninety (90) days and no more than three (3) Suspension Periods shall occur. Parent shall provide prompt written notice to the Holders of the commencement and termination of any Suspension Period, but shall not be obligated to disclose the reasons therefor.

(f) In the event that Parent receives such written comment letter from the SEC contemplated by Section 8.02(d), with a view to making available the benefits of Rule 144 of the Securities Act (as such rule may be amended or succeeded from time to time “Rule 144”) to the holders of the Parent Shares (the “Holders”), Parent agrees that, for so long as a Holder owns Parent Shares, Parent will use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement. Additionally, at the request of any Holder who proposes to sell Parent Shares in compliance with Rule 144 of the Securities Act, Parent shall (i) cooperate, to the extent commercially reasonable, with such Holder in connection with any such resale, (ii) furnish to such Holder or Parent’s transfer agent, as applicable, a customary written statement of eligibility for resale under Rule 144 and (iii) make available to the public and such Holder such information, and take such action as is reasonably necessary (including delivery of one or more legal opinions), to enable the Holder to make such sales pursuant to Rule 144.

Section 8.03 Confidentiality; Public Announcements.

(a) Parent, Acquirer and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement dated as of October 3, 2023, by and between Aon Services Corporation and NFP Corp., as amended (the “Confidentiality Agreement”), in accordance with its terms.

(b) So long as this Agreement is in effect, neither the Company, Parent nor Acquirer, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement without the prior consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed, unless such Party determines, after consultation with outside counsel, that it is required by Applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances and to the extent permitted by Applicable Law and applicable listing agreements with and listing rules of each applicable national securities exchange or trading market, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that each Party and its Affiliates may make press releases, public disclosures or public statements that in the good faith judgment of the applicable Party are consistent with previous press releases, public disclosures or public statements made by Parent, the Company or their respective Affiliates in compliance with this Section 8.03.

Section 8.04 Indemnification of Officers and Directors.

(a) From and after the Closing, the Surviving Company and its Subsidiaries shall, and Parent and Acquirer shall cause the Surviving Company and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company or any of its Subsidiaries under any and all indemnification agreements in effect immediately prior to the First Effective Time between the Company or any of its Subsidiaries and any of their respective current or former directors and officers (the “D&O Indemnified Parties”). In addition, for a period of six (6) years following the First Effective Time, the Surviving Company and its Subsidiaries shall, and Acquirer shall cause the Surviving Company and its Subsidiaries to, cause their respective certificates of incorporation and bylaws (and other similar Organizational Documents) to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar Organizational Documents) of the Acquired Companies immediately prior to the First Effective Time, and during such six (6)-year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party except as and to the extent required by Applicable Law, including with respect to any matter that remains pending six (6) years after the First Effective Time.

(b) Prior to the First Effective Time, the Company shall purchase a six (6)-year “tail” prepaid policy(ies) (the “D&O Tail Policy”) on the existing policy(ies) of the Company’s directors’ and officers’ liability insurance (the “D&O Policy”), in a form reasonably acceptable to Acquirer, covering claims and other matters arising from facts or events that occurred at or prior to the First Effective Time and covering each D&O Indemnified Party and other natural person insureds who are covered as of the First Effective Time by the D&O Policy on terms and conditions (including limits and retentions) no less favorable to each D&O Indemnified Party and other natural person insureds than the D&O Policy; provided, however, that in no event shall the Company expend for such D&O Tail Policy an aggregate premium in excess of 300% of the aggregate annual premium currently paid by the Company for such insurance (“Maximum Amount”); provided further that if such D&O Tail Policy is not available or the aggregate premium for the D&O Tail Policy exceeds the Maximum Amount, then the Company shall obtain “tail” directors’ and officers’ liability insurance that is most favorable to the D&O Indemnified Parties and such other natural person insureds and reasonably available for a cost not exceeding the Maximum Amount.

(c) The provisions of this Section 8.04 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, the D&O Indemnified Parties, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Party may have by contract or otherwise.

Section 8.05 Employee Matters.

(a) For a period of at least twelve (12) months following the First Effective Time (or, if shorter, during a Continuing Employee’s period of employment) and subject to any applicable Offer Letter and the Applicable Law of the applicable jurisdiction where such Continuing Employee is located, Parent agrees to provide or cause its Subsidiaries (including the Surviving Company) to provide each Continuing Employee: (i) a base salary or wage rate and target cash incentive compensation opportunity that, in each case, is no less favorable than the base salary or wage rate and target cash incentive compensation opportunity in effect for such Continuing Employee immediately prior to the First Effective Time (provided, that following the date of this Agreement, the Company shall cooperate in good faith with Parent to provide information that Parent may reasonably request in order that Parent can fulfill its obligations pursuant to this Section 8.05(a)(i); provided, further, that if the Company does not provide Parent with the information Parent reasonably requests pursuant to this Section 8.05, or such information is inconsistent with information previously provided to Parent regarding cash incentive compensation previously paid, this Section 8.05 will be of no force and effect with respect to the specific missing information), (ii) defined contribution retirement (401(k)), health and welfare benefits and other employee benefits (excluding, for clarity, defined benefit pension benefits, retiree medical benefits, transaction or retention bonuses and equity-based compensation) that are, in the aggregate, substantially comparable to those in effect for the Continuing Employee immediately prior to the First Effective Time and (iii) severance or termination payments and benefits that are no less favorable than those provided to Continuing Employees immediately prior to the First Effective Time.

(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Company) following the First Effective Time and in which any of the Continuing Employees participate following the Closing (each, a “Parent Plan”), and except to the extent necessary to avoid duplication of benefits, for all purposes of determining eligibility to participate and vesting and, with respect to vacation and statutory termination notice periods, accrual of and entitlement to benefits (but not for benefit accrual purposes under any retiree welfare pension plans or any frozen or discontinued plans), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Parent shall use reasonable best efforts to cause each Parent Plan that is a group health plan to waive for each Continuing Employee and his or her eligible dependents any eligibility waiting periods and pre-existing condition limitations (except to the extent that such requirements or limitations applied to the Continuing Employee prior to the First Effective Time under comparable Employee Plans). Parent agrees that either (i) Continuing Employees will be permitted to continue participating in the Employee Plans providing medical, dental, vision, hospital or pharmaceutical benefits to such Continuing Employees immediately prior to the Closing through the end of the applicable calendar year that includes the First Effective Time or (ii) Parent will give Continuing Employees credit under the Parent Plan(s) providing medical, dental, vision, hospital or pharmaceutical benefits in which such Continuing Employees participate for amounts paid prior to the First Effective Time during the calendar year in which the First Effective Time occurs under a corresponding Employee Plan for purposes of applying deductibles, co-payments, out-of-pocket maximums and other eligible expenses as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Plan (to the extent such credit would have been given for such amounts under the corresponding Employee Plan prior to the First Effective Time).

(c) Prior to the First Effective Time, Parent and Acquirer shall establish the Management Incentive and Retention Plan on terms substantially consistent with Exhibit A.

(d) If directed by Parent within ninety days of Parent receiving information with respect to the participants in each Employee Plan qualified under Section 401(a) of the Code and containing a Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”), the Company (or, if appropriate, any committee thereof administering such 401(k) Plan) shall (or, in the case of any Foreign Plan, shall use reasonable best efforts to) adopt such resolutions, in a form reviewed by Acquirer, or take such other actions as may be required to terminate, effective at least one day prior to the First Effective Time, such 401(k) Plan. If so directed by Acquirer, prior to the First Effective Time, the Company shall (i) provide Acquirer with executed resolutions of the Company (or the appropriate committee) authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws and (ii) take (and shall cause each Acquired Company to take) such other actions in furtherance of the termination of each 401(k) Plan as Acquirer may reasonably require.

(e) The Company and Parent acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of the respective Parties. Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Parent or its Affiliates to terminate, reassign, promote or demote any Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations or terms or conditions of employment or service of any such Service Providers, (ii) create any third-party rights in any such current or former Service Provider (or any beneficiaries or dependents thereof), (iii) constitute an amendment or modification of any Employee Plan or (iv) obligate any Acquired Company, Parent or any Affiliates thereof to adopt or maintain any Employee Plan or other compensatory or benefits arrangement at any time or prevent any Acquired Company, Parent or any Affiliates thereof from modifying or terminating any Employee Plan or any other compensatory or benefits arrangement at any time.

Section 8.06 NYSE Listing. Parent shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of NYSE and the SEC to enable the listing of the Parent Shares being issued as Aggregate Equity Consideration on NYSE (including filing any Supplemental Listing Application or other such form as may be required by NYSE) no later than the First Effective Time, subject to official notice of issuance.

Section 8.07 Certain Tax Matters.

(a) IRS Form W-9. At or within 30 days prior to the First Effective Time and the Second Effective Time, NFP Seller shall deliver or cause to be delivered to Acquirer a properly completed IRS Form W-9, which shall be a Form W-9 of NFP Ultimate Parent.

(b) Responsibility for Filing Tax Returns. For the avoidance of doubt, Acquirer shall be responsible for the preparation and filing of all Tax Returns for the Acquired Companies due after the Closing, including any Tax Return for any Pre-Closing Tax Period (or pre-Closing portion of any Straddle Period) that is due after the Closing Date.

(c) Cooperation. Parent, the Surviving Company, Acquirer, Merger Sub and NFP Seller shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any Proceeding with respect to Taxes. Such cooperation shall include the retention until the expiration of the applicable statute of limitations and (upon the other party’s request and at such other party’s sole cost and expense) the provision of records and information which are reasonably relevant to any such Tax Return or Proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 8.07; provided that no Party shall be required to provide any records or information to another Party if such provision would jeopardize the legal or commercial position of such Party in any material respect.

(d) Transfer Taxes. All Irish Stamp Duty arising with respect to the Transactions shall be borne one hundred percent (100%) by Acquirer, and all other transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, stamp duty, excise tax, stock transfer tax and other similar Taxes with respect to the Transactions (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Acquirer and 50% by NFP Seller. All Tax Returns with respect to Transfer Taxes shall be filed by the party required to file the Tax Return under Applicable Law, and, if applicable, Acquirer or NFP Seller shall promptly reimburse the other party for fifty percent (50%) of any Transfer Taxes that are paid by it. Acquirer and the Company shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with provisions of all Applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

(e) Intended Tax Treatment.

(i) As of the date hereof, each of Parent and Acquirer, on the one hand, and the Company, on the other hand, represents that it would, if requested, be able to deliver the representations set forth in the form of Officer’s Certificate set forth in Exhibit D-1, in the case of Parent and Acquirer, and Exhibit D-2, in the case of the Company, hereto, assuming (A) the Parent Closing Share Price equals the Parent Signing Share Price; (B) no divestiture or disposition of a material amount of assets of the Company (and its Subsidiaries) occurs pursuant to Section 8.01(e) of this Agreement, taking into account for this purpose any cash received and retained in a disposition of assets as an asset of the Company (or its Subsidiaries); (C) the Aggregate Cash Consideration equals the Base Cash Consideration; (D) no change in applicable law under the Code or the Treasury Regulations thereunder; and (E) to the extent any representation references a time following the date hereof, that such representation is modified mutatis mutandis to be made as of the date hereof and reflect the applicable Party’s intention with respect to such future date.

(ii) The Intended Tax Treatment contemplates that for U.S. federal income tax purposes, the Parties intend that (i) the First Merger and Second Merger should be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, (ii) Parent, Acquirer, Merger Sub and the Company each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g), (iv) no owner of a direct or indirect interest in NFP Seller (other than an owner that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Mergers that does not enter into a five-year gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8(c)) should recognize gain under Section 367(a) of the Code in connection with the Mergers, and (v) the Mergers will result in the termination at the Second Effective Time of the U.S. affiliated group defined in Section 1502 of the Code of which the Company is the common parent in accordance with Treasury Regulations Section 1.1502-75(d). In this regard, each Party acknowledges that it has not sought and will not seek any rulings from the IRS or any other Governmental Authority regarding the Tax treatment of the Mergers and that there can be no assurance the IRS, any other Governmental Authority or a court will not take a contrary position to the Intended Tax Treatment for the Mergers.

(iii) Each of Parent, Acquirer and the Company shall not take any action or fail to take any action, and shall cause their Affiliates not to take any action or fail to take any action, in each case, that would reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment (including, for the avoidance of doubt, an action or inaction that would cause it to be unable to deliver the applicable Officer’s Certificate described in Section 8.07(e)(i)), other than actions that are provided for in this Agreement; provided that, if either Party (or its Affiliate) is required to take such an action or not take such an action pursuant to the other provisions of this Agreement (including Section 8.01), it shall notify the other Party, and the Parties shall consider in good faith the effect of such action or inaction on the Intended Tax Treatment, and the Parties shall use reasonable best efforts to pursue an alternative action or inaction that would satisfy the applicable provision of this Agreement without adversely affecting the qualification of the Mergers for the Intended Tax Treatment. Each Party shall, and in the case of NFP Seller, NFP Seller shall use reasonable best efforts to cause NFP Ultimate Parent to, report the Transactions in a manner consistent with the Intended Tax Treatment, except as otherwise required pursuant to a “determination” under Section 1313 of the Code.

(iv) Each Party shall use reasonable best efforts to comply with requests made by the other Parties to determine the qualification of the Mergers for the Intended Tax Treatment. Such efforts shall include, if applicable, providing an executed version of the applicable Officer’s Certificate described in Section 8.07(e)(i) to permit the applicable Party’s Tax counsel to deliver an opinion as to the qualification of the Mergers for the Intended Tax Treatment, provided that such Officer’s Certificate may be modified to reflect any alterations to the Transactions since the date hereof, but provided that a Party shall only be required to deliver an applicable Officer’s Certificate to the extent the applicable party believes in good faith such representations and warranties are true and correct.

(v) Each Party acknowledges and agrees that their respective specific obligations to effect the Mergers are not subject to any condition or contingency with respect to (a) the qualification of the Mergers for the Intended Tax Treatment or (b) the delivery of any certificate or opinion described in this Section 8.07(e). The provisions of this Section 8.07(e) (other than clause (vi)) shall no longer apply if the parties jointly determine in good faith, after consultation with their respective tax advisors, that the Mergers should not qualify for the Intended Tax Treatment. For the avoidance of doubt, and without limitation to the foregoing, the Company acknowledges and agrees that the Mergers should not qualify for their Intended Tax Treatment if (A) the Aggregate Equity Consideration at Closing is insufficient to meet the “continuity of interest” requirement described in Treasury Regulations Section 1.368-1(e) or (B) undertaking a Remedy Action results in the Mergers failing to meet the requirement that Acquirer acquire “substantially all” of the Company’s assets as set forth in Section 368(a)(2)(D).

(vi) NFP Seller hereby represents on behalf of itself and its direct and indirect owners that it has obtained appropriate advice from its own Tax advisor regarding the qualification of the Mergers for the Intended Tax Treatment and that it understands that no provision of this Agreement constitutes a representation by Parent or Acquirer that the Mergers will qualify for the Intended Tax Treatment.

Section 8.08 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transactions and (b) if any such Takeover Statute is or becomes applicable to the Transactions, to take all action necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transactions.

Section 8.09 Acquirer R&W Insurance Policy. The Company acknowledges that Parent or Acquirer may seek to obtain an insurance policy that provides coverage for the benefit of Acquirer or its designee as the named insured for any potential breaches of any of the representations and warranties of the Company set forth in Article III (the “Acquirer R&W Insurance Policy”) and, upon Parent’s or Acquirer’s request, agrees to reasonably cooperate (and to cause its Subsidiaries to reasonably cooperate) with and assist Parent and Acquirer in obtaining the Acquirer R&W Insurance Policy. Parent and Acquirer agree that the Acquirer R&W Insurance Policy, if obtained, shall provide that (i) the insurer(s) writing such policy irrevocably waives and agrees and not pursue, directly or indirectly, any subrogation, contribution or other rights of recovery against the Company, or any of its Affiliates and each of their respective stockholders, directors, officers, members, managers, partners and employees (“Company Parties”) (except in the event of Fraud of such Company Party); (ii) the Company Parties are third party beneficiaries with respect to the foregoing; and (iii) the foregoing provisions of the Acquirer R&W Insurance Policy may not be amended by any party thereto in any manner inconsistent with the foregoing clauses (i) and (ii) without the Company’s prior written consent (which consent shall be in the sole and absolute discretion of the Company). Acquirer shall bear all costs associated with obtaining and exercising any rights under the Acquirer R&W Insurance Policy, including the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees.

Section 8.10 Professional/E&O and Cyber Tail Policies. Prior to the First Effective Time, the Company shall use reasonable best efforts to obtain, at Acquirer’s cost, irrevocable global Professional/E&O liability (except as otherwise directed by Parent) and Cyber insurance tail policies (which may take the form of extended reporting periods on the global Professional/E&O liability (except as otherwise directed by Parent) and Cyber insurance policies currently maintained by NFP Ultimate Parent), in a form reasonably acceptable to Acquirer, for the benefit of the Surviving Company and its Subsidiaries in respect of claims notified during the six (6)-year period following the Closing Date (or, to the extent the six (6)-year extended notice period is not available, the longest period that the Company can obtain under such policies using reasonable best efforts) which relate to circumstances which occurred prior to the Closing, on terms and conditions (including limits and retentions) no less favorable to those under the global Professional/E&O liability (except as otherwise directed by Parent) and Cyber insurance policies benefitting the Company and its Subsidiaries as of the date hereof. The Company shall keep Parent and Acquirer reasonably informed with respect to the status of its efforts to obtain such tail policies.

Section 8.11 Reserved Matter Policy. The Acquirer shall use reasonable best efforts to obtain, prior to the First Effective Time, at the Company’s cost, a tax insurance policy or other risk transfer vehicle (the “Reserved Matter Policy”), in a form reasonably acceptable to the Company (including with respect to the retention or deductible thereunder), to insure or transfer the liability (including penalties and interest) accrued on the most recent balance sheet included in the Company Financial Statements for the Reserved Matter.

Section 8.12 Indemnification Agreement. During the Interim Period, the Parties shall finalize (to the extent required pursuant to the terms of the Indemnification Agreement Term Sheet (as defined herein)), as promptly as practicable after the date of this Agreement, a mutually agreeable Indemnification Agreement (the “Indemnification Agreement”) with the terms and conditions set forth on the term sheet attached hereto as Exhibit E (the “Indemnification Agreement Term Sheet”). To the extent the Parties do not finalize the Indemnification Agreement prior to the Closing, the terms of the Indemnification Agreement Term Sheet shall apply with respect to the matters provided for therein.

ARTICLE 9.

CONDITIONS TO THE MERGERS

Section 9.01 Conditions to the Obligations of Each Party. The obligations of each Party to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each of the Company and Acquirer) of the following conditions:

(a) Governmental Approvals. (i) The applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, (ii) the FCA Approvals and CBI Approval shall have been obtained and (iii) the consents, authorizations and approvals required or advisable to be obtained in connection with the consummation of the Transactions set forth on Section 9.01(a) of the Company Disclosure Schedule (each, a “Required Approval”) shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

(b) No Injunction; No Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the Mergers on the terms contemplated herein or imposes any Burdensome Condition, and no Applicable Law shall have been enacted or be deemed applicable to the Mergers (each of the foregoing, a “Restraint”) and continue to be in effect that makes illegal consummation of the Mergers or restrains, enjoins or otherwise prohibits the consummation of the Mergers on the terms contemplated herein.

(c) Share Listing. The Parent Shares issuable as Aggregate Equity Consideration shall have been approved for listing on NYSE, subject to official notice of issuance.

Section 9.02 Conditions to the Obligations of Parent, Acquirer and Merger Sub. The obligations of Parent, Acquirer and Merger Sub to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Acquirer) of the following further conditions:

(a) Representations and Warranties. The (i) Company Fundamental Representations (other than the first sentence of Section 3.02(b)) and the NFP Seller Fundamental Representations shall be true and correct (without giving effect to any limitations as to “material,” “materiality,” “material respects,” “Company Material Adverse Effect” or “NFP Seller Material Adverse Effect” or any similar qualifications contained therein) in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for Company Fundamental Representations and NFP Seller Fundamental Representations that speak as of a particular date, which shall be true and correct in all material respects as of such date), (ii) representations and warranties of the Company and NFP Seller, as applicable, set forth in the first sentence of Section 3.02(b), Section 3.06(b) and Section 4.03 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date and (iii) other representations and warranties made by the Company and NFP Seller, as applicable, in this Agreement (without giving effect to any limitations as to “material,” “materiality,” “material respects,” “Company Material Adverse Effect” or “NFP Seller Material Adverse Effect” or any similar qualifications contained therein) (A) shall be true and correct as of the date of this Agreement and (B) shall be true and correct as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except, in the case of clauses (A) and (B), for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a NFP Seller Material Adverse Effect, as applicable.

(b) Covenants. The covenants and obligations that the Company and NFP Seller are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d) Executed Agreements and Certificates. Acquirer shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate executed on behalf of the Company and NFP Seller by any authorized officer of each of the Company and NFP Seller and containing representations and warranties of the Company and NFP Seller, as applicable, to the effect that the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(c), as applicable, have been duly satisfied; and

(ii) written resignations of the directors, officers and managers of the Company, as applicable, effective as of the First Effective Time, as directed by Parent.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been executed and delivered to the Parties and shall be in full force and effect.

(f) CFIUS Approval. The CFIUS Approval shall have been obtained without the imposition of any Burdensome Condition.

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a) Representations and Warranties. The (i) Acquirer Fundamental Representations shall be true and correct (without giving effect to any limitations as to “material,” “materiality,” “material respects” or “Acquirer Material Adverse Effect” or any similar qualifications contained therein) in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for Acquirer Fundamental Representations that speak as of a particular date, which shall be true and correct in all material respects as of such date), (ii) representations and warranties of Parent, Acquirer and Merger Sub set forth in Section 5.04 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date and (iii) other representations and warranties made by Parent, Acquirer and Merger Sub in this Agreement (without giving effect to any limitations as to “material,” “materiality,” “material respects” or “Acquirer Material Adverse Effect” or similar qualifications contained therein) (A) shall be true and correct as of the date of this Agreement and (B) shall be true and correct as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except, in the case of clauses (A) and (B), for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(b) No Acquirer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Acquirer Material Adverse Effect that is continuing.

(c) Covenants. The covenants and obligations that Parent, Acquirer and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(d) Certificate. The Company shall have received a certificate, which shall be in full force and effect, executed on behalf of Acquirer by any executive officer of Acquirer and containing the representation and warranty of Acquirer that the conditions set forth in Section 9.03(a) and Section 9.03(c) have been duly satisfied.

(e) Covered Indebtedness. Acquirer shall have (i) paid (or caused to be paid) the amounts set forth in each Payoff Letter and (ii) deposited (or caused to be deposited) with the trustee under the applicable NFP Corp. Indenture the amount required to redeem, on the Closing Date, all of the aggregate principal amount of the NFP Senior Notes then outstanding, in accordance with the terms of the applicable NFP Corp. Indenture.

(f) HoldCo Notes. Acquirer shall have deposited (or caused to be deposited) the HoldCo Notes Amount with the Noteholder Representative (as defined in the HoldCo Notes).

(g) Form S-4. Subject to Section 8.02(d), the Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect.

(h) CFIUS Approval. The CFIUS Approval shall have been obtained.

ARTICLE 10.

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time (notwithstanding the Requisite Company Stockholder Approval) only as follows:

(a) by mutual written agreement of the Company and Acquirer;

(b) by either the Company or Acquirer, if the Closing shall not have occurred by 11:59 p.m. Eastern Standard Time, on December 19, 2024 (the “Initial End Date” and, as such time and date may be extended pursuant to this Section 10.01(b), the “End Date”); provided, however, that if on such date the conditions set forth in Section 9.01(a), Section 9.01(b) (solely if the Restraint arises under Antitrust Laws or Foreign Investment Laws), Section 9.02(f) or Section 9.03(h) (such conditions, the “Regulatory Conditions”) remain unsatisfied, the Initial End Date shall be automatically extended, without any action of the Parties, to 11:59 p.m. Eastern Standard Time, on the date that is three (3) months after the expiration of the Initial End Date (the “First Extended End Date”); provided, further, that if on such extended date the Regulatory Conditions remain unsatisfied, the First Extended End Date shall be automatically extended, without any action of the Parties, to 11:59 p.m. Eastern Standard Time on the date that is three (3) months after the expiration of the First Extended End Date (the “Second Extended End Date”); provided further, that if the Second Extended End Date is a date that is after the start of a Marketing Period and before the end of such Marketing Period, and all conditions precedent to Closing set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), the Second Extended End Date will automatically be extended to the date that is three (3) Business Days following the final day of such Marketing Period; provided further, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Party whose failure to perform in any material respect any covenant or obligation under this Agreement has been the principal cause of the failure of the Closing to occur on or before the End Date;

(c) by either Acquirer or the Company, if a Governmental Authority of competent jurisdiction shall have enacted any Applicable Law that is in effect or issued any Order which has become final and non-appealable and which, in either case, permanently restrains, enjoins or otherwise prohibits the Mergers; provided that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any Party whose failure to perform in any material respect any covenant or obligation under this Agreement has been the principal cause of the issuance of such Order;

(d) by Acquirer if the Company fails to deliver the Company Stockholder Approval to Acquirer within one Business Day after the date hereof;

(e) by Acquirer if Parent, Acquirer or any of their respective Subsidiaries is not in material breach of its obligations under this Agreement such that the conditions set forth in Sections 9.01 or 9.03 would not be satisfied, if (i) any representation or warranty of the Company or NFP Seller contained in this Agreement shall be inaccurate such that the condition set forth in Section 9.02(a) would not be satisfied or (ii) any of the covenants or obligations of the Company or NFP Seller contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is cured by the Company during the thirty (30)-day period after Acquirer notifies the Company in writing of the existence of such inaccuracy or breach, then Acquirer may not terminate this Agreement under this Section 10.01(e) as a result of such inaccuracy or breach;

(f) by the Company if it is not in material breach of its obligations under this Agreement such that the conditions set forth in Sections 9.01 or 9.02 would not be satisfied, if (i) any representation or warranty of Parent, Acquirer or Merger Sub contained in this Agreement shall be inaccurate such that the condition set forth in Section 9.03(a) would not be satisfied or (ii) any of the covenants or obligations of Parent, Acquirer or Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.03(c) would not be satisfied; provided, however, that if an inaccuracy or breach is cured by Parent, Acquirer or Merger Sub during the thirty (30)-day period after the Company notifies Acquirer in writing of the existence of such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 10.01(f) as a result of such inaccuracy or breach; or

(g) by either the Company or Parent if there has been a CFIUS Turndown; provided, however, that the right to terminate this Agreement under this Section 10.01(g) shall not be available to any Party whose failure to perform in any material respect any covenant or obligation under this Agreement has been the principal cause of the CFIUS Turndown.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give a notice of such termination to the other Parties setting forth a brief description of the basis on which, and the provision of this Section 10.01 pursuant to which, such Party is terminating this Agreement.

Section 10.02 Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.01 shall become effective immediately upon delivery of written notice by the terminating Party to the other Parties. In the event of a termination of this Agreement pursuant to Section 10.01, without prejudice to the provisions of Section 10.03, this Agreement will be void and of no further force or effect without liability of any Party (or any Representative of such Party) to any other Party; provided that: (a) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 8.03, this Section 10.02 and Article 11 (other than with respect to Section 11.03, solely with respect to specific performance to cause the Closing to occur), which shall survive any termination of this Agreement and (b) no Party shall be relieved from any liability resulting from Fraud or a Willful Breach of this Agreement occurring prior to such termination of this Agreement.

Section 10.03 Termination Fee.

(a) In the event of an Acquirer Termination Fee Triggering Termination, Acquirer shall pay (or cause to be paid) to the Company a termination fee in an amount equal to $250,000,000 (the “Acquirer Termination Fee”), by wire transfer of immediately available funds, so long as the Company has provided Acquirer with wire instructions for such payment, (i) in the case of a termination by the Company, no later than four (4) Business Days after the termination of this Agreement or (ii) in the case of a termination by Acquirer, simultaneously with such termination, in each case to an account or accounts designated in writing by the Company.

(b) “Acquirer Termination Fee Triggering Termination” means a valid termination of this Agreement:

(i) (X) (A) by the Company pursuant to Section 10.01(b) or Section 10.01(c), (B) by Acquirer pursuant to Section 10.01(b) at a time when this Agreement is terminable by the Company pursuant to Section 10.01(b) or (C) by Acquirer pursuant to Section 10.01(c) at a time when this Agreement is terminable by the Company pursuant to Section 10.01(c); and (Y) at the time of any such termination referenced in the foregoing clause (X), all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived, other than the conditions set forth in Section 9.01(a)(i) or Section 9.01(b) (with respect to Section 9.01(b), solely to the extent that such Restraint arises under any Antitrust Laws or any Foreign Investment Laws);

(ii) by the Company pursuant to Section 10.01(f) based on a material breach by Parent or Acquirer of its covenants or agreements under Section 8.01, which breach would cause a failure of the conditions set forth in Section 9.01(a)(i) or 9.01(b) (with respect to Section 9.01(b), solely to the extent that such Restraint arises under any Antitrust Laws or any Foreign Investment Laws) and at the time of any such termination, all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived; or

(iii) (X) by the Acquirer or the Company pursuant to Section 10.01(g) and (Y) at the time of any such termination referenced in the foregoing clause (X), all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived, other than the conditions set forth in Section 9.01(a)(i) or Section 9.01(b) (with respect to Section 9.01(b), solely to the extent that such Restraint arises under any Antitrust Laws or any Foreign Investment Laws).

(c) Sole Remedy. Notwithstanding anything to the contrary set forth in this Agreement, in the event of an Acquirer Termination Fee Triggering Termination, the Company’s receipt of the Acquirer Termination Fee, other than in the case of Fraud or Willful Breach of this Agreement by Parent, Acquirer or Merger Sub, will be the sole and exclusive remedy of the Company and the other Acquired Companies and each of their respective Affiliates and Representatives against (A) Parent, Acquirer or their respective Subsidiaries and each of their respective Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, Acquirer and their Subsidiaries and each of their respective Affiliates (the foregoing clauses (A) and (B), collectively, the “Parent Related Parties”) for any Damages based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, upon payment of the Acquirer Termination Fee, other than in the case of Fraud or Willful Breach of this Agreement by Parent, Acquirer or Merger Sub, none of the Parent Related Parties will have any further liability or obligation, monetary or otherwise, to any of the Acquired Companies or their respective Affiliates and Representatives relating to or arising out of this Agreement or the Transactions and none of the Company, the other Acquired Companies, and any of their respective Affiliates or Representatives shall seek to obtain any recovery, judgment or Damages of any kind, at law or in equity or otherwise, including consequential, indirect or punitive damages, against any of the Parent Related Parties (except, for the avoidance of doubt, that the Parties (or their Affiliates), as applicable, will remain obligated with respect to, and the Parties may be entitled to seek remedies with respect to, the Confidentiality Agreement in accordance with its terms).

(d) No Duplication. Each of the Parties hereby acknowledges and agrees that the agreements contained in this Section 10.03 are an integral part of the Transactions and constitute liquidated damages and not a penalty, and that, without these agreements, the Parties would not have entered into this Agreement. For the avoidance of doubt, the Acquirer Termination Fee shall be payable only once with respect to this Section 10.03 and not in duplication, whether or not the payments under this Section 10.03 may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

ARTICLE 11.

MISCELLANEOUS

Section 11.01 Non-Survival of Representations and Warranties. None of the representations and warranties or the covenants in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement or in any certificate delivered by an officer of Acquirer or the Company pursuant to this Agreement shall survive the Second Effective Time, other than with respect to Fraud. This Section 11.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Second Effective Time.

Section 11.02 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given when transmitted by electronic mail (in which case effectiveness shall be the earlier of (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. Eastern Standard Time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. Eastern Standard Time on a Business Day or sent not on a Business Day, the next Business Day), in each case, addressed as follows:

if to Parent, Acquirer or Merger Sub (or, after the Closing, the Surviving Company), to:

c/o Aon PLC

200 East Randolph Street

Chicago, IL 60601

Attention: Darren Zeidel

Email: [***]

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Robert I. Townsend, III; O. Keith Hallam, III; Jin-Kyu Baek

Email: rtownsend@cravath.com; khallam@cravath.com; jbaek@cravath.com if, prior to the Closing, to the Company, to:

NFP Corp.

200 Park Ave., Suite 3202

New York, NY 10166

Attention: General Counsel

Email: [***]

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Howard L. Ellin; Kenneth M. Wolff; Jon Hlafter

Email: howard.ellin@skadden.com; kenneth.wolff@skadden.com; jon.hlafter@skadden.com if to NFP Seller, to:

NFP Parent Co, LLC

200 Park Ave., Suite 3202

New York, NY 10166

Attention: General Counsel

Email: [***]

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Howard L. Ellin; Kenneth M. Wolff; Jon Hlafter

Email: howard.ellin@skadden.com; kenneth.wolff@skadden.com; jon.hlafter@skadden.com with copies to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Adam M. Givertz; Ian M. Hazlett

Email: agivertz@paulweiss.com; ihazlett@paulweiss.com

or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties.

Section 11.03 Remedies Cumulative; Specific Performance.

(a) Subject to Section 10.03, the rights and remedies of the Parties herein shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. The Parties acknowledge and agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached (including any Party failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly acknowledged and agreed that, prior to the valid termination of this Agreement in accordance with Article 10, but subject to Section 11.03(b), (i) the Parties shall be entitled to an injunction or injunctions, an order of specific performance and other equitable relief to prevent breaches of this

Agreement or to enforce specifically the performance of the terms and provisions of this Agreement, without proof of actual damage or irreparable harm, in addition to any other remedy to which they are entitled to at law or in equity, (ii) monetary damages would not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance or other equitable relief and (iii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, no Party would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. For the avoidance of doubt, the Company may pursue a grant of specific performance of the type provided in this Section 11.03 and the payment of the Acquirer Termination Fee under Section 10.03(a); provided, however, in no event shall the Company be entitled to both (i) specific performance to cause Parent or Acquirer to consummate the Transactions and (ii) the payment of the Acquirer Termination Fee.

(b) To the extent any Party brings an action, suit or proceeding to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the End Date shall automatically be extended to (i) the tenth (10th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 11.04 Entire Agreement; Severability; Amendments and Waivers.

(a) This Agreement and the Ancillary Documents (including any annexes, schedules and exhibits hereto or thereto), together with the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

(b) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(c) Any provision of this Agreement may be amended or waived prior to the First Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(d) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.05 Expenses.

(a) Except as otherwise provided herein, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Mergers and the Transactions, shall be paid by the Party incurring such cost or expense; provided, however, that Acquirer shall be solely responsible for (a) the filing fees required pursuant to Section 8.01 in connection with obtaining any required regulatory approvals under applicable Antitrust Laws or applicable Foreign Investment Laws and (b) the premium and any related fees, costs and expenses associated with the D&O Tail Policy.

(b) For the avoidance of doubt, it is the intent of the Parties that, the Company shall be responsible for the payment of the Company Transaction Expenses and that the value of the Merger Consideration shall be reduced by an amount equal to the Company Transaction Expenses. Without limiting the foregoing, the Company shall use reasonable best efforts to cause each advisor or other Service Provider to any Acquired Company to deliver an invoice addressed to the Company as payor with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other Service Provider, as the case may be. The Company shall to the extent that any invoice with respect to Company Transaction Expenses is delivered to any Acquired Company prior to the Closing, pay such Company Transaction Expenses at or prior to the Closing. Notwithstanding the preceding sentence, to the extent that any invoice with respect to Company Transaction Expenses has not been paid at or prior to, or is delivered to the Surviving Company or any of its Subsidiaries following, the Closing, NFP Seller shall (A) promptly (but in any event within two Business Days) pay such Company Transaction Expenses upon receipt of such invoice from the Surviving Company or its applicable Subsidiary or (B) promptly reimburse (but in any event within two Business Days after receipt of notice of such payment by the Surviving Company or its applicable Subsidiary) the Surviving Company or its applicable Subsidiary, by wire transfer of immediately available funds, in the event that the Surviving Company or any of its Subsidiaries pays such Company Transaction Expenses.

Section 11.06 Binding Effect; Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties; provided that Parent, Acquirer and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain liable for all such rights and obligations to the extent not discharged by such Subsidiary. Any purported assignment in violation of this Section 11.06 shall be void.

Section 11.07 Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, may only be made against the Persons that are expressly identified as Parties herein in their capacities as such and no former, current or future stockholders, equityholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents, representatives or Affiliates or successors or assignees of any Party, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, representative or Affiliate or successor or assignee of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith; provided, however, that nothing herein shall limit the obligations of any Non-Recourse Party under any Ancillary Document to which such Non-Recourse Party is party, even if the basis for obligations thereunder relate to or arise from obligations hereunder. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 11.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.09 Jurisdiction. The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Proceeding, any state or federal court located in the State of Delaware), and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.02 shall be deemed effective service of process on such Party.

Section 11.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Parent waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Acquired Companies, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Company Stockholder, NFP Seller, any of its Affiliates or any direct or indirect shareholder, officer, employee or director of NFP Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing NFP Seller or any of its Affiliates or any other Designated Person in connection with this Agreement, the Ancillary Documents or any other agreements or transactions contemplated hereby or thereby, including Skadden (any such representation, the “Current Representation”).

(b) Parent and Acquirer waive and will not assert, and agree to cause their respective Affiliates, including, following the Closing, the Acquired Companies, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation or in connection with any Post-Closing Representation, including in connection with a dispute with Parent, Acquirer or their respective Affiliates (including, following the Closing, the Acquired Companies), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by NFP Seller and that NFP Seller, and not Parent, Acquirer or their respective Affiliates (including, following the Closing, the Acquired Companies), shall have the sole right to decide whether or not to waive any such attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Parent, Acquirer or their respective Affiliates (including, following the Closing, the Acquired Companies), shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of NFP Seller and not of Parent, Acquirer or their respective Affiliates (including, following the Closing, the Acquired Companies) or to internal counsel relating to such engagement, and none of Parent, Acquirer or their respective Affiliates (including, following the Closing, the Acquired Companies) or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Parent, Acquirer or their respective Affiliates (including, following the Closing, the Acquired Companies). Notwithstanding the foregoing, in the event that a dispute arises between Parent,

Acquirer or their respective Affiliates (including, following the Closing, the Acquired Companies), on the one hand, and a third party other than NFP Seller or its Affiliates, on the other hand, Parent, Acquirer or their respective Affiliates may assert the attorney-client privilege to prevent the disclosure of such attorney-client privileged communications to such third party or the use thereof by Skadden in connection with the representation of a party in such dispute.

Section 11.12 No Admission. Nothing herein shall be deemed an admission by Parent, the Company or any of their respective Affiliates, in any Proceeding by or on behalf of a third party, that Parent, the Company or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 11.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.14 Obligations of Parent and the Company. Whenever this Agreement requires Acquirer or any Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Acquirer or such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Closing, on the part of the Surviving Company to cause such Subsidiary to take such action.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

AON PLC

By:	/s/ Gregory C. Case
Name: Gregory C. Case
Title: Chief Executive Officer

RANDOLPH ACQUISITION CORP.

By:	/s/ Gregory C. Case
Name: Gregory C. Case
Title: Chief Executive Officer

RANDOLPH MERGER SUB LLC

By:	/s/ Gregory C. Case
Name: Gregory C. Case
Title: Chief Executive Officer

NFP INTERMEDIATE HOLDINGS A CORP.

By:	/s/ Douglas Hammond
Name: Douglas Hammond
Title: President and Chief Executive Officer

NFP PARENT CO, LLC

By:	/s/ Douglas Hammond
Name: Douglas Hammond
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]